Exhibit 2.1

AMENDED AND RESTATED ASSET SALE AGREEMENT
BY AND AMONG
NORTEL NETWORKS CORPORATION
NORTEL NETWORKS LIMITED
NORTEL NETWORKS INC.
AND
THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS
AND
CIENA CORPORATION
DATED AS OF NOVEMBER 24, 2009

i

EXHIBITS
Exhibit A — Other Sellers
Exhibit B — EMEA Sellers
Exhibit C — Canadian Debtors; U.S. Debtors; Israeli Company; Non-Debtor Sellers; EMEA Debtors
Exhibit D — Original EMEA Asset Sale Agreement
Exhibit D-1 — Deed of Amendment
Exhibit E — EMEA Amendment Agreement
Exhibit F — Intellectual Property License Agreement
Exhibit G — Knowledge of the Purchaser
Exhibit H — Intentionally Omitted
Exhibit I — Loaned Employee Agreement
Exhibit J — Intentionally Omitted
Exhibit K — Intentionally Omitted
Exhibit L-1 — Lab 10 Lease Agreement
Exhibit L-2 — Carling Property Non-Disturbance Agreements
Exhibit M —Intentionally Omitted
Exhibit N — Intentionally Omitted
Exhibit O — Intentionally Omitted
Exhibit P — Trademark License Agreement
Exhibit Q — Transition Services Agreement
Exhibit R — Intentionally Omitted
Exhibit S — Intentionally Omitted
Exhibit T — Intentionally Omitted
Exhibit U — Intentionally Omitted
Exhibit V — Form of Assignment of Patent Rights
Exhibit W —Form of Assignment of Trademark Rights
Exhibit X — Restricted Seller Revenue
Exhibit Y — Real Estate Terms and Conditions
Exhibit Z — Flextronics Back-to-Back Supply Agreement Term Sheet
Exhibit AA — Deposit Escrow Agreement
Exhibit 1.1 — Contract Manufacturing Inventory Agreements (Term Sheet)
Exhibit 2.1.1 — Sellers and Purchaser
Exhibit 2.2.1(b)(ii) — Related Share Adjustment Table
Exhibit 2.2.1(b)(iii) — Conversion Rate Table

Exhibit 5.1(a) — Forms of U.S. Bidding Procedures Order and U.S. Sale Order
Exhibit 5.2.1 — Form of Canadian Sales Process Order
Exhibit 5.2.2 — Form of Canadian Approval and Vesting Order
Exhibit 5.9 — Purchaser’s Representatives for Interim Covenants Consents
Exhibit 5.12 — Purchaser’s Representatives for Sellers Disclosure Schedule and Certain Information Updates

2

SELLERS DISCLOSURE SCHEDULE
Section 1.1(a) — Contract Manufacturers
Section 1.1(b) — Persons Having Knowledge
Section 1.1(d) — Nortel Accounting Principles
Section 1.1(e) — Owned Equipment
Section 1.1(g) — Permitted Encumbrances
Section 1.1(h) — Products
Section 1.1(i) — Seller Contracts
Section 1.1(j) — Services
Section 1.1(k) — Patents
Section 1.1(l) — Trademarks
Section 1.1(m) — Seconded Employees
Section 2.1.1(g) — Seller Consents
Section 2.1.2(n) — Excluded Assets
Section 2.1.3(c) — Assumed Intellectual Property Liabilities
Section 2.1.3(i) — Assumed Specified Employee Liabilities
Section 2.1.4(n) — Other Excluded Liabilities
Section 2.1.5(a) — 365 Vendor Contracts
Section 2.1.5(b) — 365 Customer Contracts
Section 2.1.6(a) — Other Vendor Contracts
Section 2.1.6(b) — Non-Assignable Contracts with Suppliers
Section 2.1.6(c) — Designated Other Customer Contracts
Section 2.1.6(d) — Designated Non-Assignable Customer Contracts
Section 2.1.7(a) — Cure Costs
Section 2.1.7(b) — Payment of Cure Costs
Section 2.1.7(c) — Customer Contract Cure Costs
Section 2.2.3(d) — Manner for Exclusion of Sellers
Section 2.2.7(a) — Allocations for Shares
Section 4.3(c)(i) — Inbound License Agreements and Patent Cross Licenses
Section 4.3(c)(ii) — Other Assets and Rights
Section 4.4(a) — Material Customer and Supplier Contracts
Section 4.4(b) — Material Seller Contracts

Section 4.5(b) — Transferred Intellectual Property
Section 4.5(h) — Infringement
Section 4.5(j)(i) — Patent Cross Licenses
Section 4.5(j)(ii) — Inbound License Agreements
Section 4.5(j)(iii) — Outbound License Agreements
Section 4.5(k) — Open Source Software
Section 4.6 — Litigation
Section 4.7 — Financial Statements
Section 4.8 — Compliance with Laws
Section 4.9(a)(i) — Owned Real Property
Section 4.9(a)(ii) — Leased Real Property
Section 4.9(a)(iii) — 6-Month Locations
Section 4.9(a)(iv) — Short-Term Licensed Property
Section 4.9(a)(v) — Locations where Owned Assets Located
Section 4.10(a)(i) — Seller Employee Plans
Section 4.10(b) — Employee Information
Section 4.10(c) — Strike, Material Grievance, Work Stoppage
Section 4.10(d) — Collective Labor Agreements
Section 4.10(e) — Multiemployer Plans
Section 4.12(c) —Deficiency for Material Amount of Taxes
Section 5.9 — Conduct of Business in the Ordinary Course Exceptions
Section 5.15 — Bundled Contracts
Section 5.21(a) — Security Deposits
Section 5.28 — Covenants in respect of Transition Services
Section 5.35 — India
Section 7.1.1(a) — Employees Transferring by Operation of Law
Section 7.1.1(c) — Countries with Ten or More Employees
Section 7.1.2(b)(ii)(B) — Accrued Amounts Owing to Specified Transferred Employees
Section 7.1.2(b)(iv) — Australia Long Service Leave and Sick Leave
Section 11.15(a)(i) — Appointment of NNC as Representative
Section 11.15(a)(ii) — Appointment of NNL as Representative
Section 11.15(a)(iii) — Appointment of NNI as Representative

2

AMENDED AND RESTATED ASSET SALE AGREEMENT
          This Amended and Restated Asset Sale Agreement is dated as of November 24, 2009, among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), the affiliates of the Main Sellers listed in Exhibit A hereto (the “Other Sellers” and, together with the Main Sellers, the “Sellers”) and Ciena Corporation, a corporation organized under the laws of Delaware (the “Purchaser”).
          WHEREAS, the Sellers and the affiliates of the Main Sellers listed in Exhibit B hereto (the “EMEA Sellers”) beneficially own and operate, respectively, the Business (as defined below);
          WHEREAS, on the Petition Date (as defined herein), NNC, NNL and the Other Sellers listed in part 1 of Exhibit C hereto (together, the “Canadian Debtors”) filed with the Canadian Court (as defined below) an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) (the proceedings commenced by such application, the “CCAA Cases”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and has been extended by further order of the Canadian Court from time to time, most recently on July 30, 2009, as the same may be amended and restated from time to time by the Canadian Court.
          WHEREAS, NNI and the Other Sellers listed in part 2 of Exhibit C hereto (the “U.S. Debtors”) are debtors-in-possession under the U.S. Bankruptcy Code (as defined below) which commenced cases under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date by filing voluntary petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”);
          WHEREAS, the EMEA Debtors (as defined below) on the Petition Date filed applications with the English Court (as defined below), pursuant to the Insolvency Act of 1986, as amended (the “Insolvency Act”) and the European Union’s Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the proceedings commenced by such applications, the “EMEA Cases”) and the English Court appointed Alan Bloom, Stephen Harris, Christopher Hill and Alan Hudson of Ernst & Young LLP as joint administrators of all the EMEA Debtors (other than Nortel Networks (Ireland) Limited, for which David Hughes of Ernst & Young Chartered Accountants and Alan Bloom serve as joint administrators) (the “Joint Administrators”) under the Insolvency Act;
          WHEREAS, the entity listed under the heading “Israeli Company” in part 3 of Exhibit C hereto (the “Israeli Company”) on January 18, 2009 filed an application with the Tel-Aviv-Jaffa District Court, pursuant to the Israeli Companies Law, 1999, and the regulations relating thereto (collectively, the “Israeli Companies Law”) for a stay of proceedings, and the Israeli Court appointed Yaron Har-Zvi and Avi D. Pelossof (the “Joint Israeli Administrators”) on January 19, 2009, as joint administrators of the Israeli Company under the Israeli Companies Law;

          WHEREAS, on May 28, 2009, the Commercial Court of Versailles, France ordered the commencement of secondary proceedings and the appointment of a French administrator in respect of Nortel Networks S.A.;
          WHEREAS, on July 14, 2009, Nortel Networks (CALA) Inc. commenced a case under Chapter 11 of the U.S. Bankruptcy Code by filing a voluntary petition for relief in the U.S. Bankruptcy Court for the District of Delaware;
          WHEREAS, the Other Sellers listed in part 4 of Exhibit C hereto (the “Non-Debtor Sellers”) are not subject to any Bankruptcy Proceedings (as defined below) as of the date hereof;
          WHEREAS, the Sellers have agreed to transfer to the Purchaser and/or the Designated Purchasers (as defined below) and the Purchaser has agreed to purchase and assume, and cause the Designated Purchasers to purchase and assume, including, to the extent applicable, pursuant to Sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities (each as defined below) from the Sellers upon the terms and conditions set forth hereinafter;
          WHEREAS, the Sellers and the Purchaser previously entered into that certain Asset Sale Agreement, dated as of October 7, 2009 (the “Original Asset Sale Agreement”), pursuant to which the Purchaser was selected as the stalking horse bidder for the purposes of the Auction (as defined below);
          WHEREAS, simultaneously with the execution of the Original Asset Sale Agreement, the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators and the Purchaser entered into a separate agreement in the form set forth in Exhibit D hereto (the “Original EMEA Asset Sale Agreement”) providing for the sale to the Purchaser (or the EMEA Designated Purchasers (as defined therein)) of the EMEA Assets (as defined below), the Original EMEA Asset Sale Agreement being amended by a Deed of Amendment dated October 20, 2009 in the form set forth in Exhibit D-1 hereto;
          WHEREAS, on November 20-22, 2009, the Auction was held, during which time the Sellers and the Purchaser agreed to modify a number of terms in connection with the Sellers’ selection of the Purchaser as the Successful Bidder (as defined below) at the Auction;
          WHEREAS, the Purchaser and the Sellers desire to amend and restate the Original Asset Sale Agreement in its entirety to incorporate the terms agreed to in connection with the Sellers’ selection of the Purchaser as the Successful Bidder at the Auction;
          WHEREAS, simultaneously with the execution of this Agreement, the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators and the Purchaser are entering into an amendment agreement to amend further the Original EMEA Asset Sale Agreement to incorporate the terms agreed to in connection with the Sellers’ selection of Purchaser as the Successful Bidder at the Auction (the “EMEA Amendment Agreement” a form of which is set forth in Exhibit E hereto);

          WHEREAS, the Parties (as defined below) acknowledge and agree that the purchase by the Purchaser (and the Designated Purchasers, if any) of the Assets and the EMEA Assets, the license of Intellectual Property rights under the Intellectual Property License Agreement and the Trademark License Agreement (each as defined below), and the assumption by the Purchaser and the Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities (as defined below) are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their Affiliates and each Seller acknowledges that the consideration to be paid is fair value and reasonably equivalent value for the acquisitions by the Purchaser and the Designated Purchasers of the Assets and the EMEA Assets, the license of Intellectual Property rights under the Intellectual Property License Agreement and the Trademark License Agreement and the assumption by the Purchaser and the Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities, as set forth hereunder and in the EMEA Asset Sale Agreement; and
          WHEREAS, in addition, at the Closing, the Purchaser, certain Sellers (or affiliates of the Sellers) and certain EMEA Sellers will enter into the following ancillary agreements (together, the “Ancillary Agreements”) (i) the Local Sale Agreements, (ii) the Real Estate Agreements, (iii) the Intellectual Property License Agreement, (iv) the Transition Services Agreement, (v) the Trademark License Agreement, (vi) the Loaned Employee Agreement; (vii) the Subcontract Agreement, (viii) the Contract Manufacturing Inventory Agreements, (ix) the Carling Property Lease Agreements, (x) the Patent Assignments, (xi) the Trademark Assignments, (xii) the Indenture (unless the Cash Election Option has been exercised in full), (xiii) if requested by the Purchaser in accordance with the terms hereof, the Flextronics Back-to-Back Supply Agreement and (xiv) such other back-to-back supply agreements as are requested by the Purchaser in accordance with the terms hereof, and, subject to the negotiation prior to Closing of each such agreement to the mutual satisfaction of each party thereto, in their sole and absolute discretion, will enter into the Mutual Development Agreement, the Seller Supply Agreement, the NETAS Distribution Agreement; the NGS Distribution Agreement, the EFA Development Agreement, and the LGN/Korea Distribution Agreement (each as defined below).
          NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which is acknowledged), the Parties agree as follows:
ARTICLE I
INTERPRETATION
          SECTION 1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:
          “2008 Revenues” has the meaning set forth in Section 2.2.3(b).
          “365 Contracts” has the meaning set forth in Section 2.1.5(b).
          “365 Customer Contract List” has the meaning set forth in Section 2.1.5(b).
          “365 Customer Contracts” has the meaning set forth in Section 2.1.5(b).

          “365 Vendor Contract List” has the meaning set forth in Section 2.1.5(a).
          “365 Vendor Contracts” has the meaning set forth in Section 2.1.5(a).
          “6 Month Location” has the meaning set forth in Section 4.9(a).
          “Accounting Arbitrator” has the meaning set forth in Section 2.2.4.1(b).
          “Action” means any litigation, action, audit, hearing, investigation, suit (whether civil, criminal, administrative or investigative), charge, binding arbitration, Tax audit or other legal, administrative or judicial proceeding.
          “Additional Adverse Bankruptcy Proceeding” has the meaning set forth in Section 2.2.3(a).
          “Additional Premises Lease Agreement” means the lease agreement between NNTC on the one hand and the Purchaser or Designated Purchaser on the other hand in respect of the leasing of those parts of the Lab 2 Building of the Carling Property as more particularly defined in the Real Estate Terms and Conditions.
          “Additional Statements” has the meaning set forth in Section 8.1(a)(i).
          “Adjustment Amount” has the meaning set forth in Section 2.2.4.2(a).
          “Adverse International Injunction” has the meaning set forth in Section 2.2.3(a).
          “Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person; provided, however, that no EMEA Seller or Subsidiary of an EMEA Seller shall be deemed an Affiliate of any Seller.
          “Aggregate Principal Amount” has the meaning set forth in Section 2.2.1(a).
          “Agreement” means this Amended and Restated Asset Sale Agreement, the Sellers Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and all amendments hereto and thereto made in accordance with Section 11.4.
          “Alternative Arrangements” has the meaning set forth in Section 5.15(b).
          “Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation, plan of arrangement or other similar transaction, of all or a substantial portion of the Business, or all or a substantial portion of the Assets and the EMEA Assets, in each case, in a transaction or a series of transactions with a Successful Bidder (as such term has been defined in Exhibit 5.1(a), which may include multiple bidders whose bids are combined) other than the Purchaser and/or its Affiliates; provided, however, that an “Alternative Transaction” shall not include: (i) the retention of the Business or all or any portion of the Assets and the EMEA Assets, by all or part of the Sellers and/or the EMEA Sellers (or their successor entities emerging from the Bankruptcy

Proceedings) pursuant to a stand-alone plan of reorganization or plan of arrangement approved by any Bankruptcy Court, or (ii) the sale, transfer or other disposition, directly or indirectly, of any portion of the Assets or the EMEA Assets (other than as a going concern) in connection with the closure, liquidation or winding-up of any of the Sellers.
          “Ancillary Agreements” has the meaning set forth in the recitals to this Agreement.
          “Antitrust Approvals” means the HSR Approval and the Competition Act Approval.
          “Antitrust Laws” means the Competition Act, the HSR Act, the EC Merger Regulation, and any competition, merger control and anti-trust Law of the European Union, any applicable European Union member states and EFTA states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).
          “ARD Transferring Employee” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “Assets” has the meaning set forth in Section 2.1.1.
          “Assigned Contracts” means all Seller Contracts except: (i) the Excluded 365 Contracts, (ii) the Excluded Other Vendor Contracts, (iii) the Excluded Non-Assignable Supply Contracts, (iv) the Non-Assigned Contracts and (v) leases, subleases, licenses and other occupancy agreements in respect of any Real Property, unless an assignment of such contract is contemplated by the Real Estate Terms and Conditions.
          “Assumed and Assigned Contracts” has the meaning set forth in Section 2.1.5(b).
          “Assumed Liabilities” has the meaning set forth in Section 2.1.3.
          “Auction” has the meaning set forth in the U.S. Bidding Procedures and Sale Motion.
          “Audited Financial Statements” has the meaning set forth in Section 5.26.
          “Balance Sheet Date” has the meaning set forth in Section 4.7.
          “Bankruptcy Consents” has the meaning set forth in Section 4.1(a).
          “Bankruptcy Court” means the U.S. Bankruptcy Court, the Canadian Court, the English Court and any other court before which Bankruptcy Proceedings are held.

          “Bankruptcy Laws” means the U.S. Bankruptcy Code, the CCAA, the Insolvency Act and the other applicable bankruptcy, insolvency, administration or similar Laws of any jurisdiction where Bankruptcy Proceedings are held.
          “Bankruptcy Proceedings” means the Chapter 11 Cases, the CCAA Cases, the EMEA Cases and, in each case, any proceedings thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial proceedings concerning any of the Sellers or the EMEA Sellers that are held from time to time.
          “Base Cash Purchase Price” has the meaning set forth in Section 2.2.1(a).
          “Break-Up Fee” has the meaning set forth in Section 10.2(a).
          “Bundled Contract” has the meaning set forth in Section 5.15(a).
          “Business” means the optical networking solutions and carrier ethernet switching segments of NNC’s “Metro Ethernet Networks” business through which the Sellers and the EMEA Sellers, individually, jointly or in collaboration with, or pursuant to Contracts with, Third Parties: (a) design, develop and cause the manufacture, assembly and testing of the Products; (b) market, sell, distribute and supply the Products; and (c) provide the Services, all as conducted as at the date of this Agreement, but excludes:
(i)	any financial, information technology, legal, marketing, human resource operations (including supply management and technical and product support), real estate or other “corporate” or related functions supporting or utilized by such activities, unless such functions are exclusively dedicated to the support of the activities described in (a) through (c), in which event such functions are included;

(ii)	Overhead and Shared Services (other than Transferred Overhead and Shared Services); and

(iii)	any products and/or services provided by businesses or business segments of any of the Sellers or the EMEA Sellers, other than those specified in (a) through (c) above.
          “Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in (i) New York, New York, United States, (ii) Toronto, Ontario, Canada, and (iii) London, England, United Kingdom.
          “Business Information” means, as of the Closing Date, all books, records, files, research and development log books, ledgers, documentation, sales literature or similar documents in the possession or under control of the Sellers and to the extent that such information relates to the Business, including policies and procedures, Owned Equipment manuals and materials and procurement documentation; provided, that, to the extent any of the foregoing is also used in any business or business segment of any Seller other than the Business, then such portion of the Business Information as used in such business or business segment of any Seller other than the Business shall be segregated and shall not form part of Business

Information, provided further that, where such segregation shall be impracticable, Business Information shall be limited to copies of the foregoing. Business Information shall not include any Employee Records or Tax records.
          “Canadian Approval and Vesting Order” has the meaning set forth in Section 5.2.2.
          “Canadian Approval and Vesting Order Motion” has the meaning set forth in Section 5.2.2.
          “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).
          “Canadian DB Replacement Plan” has the meaning set forth in Section 7.5.3.
          “Canadian Debtors” has the meaning set forth in the recitals to this Agreement.
          “Canadian Non-Union DC Replacement Plan” has the meaning set forth in Section 7.5.1.
          “Canadian Sales Process Order” has the meaning set forth in Section 5.2.1(a).
          “Canadian Sales Process Order Motion” has the meaning set forth in Section 5.2.1(a).
          “Canadian Sellers” means each of the Sellers that are organized under the laws of Canada (or any province of Canada).
          “Canadian Union DC Replacement Plan” has the meaning set forth in Section 7.5.4.
          “Canadian Union Retiree” means any individual who was employed by any of the Sellers or any of their Affiliates in Canada in respect of the Business and whose terms and conditions of employment were governed by a Collective Labor Agreement.
          “Carling Property” means the “Premises” as defined in the Carling Property Lease Agreements.
          “Carling Property Escrow Amount” means, pursuant to the Carling Property Lease Agreements, an initial amount in immediately available funds equal to $33,500,000 which amount shall secure exclusively the break-fee, if any, payable by the Sellers to the Purchaser in respect of the early termination of the Carling Property Lease Agreements by the Sellers in the exercise of the Sellers’ early termination rights thereunder.
          “Carling Property Lease Agreements” means, collectively, the Lab 10 Lease Agreement and the Additional Premises Lease Agreement, and non-disturbance agreements from any existing mortgagees registered on title to the Carling Property in the form attached as Exhibit L-2 hereto, each of the foregoing agreements to be entered into and delivered on or before Closing by each of the parties to such agreements substantially in the forms aforesaid.

          “Cash Purchase Price” has the meaning set forth in Section 2.2.1(a).
          “Cash Replacement Election” has the meaning set forth in Section 2.2.1(a).
          “CCAA” has the meaning set forth in the recitals to this Agreement.
          “CCAA Cases” has the meaning set forth in the recitals to this Agreement.
          “CCAA Service List” means the Canadian Debtors’ service list as posted on the Monitor’s website (http://www.ey.com/ca/nortel) as the same may be updated from time to time in the context of the CCAA Cases.
          “CERCLA” has the meaning set forth in Section 4.13(c).
          “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
          “CIP Accounts Receivable” means all uninvoiced accounts receivable relating to the Business with respect to Contracts in progress, but only to the extent that such accounts receivable have not been invoiced because of milestones, deliverables or other commitments arising pursuant to such Contracts which have not yet been satisfied or fulfilled and excluding all EMEA CIP Accounts Receivable.
          “Claim” has the meaning set forth in Section 101(5) of the U.S. Bankruptcy Code.
          “Claim Notice” has the meaning set forth in Section 6.7(b).
          “Closing” has the meaning set forth in Section 2.3.1.
          “Closing Accrued Vacation and Service Award Amount” means, as of the Closing Date, (i) the amount of compensation with respect to the accrued and unused vacation with respect to each Specified Transferred Employee and each EMEA Transferring Employee (including all Taxes required to be withheld on behalf of the applicable Specified Transferred Employee and EMEA Transferring Employee by his or her respective employer) calculated by taking, with respect to each such employee (A) an amount equal to the number (not less than zero) of such employee’s accrued and unused vacation hours as of the Closing Date multiplied by such employee’s hourly rate of pay (with such hourly rate of pay derived by dividing such employee’s annual base salary by the number of standard work hours per year for such employee), and (ii) in respect of Transferred Employees in Australia with five (5) years or more of service as an employee of Sellers, the EMEA Sellers or their respective Affiliates as of the Closing Date, the amounts specified in Section 7.1.2(b)(iv) of the Sellers Disclosure Schedules in respect of long service leave multiplied by the applicable percentage as set forth in the Nortel Accounting Principles, plus, without duplication, the aggregate amount of employer Taxes required to be paid in connection with all such amounts.
          “Closing CIP Accounts Receivable Amount” means, as of the Closing Date, the amount accrued for CIP Accounts Receivable and EMEA CIP Accounts Receivable as of the Closing Date in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).

          “Closing Date” has the meaning set forth in Section 2.3.1.
          “Closing Date Net Working Capital Transferred” has the meaning set forth in Section 2.2.4.1(a).
          “Closing Inventory Amount” means, as of the Closing Date, the book value of the Owned Inventory and the EMEA Owned Inventory, net of applicable provisions, that would be required to be reflected on a balance sheet of the Business as of such date prepared in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).
          “Closing KPD Provision” means, as of the Closing Date, the provision for Known Product Defects accrued by the Business in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).
          “Closing Net Deferred Revenues” means, as of the Closing Date, (x) deferred revenues for services to be performed or products to be provided by the Business after the Closing Date but for which an account receivable has been recorded prior to the Closing Date minus (y) associated deferred costs to the extent incurred by the Business prior to the Closing Date in connection with such products or services, in each case, that would be required to be reflected on a balance sheet of the Business as of such date prepared in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).
          “Closing Other Accrued and Contractual Liabilities” means, as of the Closing Date, (i) such current Assumed Liabilities and current EMEA Assumed Liabilities of a type accrued on the Business’ historic Financial Statements under the heading “Other Accrued and Contractual Liabilities” (including “Accrued Known Project Losses”, “Accrued Liquidated Damages”, “Accrued Marketing Program Liabilities”, “Accrued Product Credits” (including, for the avoidance of doubt, all credits for EMEA Products or EMEA Services to be assumed by the Purchaser pursuant to Section 2.4.2(B)(4) of the EMEA Asset Sale Agreement) and “Accrued Training Credits”, but excluding “COS Accruals” and “Representative Fees”), that would be required to be reflected on a balance sheet of the Business as of such date prepared in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).
          “Closing Retirement Obligation Amount” means, as of the Closing Date, the amount of the actual unfunded obligations accrued in any period preceding the Closing Date that will be assumed by the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser at Closing (if any) whether pursuant to this Agreement or by operation of Law under a plan providing retirement or retiree welfare benefits of any Seller or EMEA Seller, and under any plan providing jubilee benefits (anniversary bonuses) of Nortel GmbH, in all cases determined in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP), and using reasonable actuarial assumptions consistent with the assumptions most recently used for determining unfunded obligations for the applicable plan prior to the date hereof. For purposes of this definition, an unfunded obligation shall be deemed to be under (A) with respect to any Seller or EMEA Seller, a plan providing retirement or retiree welfare benefits to the extent it is required to be accounted for under FAS 87 (paragraphs 11, 72 and 73) or FAS 106 (paragraphs 16 and 85), as applicable, and (B) with respect to Nortel GmbH, a plan providing jubilee benefits (anniversary bonuses) to the extent it is required to be accounted for under FAS 112. Notwithstanding the foregoing, an unfunded obligation shall not be taken into account to the extent that it is a Liability in respect of which there is, and to the extent of, a separate Purchase Price adjustment that is expressly provided for, if any, under this Agreement or the EMEA Asset Sale Agreement.
          “Closing Statement” has the meaning set forth in Section 2.2.4.1(a).
          “Closing Warranty Provision” means, as of the Closing Date, the provision for potential claims by customers under the Warranty Obligations to be recognized and measured by the Business in accordance with GAAP applied in a manner consistent with the Nortel Accounting Principles (to the extent consistent with GAAP).
          “COBRA” means the continuation coverage required by Section 4980B of the Code or any similar Law.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Collective Labor Agreement” means any written agreement that a Person has entered into with any union or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.
          “Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.
          “Common Stock” means shares of common stock, par value $0.01 per share, of the Purchaser.
          “Common Stock VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CIEN.Q <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose that is mutually acceptable to Purchaser and Sellers). The Common Stock VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
          “Competing Transaction” has the meaning set forth in Section 5.29(a).
          “Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated in connection therewith.
          “Competition Act Approval” means that: (a) the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement; or (b)(i) the applicable waiting period has expired, been terminated pursuant to Section 123 of the Competition Act or compliance with Part IX of the Competition Act has been waived pursuant to Section 113(c) of the Competition Act, and (ii) the Commissioner or his/her authorized representative shall have advised the Purchaser in writing that the Commissioner does not intend to make an application under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, and neither the Commissioner nor any of his/her authorized representatives shall have rescinded or amended such advice.
          “Confidentiality Agreement” means collectively, the confidentiality agreement between the Purchaser, NNC and its subsidiaries and the Joint Administrators dated March 27, 2009, the clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated April 15, 2009, the second clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated May 8, 2009, and the third clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated June 19, 2009.
          “Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by, or notice to (including the expiry of any related notice or waiting period), any Government Entity or other Third Party.
          “Contract” means any written binding contract, agreement, subcontract, purchase order, work order, sales order, indenture, note, bond, instrument, lease, mortgage, ground lease, commitment, covenant or undertaking.
          “Contract Manufacturing Inventory Agreements” means the agreements between the Purchaser and/or any Designated Purchasers, on the one hand, the relevant Sellers, on the other hand, and the contract manufacturers of the Business listed in Section 1.1(a) of the Sellers Disclosure Schedule that the relevant Parties will use commercially reasonable efforts to execute on or before the Closing in the form that shall be negotiated in good faith pursuant to Section 5.25 and the term sheet attached as Exhibit 1.1.
          “Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (i) elect more than fifty percent (50%) of the directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise.
          “Conversion Price” has the meaning set forth in Section 2.2.1(a).
          “Convertible Note Recipient Sellers” means each of the Canadian Sellers, the UK Sellers and the U.S. Sellers.
          “Convertible Notes” has the meaning set forth in Section 2.2.1(a).
          “Convertible Securities” has the meaning set forth in Section 8.2(d).
          “Covered Assets and Persons” has the meaning set forth in Section 5.20(a).

          “Cure Cost” has the meaning set forth in Section 2.1.7(b) of the Sellers Disclosure Schedule.
          “Customer Contract” means any Seller Contract pursuant to which a Seller provides Products and/or Services to the counterparty.
          “Customer Contract Cure Cost” has the meaning set forth in Section 2.1.7(c) of the Sellers Disclosure Schedule.
          “Daily Trading Limit” as of any date shall mean the lesser of (i) 10% of the average reported daily trading volume of the shares of Common Stock on NASDAQ for the 20 consecutive Trading Days immediately preceding such date and (ii) 10% of the reported daily trading volume of the shares of Common Stock for the trading date immediately preceding such date.
          “Deficit Amount” has the meaning set forth in Section 2.2.4.2(b)(ii).
          “Demand Note” has the meaning set forth in Section 2.2.7(b).
          “Deposit Amount” has the meaning set forth in Section 5.37.
          “Deposit Escrow Agent” has the meaning set forth in Section 5.37.
          “Deposit Escrow Agreement” has the meaning set forth in Section 5.37.
          “Designated Non-Assignable Contracts” has the meaning set forth in Section 2.1.6(d).
          “Designated Non-Assignable Customer Contracts” has the meaning set forth in Section 2.1.6(d).
          “Designated Non-Assignable Supply Contracts” has the meaning set forth in Section 2.1.6(b).
          “Designated Other Customer Contracts” has the meaning set forth in Section 2.1.6(c).
          “Designated Other Vendor Contracts” has the meaning set forth in Section 2.1.6(a).
          “Designated Purchaser” has the meaning set forth in Section 2.4.
          “Determination Date” has the meaning set forth in Section 2.2.4.1(b).
          “Distribution Agent” means the Person that will act as distribution agent for the Sellers and the EMEA Sellers hereunder, to be notified by the Main Sellers to the Purchaser and the Escrow Agent by and not later than January 25, 2010.

          “Domain Name” means an alphanumeric name that identifies a specific computer or website on the Internet, and all rights in and to such domain name, including any registrations therefor with a domain name registrar.
          “DTC” has the meaning set forth in Section 8.5(a)(x).
          “E&O Inventory” has the meaning set forth in Section 5.9(a).
          “EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.
          “EFA Development Agreement” means the agreement between the Purchaser and LG Nortel Co. Ltd. for development services related to ethernet fiber access (EFA) to be provided by the Purchaser to LG Nortel Co. Ltd., such agreement to be effective on Closing, that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.
          “Effective Hire Date” means the day on which the employment of an Employee commences or continues with the Purchaser or its Affiliates as provided in this Agreement.
          “Effective Period” has the meaning set forth in Section 8.1(a).
          “EMEA Asset Sale Agreement” means the Original EMEA Asset Sale Agreement as amended on October 20, 2009 and the date hereof.
          “EMEA Assets” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Assumed Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Business” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Cases” has the meaning set forth in the recitals to this Agreement.
          “EMEA CIP Accounts Receivable” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Debtors” means those entities listed under the heading “EMEA Debtors” in part 5 of Exhibit C hereto.
          “EMEA Designated Purchaser” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Employee” means an employee of any of the EMEA Sellers engaged in the EMEA Business.

          “EMEA Excluded Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Excluded Taxes” has the meaning set forth in Section 6.8(a).
          “EMEA Intellectual Property” has the meaning set forth in Section 4.5(a).
          “EMEA Owned Inventory” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “EMEA Purchaser Party” has the meaning set forth in Section 6.8(a).
          “EMEA Sellers” has the meaning set forth in the recitals to this Agreement.
          “EMEA Tax Claim” has the meaning set forth in Section 6.8(b).
          “EMEA Tax Claim Notice” has the meaning set forth in Section 6.8(b).
          “EMEA Tax Escrow Amount” means $2,500,000, which amount shall secure the EMEA Sellers’ obligations under Section 6.8.
          “EMEA Transferring Employee” has the meaning ascribed to the term “Transferring Employee” in the EMEA Asset Sale Agreement.
          “Employee” means an employee of any of the Sellers or their Affiliates (excluding the EMEA Sellers) engaged in the Business (excluding the EMEA Business), in each instance as listed in Section 4.10(b) of the Sellers Disclosure Schedule.
          “Employee Data” has the meaning set forth in Section 7.4(b).
          “Employee Information” has the meaning set forth in Section 4.10(b).
          “Employee Records” means books, records, files, or other documentation with respect to Employees.
          “Employee Transfer Date” means with respect to each jurisdiction where Employees, other than Inactive Employees, Visa Employees and Seconded Employees, will become Transferred Employees in accordance with this Agreement, 12:01 a.m. local time in such jurisdiction immediately following the Closing.
          “English Court” means the High Court of Justice of England and Wales.
          “Environment” means soil, land, surface or subsurface strata, waters (including navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air (including indoor), noise, plant life, animal life and all other environmental media or natural resources.
          “Environmental Laws” means any applicable Laws relating to pollution or protection of the Environment, human health and safety, including those relating to the presence,

use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, control, or other action or failure to act involving cleanup of any Hazardous Materials, including without limitation and by way of example only the following laws as in effect now and as of the Closing Date: (i) Clean Air Act (42 USC 7401, et seq.); (ii) Clean Water Act (33 USC 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 USC 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (41 USC 9601, et seq.); (iv) Toxic Substances Control Act (15 USC 2601, et seq.).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” has the meaning ascribed to such term in the Escrow Agreement.
          “Escrow Amount” means the portion of the Cash Purchase Price to be paid to the Escrow Agent on the Closing Date in accordance with Section 2.3.2(b) and, subject to adjustment in accordance with Section 2.1.7(b) of the Sellers Disclosure Schedule, such amount will consist of (i) the Working Capital Escrow Amount, (ii) the Carling Property Escrow Amount, (iii) the Tax Escrow Amount, (iv) the EMEA Tax Escrow Amount and (v) the Italian Tax Escrow Amount.
          “Escrow Agreement” means a “joint instruction” Escrow Agreement to be entered into on or prior to Closing with respect to the deposit, investment and disbursement of the Escrow Amount and the Transition Services Escrow Amount and requiring that any amounts to be distributed thereunder shall require the written instruction of one or more the Main Sellers and the Purchaser which shall be given in accordance with this Agreement or the applicable Transaction Document to which any portion of the Escrow Amount and the Transition Services Escrow Amount relates and otherwise on terms and conditions reasonably satisfactory to each of the Purchaser, the Sellers, the EMEA Sellers and the Escrow Agent.
          “Estimated Adjustment Amount” has the meaning set forth in Section 2.2.2(b).
          “Estimated Closing Date Net Working Capital Transferred” has the meaning set forth in Section 2.2.2(a).
          “Excess ARD Employees Amount” has the meaning ascribed to such term in the EMEA Asset Sale Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded 365 Contract” has the meaning set forth in Section 2.1.5(d).
          “Excluded Assets” has the meaning set forth in Section 2.1.2.
          “Excluded Employee Liabilities” has the meaning set forth in Section 7.3.
          “Excluded Liabilities” has the meaning set forth in Section 2.1.4.

          “Excluded Non-Assignable Supply Contracts” has the meaning set forth in 2.1.6(b).
          “Excluded Other Seller” has the meaning set forth in Section 5.32(a).
          “Excluded Other Vendor Contracts” has the meaning set forth in Section 2.1.6(a).
          “Excluded Taxes” has the meaning set forth in Section 6.7(a).
          “Executory Contract” means an ‘executory contract’ for the purposes of Section 365 of the U.S. Bankruptcy Code.
          “Existing 2017 Senior Notes” means the 0.875% Convertible Senior Notes due 2017 issued by the Purchaser that are outstanding as of the date hereof.
          “Expense Reimbursement” has the meaning set forth in Section 10.2(a).
          “Expense Reimbursement Notice” has the meaning set forth in Section 10.2(a).
          “Extra Services” has the meaning set forth in Section 5.28 of the Sellers Disclosure Schedule.
          “Filing Party” has the meaning set forth in Section 6.4(b)(ii).
          “Final Order” means an order of any Bankruptcy Court, any court of competent jurisdiction or other Government Entity (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that, with respect to an order issued by the U.S. Bankruptcy Court, the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 or Federal Rule of Civil Procedure 60 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within ten (10) days of the entry of the order at issue.
          “Financial Statements” has the meaning set forth in Section 4.7.
          “Flextronics Back-to-Back Supply Agreement” means the agreement between the relevant Sellers and the Purchaser and/or any Designated Purchasers which may be executed, if required, on or before Closing on the terms set forth in the Flextronics Back-to-Back Supply Agreement Term Sheet attached as Exhibit Z hereto and such other terms as the Main Sellers and the Purchaser may reasonably agree.
          “Freely Tradeable” means, with respect to a Convertible Note, a Convertible Note that at any time of determination (i) may be sold to the public in accordance with Rule 144 under the Securities Act by a holder of such Convertible Note where no conditions of Rule 144 under the Securities Act are then applicable (other than the holding period requirement of paragraph (d) of Rule 144 under the Securities Act so long as such holding period requirement is satisfied at such time of determination), including without limitation, the volume limitations set forth in Rule 144(e) under the Securities Act and (ii) does not bear any restrictive legends relating to the Securities Act.
          “GAAP” means United States generally accepted accounting principles, consistently applied.
          “Government Entity” means any U.S., Canadian, United Kingdom, foreign, domestic, supra-national, multi-national, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, bureau, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including the European Commission.
          “GST” means goods and services tax payable under Part IX of the Excise Tax Act (Canada).
          “Hazardous Materials” means (a) petroleum, petroleum products, asbestos in any form that is friable or polychlorinated biphenyls and (b) any chemical, waste, material, pollutant, contaminant or other substance, whether solid, liquid or gaseous, the presence of which is regulated by any Government Entity or which requires investigation or remediation under any Environmental Laws.
          “Handling of Hazardous Materials” means the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, discharge, or other handling or disposition of Hazardous Materials.
          “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated in connection therewith.
          “HSR Approval” means expiration of all applicable waiting periods under the HSR Act (including any voluntary agreed extensions) or earlier termination thereof.
          “ICA Approval” means that: (i) if required pursuant to Part IV of the Investment Canada Act, the Purchaser shall have received confirmation in writing from the responsible Minister under the Investment Canada Act that he/she is satisfied or is deemed to be satisfied that the transactions contemplated in this Agreement that are subject to the provisions of the Investment Canada Act are likely to be of net benefit to Canada, on terms and conditions satisfactory to the Purchaser, acting reasonably; and (ii) the responsible Minister shall not have issued a notice to the Purchaser pursuant to Section 25.2(1) of the Investment Canada Act or an order pursuant to Section 25.3(1) of the Investment Canada Act. If either a notice pursuant to Section 25.2(1) or an order pursuant to Section 25.3(1) has been issued, the Purchaser shall also have received (a) confirmation in writing from the responsible Minister either that no order will be made under Section 25.3(1) or that no further action will be taken or (b) a copy of an order under Section 25.4(1)(b) authorizing the transaction, provided that order is on terms and conditions satisfactory to the Purchaser, acting reasonably.
          “Inactive Employees” means Employees (other than Employees whose employment transfers to the Purchaser or a Designated Purchaser by operation of Law) who have accepted the Purchaser’s or Designated Purchaser’s offer of employment as provided in Section 7.1.1 and are on any Seller’s approved leave of absence as of the Employee Transfer Date.
          “Identified Employees” has the meaning set forth in Section 7.1.1(a).
          “IFSA” means the Interim Funding and Settlement Agreement dated June 9, 2009 among NNL, NNL, the Joint Administrators and the other parties thereto.
          “Inbound License Agreements” has the meaning set forth in Section 4.5(j)(ii).
          “Included Services” has the meaning set forth in Section 5.28 of the Sellers Disclosure Schedule.
          “Increase Amount” has the meaning set forth in Section 2.2.4.2(b)(i).
          “Indebtedness” of any Person at any date means (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) leases that are capitalized in accordance with GAAP under which such Person is the lessee, (d) reimbursement obligations of such Person with respect to letters of credit or performance bonds that are drawn prior to Closing, (e) obligations in respect of the deferred purchase price of property or services (other than current trade payables incurred on a basis consistent with past practices), (f) obligations (under conditional sale or other title retention agreements, (g) obligations (including without limitation, breakage costs) under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts and (h) any guarantee of the obligations of another Person with respect to any of the foregoing.
          “Indenture” means the indenture providing for the issuance of the Convertible Notes.
          “Independent Auditor” means Deloitte & Touche LLP or, in the case such firm cannot carry-out its duties for whatever reason, such other auditing firm of international reputation that is (i) jointly selected by the Primary Parties, or (ii) in case the Primary Parties cannot agree on any such firm, selected by Deloitte & Touche LLP at the request of the first Primary Party to move.
          “Indemnitee” has the meaning set forth in Section 8.8(b).
          “Indemnitor” has the meaning set forth in Section 8.8(b).
          “Initial Shelf Registration Statement” has the meaning set forth in Section 8.1(a).
          “Insolvency Act” has the meaning set forth in the recitals to this Agreement.

          “Intellectual Property” means any and all intellectual property, whether protected or arising under the laws of the United States, Canada or any other jurisdiction, including all intellectual property rights in respect of any of the following: (a) Trademarks; (b) Patents; (c) copyrights and works of authorship (including any registrations therefor or applications for registration); (d) mask works; (e) trade secrets, know-how and confidential technical or business information; (f) industrial design or similar rights; and (g) any Software and technology.
          “Intellectual Property License Agreement” means the agreement to be entered into between NNL, on the one hand, and the Purchaser (or the relevant Designated Purchasers), on the other hand, on or prior to the Closing in the form attached hereto as Exhibit F.
          “Investment Canada Act” means the Investment Canada Act, as amended, and the regulations promulgated in connection therewith.
          “Israeli Companies Law” has the meaning set forth in the recitals to this Agreement.
          “Israeli Company” has the meaning set forth in the recitals to this Agreement.
          “Italian Excluded Taxes” has the meaning set forth in Section 6.9(a).
          “Italian Purchaser Party” has the meaning set forth in Section 6.9(a).
          “Italian Tax Claim” has the meaning set forth in Section 6.9(b).
          “Italian Tax Claim Notice” has the meaning set forth in Section 6.9(b).
          “Italian Tax Escrow Amount” means $5,000,000, as such amount is adjusted in accordance with Section 6.9, which amount shall secure Nortel Italy’s obligations under Section 6.9.
          “Joint Administrators” has the meaning set forth in the recitals to this Agreement.
          “Joint Israeli Administrators” has the meaning set forth in the recitals to this Agreement.
          “KEIP” shall mean the Nortel Networks Corporation Key Executive Incentive Plan approved by the U.S. Bankruptcy Court in the District of Delaware on March 5, 2009, and approved by the Canadian Court on March 6, 2009 and March 20, 2009, with such further amendments and/or supplements as may be approved by the Canadian Court and/or the U.S. Bankruptcy Court from time to time.
          “KERP” shall mean the Nortel Networks Corporation Key Employee Retention Plan approved by the U.S. Bankruptcy Court in the District of Delaware on March 5, 2009, and approved by the Canadian Court on March 6, 2009, with such further amendments and/or supplements as may be approved by the Canadian Court and/or U.S. Bankruptcy Court from time to time.

          “Knowledge” or “aware of” or “notice of” or a similar phrase shall mean, with reference to the Sellers, the actual knowledge of those Persons listed on Section 1.1(b) of the Sellers Disclosure Schedule, and, with reference to the Purchaser, the actual knowledge of those Persons listed on Exhibit G.
          “Known Product Defects” means those defects of Products and/or Services that have been sold by the Business and which are known by the Sellers as of the Closing Date.
          “Lab 10 Lease Agreement” means the lease agreement between NNTC on the one hand and the Purchaser or Designated Purchaser on the other hand in respect of the leasing of the whole of the Lab 10 Building as more particularly defined in the Lab 10 Lease Agreement to be entered into on or before Closing in the form attached hereto as Exhibit L-1.
          “Law” means any U.S., Canadian, United Kingdom, foreign, domestic, supra-national federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.
          “Leased Real Property” has the meaning set forth in Section 4.9(a).
          “Leases” has the meaning set forth in Section 4.9(a).
          “LGN Joint Venture” means LG-Nortel Co. Ltd., which was established in November 2005 as a joint venture between NNL and LG Electronics Inc. for the purpose of jointly developing and marketing certain telecommunications equipment and network solutions.
          “LGN/Korea Distribution Agreement” means the agreement to be entered into between the Purchaser and/or one or more Designated Purchasers designated by it and the LGN Joint Venture that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.
          “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, direct or indirect, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown or determined or undeterminable, including those arising under any Law or Action and those arising under any contract, agreement, arrangement, commitment or undertaking or otherwise, including any Tax liability.
          “Licensed Intellectual Property” means the Intellectual Property being licensed to the Purchaser or the relevant Designated Purchasers under the Intellectual Property License Agreement and the Trademark License Agreement.
          “Lien” means any lien (statutory or otherwise), mortgage, pledge or security interest, hypothecation, deed of trust, deemed trust, option, right of use, right of first offer or first refusal, servitude, encumbrance, easement, encroachment, right-of-way, restrictive covenant on real property, real property license, charge, prior claim, lease, conditional sale arrangement or other similar restriction of any kind, but does not include any prior Intellectual Property license granted by any of the Sellers.
          “Liquidity Date” has the meaning set forth in Section 2.2.1(c).

          “Loaned Employee Agreement” means the agreement between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or before the Closing attached hereto as Exhibit I.
          “Local Sale Agreements” has the meaning set forth in Section 2.1.8.
          “Losses” means all losses, damages and reasonable and documented out-of-pocket costs and expenses.
          “Main Sellers” has the meaning set forth in the preamble to this Agreement.
          “Market Value” as of any date shall mean the arithmetic average of the Common Stock VWAP during the ten (10) Trading Days immediately prior to, but not including, such date.
          “Material Adverse Effect” means any event, change or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Business to be transferred hereunder and under the EMEA Asset Sale Agreement, taken as a whole, but in each case shall not include the effect of events, changes and circumstances to the extent arising from (a) changes in the industries and markets in which the Business operates, except to the extent such changes disproportionately affect the Business, (b) macroeconomic factors, interest rates, currency exchange rates, general financial market conditions, acts of God, war, terrorism or hostilities, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) compliance with this Agreement, including any effect on the Business resulting from failure to take any action to which the Purchaser refused consent under this Agreement, (e) the transactions contemplated hereby or any announcement hereof or the identity of the Purchaser, (f) the attrition of customers or employees prior to the Closing Date, (g) the pendency of the Bankruptcy Proceedings and any action approved by the Bankruptcy Courts, or (h) the failure of the Business to achieve internal or external financial forecasts or projections, by itself; provided, however, that in the case of clauses (f) and (h), the reason for the customer attrition or the failure of the Business to achieve internal or external financial forecasts or projections shall not be excluded as a result of such clauses.
          “Material Contracts” has the meaning set forth in Section 4.4(b).
          “Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the CCAA Cases.
          “Montreal Landlord” has the meaning set forth in the Real Estate Terms and Conditions.
          “Montreal Lease Termination Penalty” has the meaning set forth in the Real Estate Terms and Conditions.
          “Montreal Premises” means that portion of the third and fourth floors of the North Tower of the building municipally known as 2351 Alfred Nobel Blvd., St. Laurent,

Quebec that is used by the Business as of the date hereof or any alternate or additional premises in such building if contemplated by the Montreal Premises Restructured Lease or Montreal Premises Sublease, as the case may be.
          “Montreal Premises Amended Lease” has the meaning set forth in the Real Estate Terms and Conditions.
          “Montreal Premises Lease” means that certain lease dated June 27, 2007 in respect of the Montreal Premises by and between BREOF/Belmont Ban L.P., acting through its general partner BREOF/Belmont Ban G.P. Limited, as landlord, and NNL, as tenant, as amended by a first lease amending agreement dated October 8, 2008.
          “Montreal Premises Restructured Lease” has the meaning set forth in the Real Estate Terms and Conditions.
          “Montreal Premises Sublease” has the meaning set forth in the Real Estate Terms and Conditions.
          “Montreal Premises Sublease Consent” has the meaning set forth in the Real Estate Terms and Conditions.
          “Mutual Development Agreement” means the agreement between the Purchaser and/or any Designated Purchasers, on the one hand, and the relevant Sellers, on the other hand, relating to the development (i) by the Purchaser and/or any Designated Purchasers of new features of certain of products used by the Sellers and/or (ii) by the relevant Sellers of new features of certain of the Products that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.
          “NETAS” means Nortel Networks NETAS Telekomunikasyon A.S., a company incorporated in Turkey and having its principal place of business at Alemdag Caddesi, Umraniye 34768, Istanbul, Turkey.
          “NETAS Distribution Agreement” means the agreement between the Purchaser and/or one or more Designated Purchasers and NETAS relating to the sale of Products by the Purchaser to NETAS for resale in Turkey that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.
          “Net Working Capital Transferred” has the meaning set forth in Section 2.2.4.1(a).
          “New York Courts” has the meaning set forth in Section 11.6(b).
          “NGS” means Nortel Government Solutions Incorporated, a corporation organized under the laws of Delaware with offices at 12730 Fair Lakes Circle, Fairfax, Virginia.
          “NGS Distribution Agreement” means the agreement between the Purchaser and/or one or more Designated Purchasers and NGS relating to the sale of Products by the Purchaser to NGS that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.

          “NNC” has the meaning set forth in the preamble to this Agreement.
          “NNI” has the meaning set forth in the preamble to this Agreement.
          “NNL” has the meaning set forth in the preamble to this Agreement.
          “NNTC” has the meaning set forth in Section 6.5(b).
          “Non-ARD Transferring Employee” has the meaning attributed to that term in the EMEA Asset Sale Agreement.
          “Non-Assignable Contracts” has the meaning set forth in Section 5.14(a).
          “Non-Assigned Contracts” means the Non-Assignable Contracts, to the extent all applicable Consents to assignment thereof to the Purchaser or a Designated Purchaser have not been granted prior to the Closing Date, provided that if such Consents are granted within one (1) year after the Closing Date, such Non-Assignable Contracts will cease to be Non-Assignable Contracts as of the effective date of such Consents, and shall then be assigned by the relevant Seller to the Purchaser or a Designated Purchaser in accordance with this Agreement.
          “Non-Convertible Note Recipient Sellers” means each of the Sellers and EMEA Sellers other than the Convertible Note Recipient Sellers.
          “Non-Debtor Sellers” has the meaning set forth in the recitals to this Agreement.
          “Non-Exclusive Supply Contract” means any supply Contract to which any Seller is a party that relates to the Business and also relates to one or more other businesses of the Sellers.
          “Non-Filing Party” has the meaning set forth in Section 6.4(b)(ii).
          “Non-Solicitation Period” means the twenty-four (24) month period immediately following the Closing Date.
          “Non-Union Employee” means an Employee whose terms and conditions of employment are not governed by a Collective Labor Agreement.
          “Nortel Accounting Expenses” has the meaning set forth in Section 8.7.
          “Nortel Accounting Principles” means the accounting principles employed in the preparation of the Financial Statements, as set forth in Section 1.1(d) of the Sellers Disclosure Schedule.
          “Nortel Italy” means Nortel Networks SpA (in administration).
          “Nortel Plan” has the meaning set forth in Section 7.5.1.
          “Occupancy Agreement” has the meaning set forth in the Real Estate Terms and Conditions.

          “Offer” has the meaning set forth in Section 7.1.1(a).
          “Offer Consideration Period” has the meaning set forth in Section 7.1.1(a).
          “Offering Limitation” means that the underwriter selected by the Purchaser in an underwritten offering pursuant to a Piggyback Registration advises the Purchaser in writing that in its opinion the number of Shares or aggregate principal amount of Convertible Notes requested to be included in such offering by the Sellers and the EMEA Sellers exceeds the number of shares of Common Stock or aggregate principal amount of Convertible Securities (as applicable) which can be sold in such offering without adversely affecting the price, timing, distribution or marketability of the offering.
          “Omitted Patent Cross License” has the meaning set forth in Section 4.5(j)(i).
          “Ontario Court” has the meaning set forth in Section 11.6(b).
          “Open Source Software” means Software that is made available under a license agreement that: (i) conditions use, modification or distribution of any Software program, or any Software integrated with or derived from such Software program, or into which such Software program is incorporated, on the disclosure, licensing or distribution of the source code of such Software program (or such Software); or (ii) otherwise materially limits the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing, licensing or distributing such Software program or Software.
          “Optional Redemption Price” has the meaning set forth in Section 2.2.1(b).
          “Order” means any award, writ, injunction, judgment, order or decree entered into, issued, made or rendered by any Government Entity.
          “Ordinary Course” means the ordinary course of the Business (excluding the EMEA Business) through the date hereof consistent with past practice since the filing of the Bankruptcy Proceedings, as such practice may be modified from time to time to the extent necessary to reflect the Bankruptcy Proceedings.
          “Original Asset Sale Agreement” has the meaning set forth in the recitals to this Agreement.
          “Original EMEA Asset Sale Agreement” has the meaning set forth in the recitals to this Agreement.
          “Other Seller Contracts” means Seller Contracts other than 365 Contracts.
          “Other Sellers” has the meaning set forth in the preamble to this Agreement.
          “Other Vendor Contract” means any Other Seller Contract that is not a Customer Contract.
          “Outbound License Agreements” has the meaning set forth in Section 4.5(j)(iii).

          “Overhead and Shared Services” means corporate or shared services provided to or in support of the Business that are general corporate or other overhead services and are provided to both (a) the Business and (b) other businesses or business segments of any Seller, including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal, compliance and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and including all hardware and software or other intellectual property necessary for or used in connection therewith.
          “Owned Equipment” means (a) those items of tangible personal property owned by the Sellers that are held or used primarily in connection with the Business and that are located at the Carling Property, the Montreal Premises or any Real Property which is the subject of a Real Estate Agreement, (b) those items of tangible personal property owned by the Sellers that are personally assigned to, a Transferred Employee, (c) those other items of tangible personal property owned by the Sellers not included in clause (a) or (b) above that are held or used exclusively in the Business and (d) those other items of tangible personal property owned and paid for by the Sellers not included in clauses (a), (b) or (c) above and that are listed in Section 1.1(e) of the Sellers Disclosure Schedule excluding, in each case, any Owned Inventory and any Intellectual Property provided, however that the Owned Equipment shall not include any items of tangible personal property that are Excluded Assets described on Section 2.1.2(n) of the Sellers Disclosure Schedule.
          “Owned Inventory” means any inventories of raw materials, manufactured and purchased parts, work-in-process, packaging, stores and supplies, unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order), “excess” or “obsolete” inventory, assets on loan, and merchandise in each case owned and paid for by the Sellers and held or used exclusively in connection with the Business, including any of the above items which is owned by the Sellers but remains in the possession or control of a contract manufacturer or another Third Party provided, however that the Owned Inventory shall not include any inventories that are Excluded Assets described on Section 2.1.2(n) of the Sellers Disclosure Schedule.
          “Owned Real Property” has the meaning set forth in Section 4.9(a).
          “Partial Allocation” has the meaning set forth in Section 2.2.6(b).
          “Party” or “Parties” means individually or collectively, as the case may be, the Sellers and the Purchaser.
          “Patent Assignments” means written assignments of the Patents included in the Transferred Intellectual Property, appropriate for filing with the patent office of the jurisdiction in which each such Patent is registered. Such assignments shall be substantially in the form of Exhibit V, except for any such variations as are legally necessary or customary in patent assignments in the local jurisdiction where a Patent is registered.
          “Patent Cross Licenses” means all Contracts between the Sellers or their Affiliates and a Third Party under which the Sellers or such Affiliates, as applicable, both (i) grant a license under patents and/or patent applications owned by (or licensed to) them, and (ii) receive from the counter-party a license under patents and/or patent applications owned by (or licensed to) such counter-party (but other than inbound or outbound license agreements where the only grant back from the licensee is under improvements on the licensed Intellectual Property) in such case, to the extent the scope of such licenses include Patents licensed under the Intellectual Property License Agreement or assigned pursuant to the terms of this Agreement or that are otherwise used in the Business.
          “Patents” includes all national (including the United States and Canada) and multinational statutory invention registrations, patents, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations, and all rights therein provided by multinational treaties or conventions.
          “Permitted Encumbrances” means (i) statutory Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or, if due, for Taxes the validity of which is being contested in good faith by appropriate proceedings, provided that in each case adequate reserves have been established to the extent required by GAAP, and which Tax Liens and the associated amount of Taxes (other than Real Property Tax Liens for assessments, charges or claims) are set forth in Section 1.1(g) of the Sellers Disclosure Schedule; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouses and similar Liens arising or incurred in the Ordinary Course for sums not yet delinquent or overdue; (iii) any Liens imposed by any Bankruptcy Court in connection with the Bankruptcy Proceedings that are to be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (iv) any other Liens set forth in Section 1.1(g) of the Sellers Disclosure Schedule; and (v) present zoning, entitlement, building and land use regulations, covenants, minor defects of title, easements, rights of way, development agreements, restrictions and other similar charges or encumbrances which do not impair, individually or in the aggregate, in any material respect the use of the related assets in the Business as currently conducted.
          “Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.
          “Petition Date” means January 14, 2009, except with respect to Nortel Networks (CALA) Inc. in which case “Petition Date” shall mean July 14, 2009.
          “Piggyback Notice” has the meaning set forth in Section 8.3(a).
          “Piggyback Registration” has the meaning set forth in Section 8.3(a).

          “Plan of Record” means the Products under development as included in Section 1.1(h) of the Sellers Disclosure Schedule.
          “Post-Closing Taxable Period” means any Taxable period beginning after the Closing Date.
          “Pre-Closing Taxable Period” means any Taxable period ending on or prior to the Closing Date.
          “Primary Party” means each of (i) the Main Sellers and (ii) the Purchaser.
          “Prime Rate” has the meaning set forth in Section 2.2.4.2(b)(i).
          “Products” means those products that are (i) manufactured by or on behalf of and marketed by the Business, or (ii) in the Plan of Record, all as set forth in Section 1.1(h) of the Sellers Disclosure Schedule.
          “Provider” has the meaning set forth in the Transition Services Agreement.
          “Purchase Price” has the meaning set forth in Section 2.2.1(a).
          “Purchaser” has the meaning set forth in the preamble to this Agreement.
          “Purchaser Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject thereto, and any other employee benefit plan, agreement or arrangement, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, change in control plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post-retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, agreement, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates with respect to their employees employed in those countries where they will employ Transferred Employees pursuant to this Agreement.
          “Purchaser Party” has the meaning set forth in Section 6.7(a).
          “Qualified Expenditures” has the meaning set forth in Section 6.5(b).
          “Real Estate Agreements” means (i) the Carling Property Lease Agreements; (ii) as to the Montreal Premises, either the Montreal Premises Amended Lease, the Montreal Premises Restructured Lease (and any consent, assignment and assumption agreement in respect thereof, if applicable, between the Montreal Landlord, the Sellers, the Purchaser or any Designated Purchaser, as the case may be) or the Montreal Premises Sublease, as applicable in accordance with the Real Estate Terms and Conditions and the Montreal Premises Sublease

Consent, as applicable; (iii) the leases; subleases and license agreements between the relevant Sellers on the one hand, and the Purchaser or any Designated Purchasers, on the other hand, as provided by the Real Estate Terms and Conditions; and (v) any other ancillary agreements entered into in connection with, or to otherwise give effect to the occupancies contemplated by, the aforesaid agreements, in each such case to be executed and delivered on or prior to Closing, in accordance with and as provided by, the Real Estate Terms and Conditions.
          “Real Estate Terms and Conditions” means the Real Estate Terms and Conditions attached hereto as Exhibit Y, the provisions of which are hereby incorporated into this Agreement by reference.
          “Real Property” has the meaning set forth in Section 4.9(a).
          “Recognized Dealer” has the meaning set forth in Section 8.9
          “Records Custodian” means Deloitte & Touche LLP or in case such firm is unable to carry out its duties for whatever reason, such other auditing firm of international reputation that is acceptable to each of the Purchaser and the Main Sellers, each acting reasonably.
          “Registrable Securities” has the meaning set forth in Section 8.1(a).
          “Registration Default” has the meaning set forth in Section 8.11.
          “Registration Default Period” has the meaning set forth in Section 8.11.
          “Registration Statement” means each registration statement, including each Shelf Registration Statement, under the Securities Act, of the Purchaser that covers any of the Registrable Securities pursuant to this Agreement, including any information deemed to be part of and included in such registration statement pursuant to the rules of the SEC and all amendments and supplements to such registration statement and including all post-effective amendments to, all exhibits of, and all materials incorporated by reference or deemed to be incorporated by reference in, such registration statement, amendment or supplement.
          “Regulation D” has the meaning set forth in Section 3.7(c).
          “Regulatory Approvals” means the Antitrust Approvals and the ICA Approval.
          “Rejecting Employee” has the meaning set forth in Section 7.1.1(h).
          “Rejecting Employees Liability Limit” has the meaning set forth in Section 7.1.1(h).
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the Environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Laws.

          “Respective Affiliates” has the meaning set forth in Section 11.15(c).
          “Restricted Assets” has the meaning set forth in Section 2.2.3(a).
          “Restricted Employee” has the meaning set forth in Section 2.2.3(b).
          “Restricted Liabilities” has the meaning set forth in Section 2.2.3(b).
          “Restricted Seller” has the meaning set forth in Section 2.2.3(b).
          “Restricted Technical Records” means the Livelink database or any other similar database containing all necessary documents with respect to the technical aspects of the Qualified Expenditures of NNTC or NNL in their 2007 and subsequent taxation years.
          “SEC” has the meaning set forth in Section 3.7(g).
          “SEC Filings” has the meaning set forth in Section 3.7(g).
          “Seconded Employee” means Employees who are located in, or employed by the Sellers in any of the countries set forth in Section 1.1(m) of the Sellers Disclosure Schedule in which a Designated Purchaser is not ready to employ the Employees as of the Closing Date as determined in good faith by Purchaser and who having accepted an Offer or who transfer by operation of Law would otherwise be Transferred Employees on the Employee Transfer Date.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Deposits” has the meaning set forth in Section 5.21(a).
          “Seller Consents” has the meaning set forth in Section 2.1.1(g).
          “Seller Contracts” means (i) those Contracts of a Seller that relate exclusively to the Business (excluding licenses of Intellectual Property) and (ii) the Contracts listed in Section 1.1(i) of the Sellers Disclosure Schedule.
          “Seller Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject thereto, and any other employee benefit plan, agreement or arrangement, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, change in control plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, agreement, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Sellers or any of their Subsidiaries or Affiliates (excluding any EMEA Sellers) with respect to Employees.

          “Seller Insurance Policies” has the meaning set forth in Section 5.20(a).
          “Seller Supply Agreement” means the agreement between the relevant Sellers or the purchaser of the Sellers’ Enterprise business, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, relating to the purchase and sale of certain hardware and Software products related to the Sellers’ Carrier Ethernet business, that the relevant Parties will use commercially reasonable efforts to negotiate before the Closing pursuant to Section 5.25.
          “Sellers” has the meaning set forth in the preamble to this Agreement.
          “Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof.
          “Sellers’ Trademarks” has the meaning set forth in Section 5.22.
          “Service Readiness Date” has the meaning set forth in Section 5.28 of the Sellers Disclosure Schedule.
          “Services” means those services that are provided by or on behalf of the Sellers in connection with the Business to customers as set forth in Section 1.1(j) of the Sellers Disclosure Schedule.
          “Shares” means the shares of Common Stock issued or issuable upon conversion of the Convertible Notes.
          “Shelf Offering” has the meaning set forth in Section 8.2(a).
          “Shelf Registration Statement” has the meaning set forth in Section 8.1(a).
          “Shelf Take-Down Notice” has the meaning set forth in Section 8.2(a).
          “Short-Term Licensed Property” has the meaning set forth in Section 4.9(a).
          “Software” means any and all (i) computer programs, whether in source code or object code, (ii) computerized databases and compilations, and (iii) all user manuals and architectural and design specifications, training materials and other documentation relating to any of the foregoing.
          “Solicitation Period” has the meaning set forth in Section 5.3(f).
          “Specified Employee Liabilities” has the meaning set forth in Section 2.1.3(i).
          “Specified Transferred Employees” has the meaning set forth in Section 7.1.2(b)(ii)(A).
          “Sponsored Reorganization Plan” means a plan of reorganization under Section 1129 of the Bankruptcy Code providing for the retention by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) of all or substantially all of the

Assets and the EMEA Assets taken as a whole, that is filed or otherwise sponsored by one or more of the Third Party creditors of the Sellers.
          “Straddle Period” has the meaning set forth in Section 6.4(b)(i).
          “Subcontract Agreement” means one or more agreements between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or before the Closing in a form mutually agreed to by the Parties so as to pass through the benefits and burdens of the underlying Contract with customers as if the Purchaser or the applicable Designated Purchaser were party thereto.
          “Subsidiary” of any Person means any Person Controlled by such first Person.
          “Substituted Convertible Notes” has the meaning set forth in Section 2.2.7(b).
          “Successful Bidder” has the meaning set forth in the U.S. Bidding Procedures Order.
          “Succession Tax Lien” has the meaning given to that term in the EMEA Asset Sale Agreement.
          “Succession Tax Liabilities” has the meaning given to that term in the EMEA Asset Sale Agreement.
          “Tax” means (a) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by or on behalf of any Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto, whether or not disputed and (b) any obligation to pay Taxes of a Third Party or Affiliate, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise.
          “Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian, U.K. or other fiscal, customs or excise authority, body or officials anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Tax.
          “Tax Claim” has the meaning set forth in Section 6.7(b).
          “Tax Credit Purchaser” has the meaning set forth in Section 6.5(b).

          “Tax Escrow Amount” means $10,000,000, as such amount is adjusted in accordance with Section 6.7, which amount shall secure the Sellers’ obligations under Section 6.7.
          “Tax Indemnitee” has the meaning set forth in Section 2.2.7(c).
          “Tax Return” means all returns, reports (including elections, declarations, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes, including any amendments thereto.
          “Third Party” means any Person that is neither a Party nor an Affiliate of a Party, but for the purposes of Section 5.6(e)(ii)(B), includes an Affiliate that is a joint venture between such Person and a Person who is not an Affiliate of such Person.
          “Third Party Beneficiaries” has the meaning set forth in Section 11.3.
          “Third Party Provisions” has the meaning set forth in Section 11.3.
          “TIA” has the meaning specified in Section 8.5(a)(xiv).
          “Trademark Assignments” means written assignments of the Trademarks included in the Transferred Intellectual Property, in the case of registered Trademarks appropriate for filing with the trademark office of the jurisdiction in which each such Trademark is registered. Such assignments shall be substantially in the form of Exhibit W, except for any such variations as are legally necessary or customary in Trademark assignments in the local jurisdiction where a Trademark is registered.
          “Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world (including the Canadian Intellectual Property Office), and all rights therein provided by multinational treaties or conventions.
          “Trademark License Agreement” means the trademark license agreement between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, in respect of certain Trademarks used in respect of the Products and/or Services to be entered into on or before the Closing in the form attached hereto as Exhibit P.
          “Trading Day” shall mean any scheduled trading day in New York City on which there is no material market disruption event, as determined by a nationally recognized independent investment banking firm retained for such purpose that is mutually acceptable to the Purchaser and the Sellers.

          “Transaction Documents” means this Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements and all other ancillary agreements to be entered into, or documentation delivered by, any Party and/or any Designated Purchaser pursuant to this Agreement or any Local Sale Agreement.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hedge, encumber, hypothecate or similarly dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, hedge, encumbrance, hypothecation or similar disposition.
          “Transfer Taxes” means all goods and services, sales, excise, use, transfer, gross receipts, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar taxes, duties or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees), together with interest, penalties and additional amounts imposed with respect thereto. For the avoidance of doubt, Transfer Taxes shall not include withholding Taxes.
          “Transfer Tax Determination” has the meaning set forth in Section 2.2.6(b).
          “Transfer Tax Reduction Determination” has the meaning set forth in Section 6.1(b).
          “Transfer Tax Return” has the meaning set forth in Section 6.1(d).
          “Transferred Employee” means (i) those Employees who accept an offer of employment by, and commence employment with, the Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1 or Section 7.2, and (ii) those Employees whose employment transfers by operation of Law.
          “Transferred Employee Plans” means those Seller Employee Plans that are (x) established or maintained in accordance with a Collective Labor Agreement that is transferred to the Purchaser or a Designated Purchaser under the terms of Section 7.2, and transferred (or the liabilities of which are transferred) to the Purchaser or Designated Purchaser pursuant to this Agreement or by operation of Law or (y) transferred (or the liabilities of which are transferred) to the Purchaser or Designated Purchaser pursuant to this Agreement or by operation of Law.
          “Transferred Intellectual Property” means (i) the Patents listed in Section 1.1(k) of the Sellers Disclosure Schedule, which the Sellers will update to reflect any Patent applications filed between the date hereof and the Closing with respect to which the Sellers determine in good faith is used predominantly in the Business, (ii) the Trademarks set forth in Section 1.1(l) of the Sellers Disclosure Schedule, and (iii) the Intellectual Property (other than Patents and Trademarks) owned by any of the Sellers that is exclusively used in connection with the Business as of the Closing Date, including the Software (including previous versions being utilized or supported as of the date hereof and versions in development) exclusively used in the Business.
          “Transferred Overhead and Shared Services” means Overhead and Shared Services to be provided to or in support of the Business post-Closing by Transferred Employees.

          “Transition Services Agreement” means the agreement between the relevant Sellers, and the relevant EMEA Sellers on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed on or prior to the Closing, in the form attached hereto as Exhibit Q.
          “Transition Services Escrow Amount” has the meaning set forth in the Transition Services Agreement.
          “Trustee” means the trustee under the Indenture.
          “TSA Arbitrator” has the meaning set forth in Section 5.28 of the Sellers Disclosure Schedule.
          “TSA Sellers” means the Main Sellers, Nortel Networks UK Limited, Nortel Networks (Ireland) Limited and the Other Sellers.
          “UK Sellers” means Nortel Networks UK Limited (in administration).
          “Unaudited September 30, 2008 Financial Statements” has the meaning set forth in Section 5.26.
          “Union Employee” means an Employee whose terms and conditions of employment are covered by a Collective Labor Agreement as specified in Section 4.10(d) of the Sellers Disclosure Schedule.
          “U.S. Bankruptcy Code” means Title 11 of the United States Code.
          “U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
          “U.S. Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.
          “U.S. Bidding Procedures and Sale Motion” has the meaning set forth in Section 5.1(a).
          “U.S. Bidding Procedures Order” has the meaning set forth in Section 5.1(a).
          “U.S. Debtor Contract” means any Seller Contract to which a U.S. Debtor is a party.
          “U.S. Debtors” has the meaning set forth in the recitals to this Agreement.
          “U.S. Sale Hearing” means the hearing before the U.S. Bankruptcy Court to consider approval of the relief set forth in the U.S. Sale Order.
          “U.S. Sale Order” has the meaning set forth in Section 5.1(a).

          “U.S. Sellers” means each of the Sellers that are organized under the laws of any state or commonwealth of the United States.
          “VAT” has the meaning set forth in the EMEA Asset Sale Agreement.
          “Visa Employees” means Employees (other than Employees whose employment transfers by operation of Law) who are identified as having and requiring a visa or permit in Section 4.10(b) of the Sellers Disclosure Schedule and whose employment with the Purchaser or a Designated Purchaser cannot commence or continue on the Employee Transfer Date solely due to the Purchaser’s or a Designated Purchaser’s inability to obtain the required visa or permit with respect to such Employee’s employment on the Employee Transfer Date.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.
          “Warranty Obligations” means the warranty obligations relating to Products and Services assumed by the Purchaser and/or a Designated Purchaser and/or an EMEA Designated Purchaser pursuant to Sections 2.1.3(b) and 2.1.3(e) of this Agreement and clause 2.4.2(B)(2) of the EMEA Asset Sale Agreement, excluding those warranty obligations that relate to Known Product Defects.
          “Working Capital Escrow Amount” means an amount in immediately available funds equal to $5,000,000, which amount shall secure Sellers’ and the EMEA Sellers’ obligations hereunder to pay the Deficit Amount, if any.
          SECTION 1.2. Interpretation.
            1.2.1. Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.
            1.2.2. Certain Phrases and Calculation of Time. In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) except as used in Section 11.17, the terms “the date hereof,” “the date of this Agreement” and words of similar import shall, unless otherwise stated, be construed to refer to the date of the Original Asset Sale Agreement, and (iv) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day.
          When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

            1.2.3. Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.
            1.2.4. Currency. All monetary amounts in this Agreement and the other Transaction Documents, unless otherwise specifically indicated, are stated in United States currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in United States currency. All payments required under this Agreement shall be paid in United States currency in immediately available funds, unless otherwise specifically indicated herein. Where another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal, Eastern Edition, for the day in question.
            1.2.5. EMEA. The EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators and the Purchaser will enter into the EMEA Asset Sale Agreement providing, inter alia, for the sale to the Purchaser (or the EMEA Designated Purchasers) of the EMEA Business. For greater certainty, (i) nothing in this Agreement shall be considered or construed in any manner as a sale or transfer of the EMEA Business, the EMEA Assets or the EMEA Employees (except to the extent that any of the Assets owned by the Sellers are used or held for use in the EMEA Business), and (ii) no reference to Sellers herein, including any reference to the Sellers in any representation in Article IV hereof shall include the EMEA Sellers (except to the extent that the EMEA Sellers are expressly included) in the applicable provision of this Agreement. By entering into both this Agreement and the EMEA Asset Sale Agreement the Purchaser would be purchasing the entire optical networking solutions and carrier ethernet switching division of the Sellers and the EMEA Sellers’ “Metro Ethernet Networks” business.
            1.2.6. Recitals. The recitals to this Agreement form an integral part of this Agreement for all purposes.
            1.2.7. Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.
            1.2.8. Amendment and Restatement of Original Asset Sale Agreement. The Original Asset Sale Agreement is hereby amended and restated in accordance with the provisions of this Agreement and this Agreement replaces and supersedes the Original Asset Sale Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS
          SECTION 2.1. Purchase and Sale.
            2.1.1. Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, purchase or be assigned and assume from the relevant Sellers (as set forth in Exhibit 2.1.1), and each Seller shall transfer or assign to the Purchaser or the relevant Designated Purchasers (as set forth in Exhibit 2.1.1), all of its right, title and interest in and to the following assets other than the Excluded Assets (such assets, excluding the Excluded Assets, the “Assets”) (x) in the case of Assets that are transferred or assigned by U.S. Debtors, free and clear of all Liens and Claims (other than the Permitted Encumbrances of a type described in clause (v) of the definition thereof, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates or, with respect to the Transferred Intellectual Property, as expressly provided in Section 2.1.1(e) below) pursuant to Sections 363 and 365 of the U.S. Bankruptcy Code, (y) in the case of Assets that are transferred or assigned by the Canadian Debtors, free and clear of all Liens (other than the Permitted Encumbrances of a type described in clause (v) of the definition thereof, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates or, with respect to the Transferred Intellectual Property, as expressly provided in Section 2.1.1(e) below) pursuant to the Canadian Approval and Vesting Order, when granted, and (z) in the case of Assets that are transferred or assigned by the Other Sellers, free and clear of all Liens (other than the Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates or, with respect to the Transferred Intellectual Property, as expressly provided in Section 2.1.1(e) below):
          (a) the Owned Inventory as of the Closing Date;
          (b) the Owned Equipment as of the Closing Date;
          (c) the Assigned Contracts in force as at the Closing Date;
          (d) the Business Information existing as at the Closing Date, subject to, in the case of the Business Information used in connection with a service provided to the Purchaser under the Transition Services Agreement, a license to the Sellers to use such Business Information solely for the purpose of providing any services thereunder, for so long as such services are provided under the Transition Services Agreement, and thereafter, such Business Information will be delivered to the Purchaser subject to a mutually agreed plan to deliver electronic Business Information to the Purchaser, and further subject to Section 2.1.2(g);
          (e) the Transferred Intellectual Property as of the Closing Date, subject to the licenses granted under such Intellectual Property prior to the date hereof or coming into existence after the date hereof, but prior to the Closing Date, and not in violation of Section 5.9(c), together with all claims against Third Parties for infringement, misappropriation or other violation of Law with respect to any of the Transferred Intellectual Property, whether for any past, present or future infringement, misappropriation or other violation;
          (f) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent related to the Assets described above;
          (g) the Consents of Government Entities and pending applications therefor listed in Section 2.1.1(g) of the Sellers Disclosure Schedule (the “Seller Consents”);

          (h) the Employee Records with respect to Employees whose employment transfers to the Purchaser or a Designated Purchaser by operation of Law;
          (i) any Tax records required by Law to be transferred to the Purchaser; and
          (j) the CIP Accounts Receivable.
          2.1.2. Excluded Assets. Notwithstanding anything in this Section 2.1.2 or elsewhere in this Agreement or in any of the Transaction Documents to the contrary, the Sellers shall retain their respective right, title and interest in and to, and the Purchaser and the Designated Purchasers shall have no rights with respect to the right, title and interest of the Sellers in and to, the following assets (collectively, the “Excluded Assets”):
          (a) cash and cash equivalents, accounts receivable (including intercompany receivables but excluding CIP Accounts Receivable), bank account balances and all petty cash of the Sellers;
          (b) subject to Section 5.20, any refunds due from, or payments due on, claims with the insurers of any of the Sellers in respect of losses arising prior to the Closing Date;
          (c) all rights to Tax refunds, credits or similar benefits relating to the Assets or the Business allocable to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on and including the Closing Date, except to the extent expressly transferred by this Agreement to the Purchaser or a Designated Purchaser;
          (d) any Security Deposits of the Sellers (including those relating to Assigned Contracts) except to the extent such Security Deposits are assigned to the Purchaser or a Designated Purchaser in accordance with Section 5.21;
          (e) other than the Assigned Contracts, any rights of the Sellers under any contract, arrangement or agreement (including, for the avoidance of doubt, and without limiting any rights under, the Subcontract Agreement, the Excluded 365 Contracts, the Non-Assigned Contracts, the Bundled Contracts and the Excluded Other Vendor Contracts);
          (f) the minute books, stock ledgers and Tax records of the Sellers other than the Tax records included in Section 2.1.1(i);
          (g) (i) any books, records, files, documentation or sales literature other than the Business Information, (ii) any Employee Records other than those required to be delivered to the Purchaser pursuant to Article VII and other than those that constitute Assets pursuant to Section 2.1.1(h), and (iii) such portion of the Business Information that the Sellers are required by Law (including Laws relating to privilege or privacy) to retain (provided that copies of such information shall be provided to the Purchaser to the extent permitted by applicable Law or such agreement) and/or not to disclose;
          (h) except for the Transferred Intellectual Property and any rights transferred or licensed under the other Transaction Documents, Intellectual Property of any

Seller (including the Sellers’ names) or any Affiliates of any Seller or Intellectual Property owned by a Third Party;
          (i) all rights of the Sellers under this Agreement and the Ancillary Agreements;
          (j) all of the rights and claims of the U.S. Debtors available to the U.S. Debtors under the U.S. Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the U.S. Bankruptcy Code, and any related claims and actions arising under such Sections by operation of Law or otherwise, including any and all proceeds of the foregoing;
          (k) all records prepared in connection with the sale of the Business, other than those records that relate exclusively to the sale of the Business to the Purchaser and the Designated Purchasers (other than those records containing personal communication or notes relating to same which shall be Excluded Assets). For greater certainty, any records relating to negotiations with Third Parties in connection with the sale of the Business shall be Excluded Assets other than any confidentiality agreements with Third Parties executed in connection with the sale of the Business which are otherwise being assigned to the Purchaser in accordance with the provisions of this Agreement;
          (l) all stock or other equity interests in any Person;
          (m) any business, asset, product or service run, owned, managed and/or provided by NETAS, the LGN Joint Venture or any other joint venture (or similar arrangement) of the Sellers and the EMEA Sellers unless expressly included in this Agreement;
          (n) any assets set forth on Section 2.1.2(n) of the Sellers Disclosure Schedule; and
          (o) any and all other assets and rights of the Sellers not specifically included in Section 2.1.1.
In addition to the above, the Sellers shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Business Information to which the Sellers in good faith determine they are reasonably likely to need access for bona fide business or legal purposes, which retained Business Information shall be held in accordance with Section 5.11.
          2.1.3. Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, assume and become responsible for, and perform, discharge and pay when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (the “Assumed Liabilities”) and no others:
          (a) all Liabilities arising after the Closing Date to the extent related to the operation of the Business (excluding the EMEA Business) by the Purchaser following the

Closing, including (i) all Liabilities incurred after the Closing Date with respect to the ownership and operation of the Assets, (ii) all Liabilities incurred after the Closing Date related to Actions or claims brought against the Business (excluding the EMEA Business), and (iii) all Liabilities arising after the Closing Date under any products liability Laws or similar Laws concerning defective products manufactured or sold by the Business (excluding the EMEA Business) following the Closing Date;
          (b) (i) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof) after the Closing Date and (ii) all Liabilities, whether arising before, on or after the Closing Date, with respect to (A) any Cure Costs payable by the Purchaser pursuant to Section 2.1.7(b) of the Sellers Disclosure Schedule, (B) any obligation to buy back from the relevant resellers the Products sold by the Business (excluding the EMEA Business) to its resellers under the Seller Contracts (to the extent such Contracts are Assigned Contracts), (C) any obligations under any warranty liabilities relating to the Products and Services which have been supplied under any Assigned Contract including warranties in respect of Known Product Defects and (D) all liabilities and obligations of a type accrued on the Business’ historic Financial Statements under the heading “Other Accrued and Contractual Liabilities” to the extent reflected in the final calculation of Net Working Capital Transferred;
          (c) all Liabilities resulting from any licensing assurances, declarations, agreements or undertakings relating to the Transferred Intellectual Property that the Sellers may have granted or committed to Third Parties including standard-setting bodies, that are set forth on Section 2.1.3(c) of the Sellers Disclosure Schedule, it being understood that the Sellers or their Affiliates may have made other licensing assurances, declarations or undertakings to various standard-setting bodies concerning the Transferred Intellectual Property, the Liabilities for such other assurances, declarations or undertakings are not assumed hereunder but are being referenced merely to provide notice thereof;
          (d) all Liabilities for, or related to, any obligation for, any Tax that the Purchaser or any Designated Purchaser bears under Article VI;
          (e) all obligations under any warranty liabilities, including warranties with respect to Known Product Defects, relating to Products and Services which have been supplied under any Bundled Contract subcontracted to the Purchaser or any Designated Purchaser under the Subcontract Agreement;
          (f) except to the extent otherwise expressly set forth in Article VII, all Liabilities related to or arising from or in connection with: (i) the Purchaser’s or any Designated Purchasers’ (or any of their Affiliates’) employment or termination of employment (whether or not arising under or in respect of any Purchaser Employee Plan) of Transferred Employees after Closing; (ii) Purchaser’s or a Designated Purchaser’s failure to offer employment to any Employee that constitutes a violation of applicable Law; (iii) the failure of the Purchaser or any Designated Purchaser to satisfy its obligations with respect to the Employees, including the Transferred Employees, as set out in Article VII;
          (g) all Liabilities that relate to or arise from or in connection with any Purchaser Employee Plan;

          (h) any obligation to provide continuation coverage pursuant to COBRA or any similar Laws under any Purchaser Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to Transferred Employees and/or their qualified beneficiaries with respect to a qualifying event occurring on or after such Transferred Employees’ Effective Hire Date;
          (i) all Liabilities related to the Transferred Employees set forth on Section 2.1.3(i) of the Sellers Disclosure Schedule (the “Specified Employee Liabilities”); and
          (j) all Liabilities related to Transferred Employees expressly assumed by the Purchaser or a Designated Purchaser as set out in Article VII.
          2.1.4. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of the Sellers, and the Sellers shall be solely and exclusively liable with respect to all Liabilities of the Sellers, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). For the purpose of clarity, and without limitation of the generality of the foregoing, the Excluded Liabilities shall include, without limitation, each of the following liabilities of the Sellers:
          (a) all Indebtedness of the Sellers and their Affiliates;
          (b) all guarantees of Third Party obligations by the Sellers and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit;
          (c) any Liability of the Sellers or their directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, other than as specifically set forth herein, including with respect to the Assumed Liabilities, all finder’s or broker’s fees and expenses and any and all fees and expenses of any representatives of the Sellers;
          (d) other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business) including, without limitation, any liability with respect to Customer Contract Cure Costs or any Cure Cost payable by the Sellers pursuant to Section 2.1.7(b) and Section 2.1.7(c) of the Sellers Disclosure Schedule;
          (e) other than as specifically set forth in Article VII, the Assumed Liabilities, or as specifically set forth in the Loaned Employee Agreement, any Liability to any Person at any time employed by the Sellers or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by the Sellers and arising from or related to such Person’s employment by the

Sellers whenever such claims mature or are asserted, including, without limitation (except as otherwise specifically set forth in Article VII, the Assumed Liabilities or the Loaned Employee Agreement), all Liabilities arising (i) under the Seller Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization Laws, (iii) under any collective bargaining Laws, agreements or arrangements or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;
          (f) any Liability relating to any real properties owned, operated or otherwise controlled by the Sellers or their Affiliates (including the Real Property) to the extent arising from events or conditions occurring or existing prior to the Closing Date, including, without limitation, where connected with, arising out of or relating to: (i) Releases, Handling of Hazardous Materials or violations of Environmental Laws or (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person;
          (g) any Liability of the Sellers under Title IV of ERISA;
          (h) any pension or retirement Liability of the Sellers;
          (i) all Liabilities for, or related to, any obligation for any Tax that the Sellers bear under Article VI, and, for the avoidance of doubt, the Parties intend that no Purchaser or Designated Purchaser shall have any transferee or successor liability for any Tax Sellers bear under Article VI;
          (j) all Actions pending against the Sellers on or before the Closing Date or to the extent relating to the Business or the Assets prior to the Closing Date even if instituted after the Closing Date;
          (k) any Liability incurred by the Sellers or their respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Closing Date;
          (l) except as provided in Section 2.1.3(b), all liabilities for accounts payable;
          (m) any Liability relating to or arising out of the ownership or operation of an Excluded Asset or the operation by the Sellers of any business other than the Business, whether before, on or after the Closing Date; and
          (n) those Liabilities set forth on Section 2.1.4(n) of the Sellers Disclosure Schedule.
          2.1.5. Assumption and/or Assignment or Rejection of 365 Contracts.
          (a) On or before the date of the U.S. Bidding Procedures Order hearing, the Sellers shall provide to the Purchaser Section 2.1.5(a) of the Sellers Disclosure Schedule which shall set forth a list of all U.S. Debtor Contracts (other than Customer Contracts) that are Executory Contracts or unexpired leases entered into before the Petition Date. On or before three (3) days before the date of the Auction, the Purchaser will provide to the Main Sellers a list (the “365 Vendor Contract List”) of those U.S. Debtor Contracts from Section 2.1.5(a) of the Sellers Disclosure Schedule, that the Purchaser has elected to have the relevant U.S. Debtor assume and assign to the Purchaser or a Designated Purchaser at Closing pursuant to Section 365 of the U.S. Bankruptcy Code (Contracts that may be included on the 365 Vendor Contract List, the “365 Vendor Contracts”). Any time prior to January 15, 2010, the Purchaser may, by written notice to the Sellers, remove any 365 Vendor Contract from the 365 Vendor Contract List, in which event such 365 Vendor Contract shall cease to be an Assumed and Assigned Contract and shall instead be an Excluded 365 Contract for all purposes hereunder.
          (b) On or before the date of the U.S. Bidding Procedures Order hearing, the Sellers shall provide to the Purchaser Section 2.1.5(b) of the Sellers Disclosure Schedule which shall set forth a list (the “365 Customer Contract List”) of all Customer Contracts of a U.S. Debtor that are Executory Contracts and were entered into before the Petition Date and that the relevant U.S. Debtor will assume and assign to the Purchaser or a Designated Purchaser at Closing pursuant to Section 365 of the U.S. Bankruptcy Code (Contracts that may be included on the 365 Customer Contract List, the “365 Customer Contracts” and, together with the 365 Vendor Contracts, the “Assumed and Assigned Contracts” (as referred to herein from time to time as “365 Contracts”)).
          (c) The U.S. Debtors shall seek the approval of the U.S. Bankruptcy Court to the assumption and/or assignment of the Assumed and Assigned Contracts as part of the U.S. Sale Order in accordance with Section 5.1.
          (d) Any U.S. Debtor Contracts that are Executory Contracts or unexpired leases that the Purchaser elects not to have assigned pursuant to Section 2.1.5(a) shall be referred to as an “Excluded 365 Contract” and shall not be an Assigned Contract hereunder.
          2.1.6. Assignment of Other Vendor Contracts and Other Customer Contracts.
          (a) On or before a date that is thirty (30) days from the date hereof, the Sellers shall provide to the Purchaser Section 2.1.6(a) of the Sellers Disclosure Schedule which shall set forth a list of Other Vendor Contracts (other than Non-Assignable Contracts). On or before December 31, 2009, the Purchaser shall notify the Sellers of (i) any Other Vendor Contracts (other than Non-Assignable Contracts) that the Purchaser wants the relevant Seller to assign to the Purchaser or a Designated Purchaser at the Closing (the “Designated Other Vendor Contracts”) and (ii) any Other Vendor Contracts (other than Non-Assignable Contracts) that Purchaser does not want the relevant Seller to assign to the Purchaser or a Designated Purchaser at the Closing (the “Excluded Other Vendor Contracts”). On or before January 15, 2010 the Purchaser may by written notice to the Main Sellers, modify the lists of Designated Other Vendor Contracts and Excluded Other Vendor Contracts for all purposes hereunder.
          (b) On or before a date that is thirty (30) days from the date hereof, the Sellers shall provide to the Purchaser Section 2.1.6(b) of the Sellers Disclosure Schedule

which shall set forth a list of Non-Assignable Contracts with suppliers of products or services to the Business. On or before December 31, 2009, the Purchaser shall notify the Sellers of (i) any Non-Assignable Contracts with suppliers of products or services to the Business that the Purchaser wants the relevant Seller to attempt to assign to the Purchaser or a Designated Purchaser at the Closing (the “Designated Non-Assignable Supply Contracts”) and (ii) any Non-Assignable Contracts with suppliers of products or services to the Business that the Purchaser does not want the relevant Seller to assign to the Purchaser or a Designated Purchaser at the Closing (the “Excluded Non-Assignable Supply Contracts”). On or before January 15, 2010, the Purchaser may by written notice to the Main Sellers, modify the lists of Designated Non-Assignable Contracts and Excluded Non-Assignable Contracts for all purposes hereunder.
          (c) On or before a date that is thirty (30) days from the date hereof, the Sellers shall provide to the Purchaser Section 2.1.6(c) of the Sellers Disclosure Schedule which shall set forth a list of those Customer Contracts other than 365 Customer Contracts and other than Non-Assignable Contracts to be assigned by the relevant Seller to the Purchaser or a Designated Purchaser at Closing (the “Designated Other Customer Contracts”).
          (d) On or before a date that is thirty (30) days from the date hereof, the Sellers shall provide to the Purchaser Section 2.1.6(d) of the Sellers Disclosure Schedule which shall set forth a list of Non-Assignable Contracts (other than 365 Contracts) with customers of the Business which the relevant Seller will attempt to assign to the Purchaser or a Designated Purchaser at Closing (the “Designated Non-Assignable Customer Contracts” and together with the Designated Non-Assignable Supply Contracts, the “Designated Non-Assignable Contracts”).
          (e) The Parties shall use commercially reasonable efforts to obtain all Consents required to permit the assignment to the Purchaser or a Designated Purchaser of the Designated Non-Assignable Contracts; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such Consents and, for greater certainty, the failure to obtain any or all of such Consents shall not in itself entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.
          (f) Subject to Section 2.1.10 and Section 5.14, all the Designated Other Vendor Contracts, Designated Other Customer Contracts and the Designated Non-Assignable Contracts in force at the Closing shall be assigned to the Purchaser or a Designated Purchaser at the Closing pursuant to Section 2.1.1(c).
          (g) For those Designated Non-Assignable Customer Contracts for which the Sellers are unable to obtain any required Consent on or before January 25, 2010, the relevant Sellers shall use commercially reasonable efforts to enter into one or more Subcontract Agreements between the Sellers and the Purchaser with respect to such Designated Non-Assignable Customer Contracts; provided that (x) the Sellers shall not renew any Designated Non-Assignable Customer Contract once it has expired unless both the relevant Seller and Purchaser agree, (y) the Sellers shall have the right, any time after the date that is one year after the Closing Date, to exercise any right to terminate any Designated Non-Assignable Customer Contract, and (z) the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liabilities in order to comply with its obligations under this sentence.
          2.1.7. Cure Costs; Adequate Assurance.
          (a) On or before the date of the U.S. Bidding Procedures Order hearing, the Sellers shall provide to the Purchaser Section 2.1.7(a) of the Sellers Disclosure Schedule which shall set forth a list of all of the following: (i) each 365 Vendor Contract and the aggregate amount of Cure Costs, in the Sellers’ estimate, owed to each counterparty to such 365 Vendor Contract, (ii) each exclusive Other Vendor Contract that, in the Sellers’ estimate, is subject to Cure Costs in excess of $100,000 and the aggregate amount of Cure Costs, in the Sellers’ estimate, owed with respect to such Other Vendor Contract, and (iii) each supplier to the Business who supplies products or services pursuant to Non-Exclusive Supply Contracts who, in the Sellers’ estimate, is owed Cure Costs thereunder in excess of $100,000 and the aggregate amount of Cure Costs, in the Sellers’ estimate, owed to each such supplier.
          (b) Section 2.1.7(b) of the Sellers Disclosure Schedule sets forth the manner in which Cure Costs shall be paid under this Agreement and certain agreements of the Parties with respect thereto.
          (c) Section 2.1.7(c) of the Sellers Disclosure Schedule sets forth the manner in which Customer Contract Cure Costs shall be paid under this Agreement and certain agreements of the Parties with respect thereto.
          (d) This Agreement may be terminated by the Purchaser at any time prior to Closing in accordance with clause (C) of Section 2.1.7(b)(I) of the Sellers Disclosure Schedule, and in the event of such termination, the Purchaser shall be entitled to a termination payment of $21,392,000.
          (e) Prior to the U.S. Sale Hearing, the Purchaser shall provide adequate assurance of its and the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of Section 365(f)(2)(B) of the U.S. Bankruptcy Code.
          2.1.8. Local Sale Agreements. Subject to the terms and conditions hereof, if reasonably requested in writing by the Purchaser or the Sellers to effect the Closing on the terms hereof, the relevant Sellers shall, and the Purchaser shall, and shall cause the relevant Designated Purchasers to, enter into such agreements or instruments, including bills of sale and/or assignment and assumption agreements (the “Local Sale Agreements”), providing for (i) the sale, transfer, assignment or other conveyance to the Purchaser and relevant Designated Purchasers, in accordance with the requirements of applicable local Law, of any Assets located in the specified countries reasonably requested by the Sellers or the Purchaser, and (ii) the assumption by the Designated Purchasers of any Assumed Liability that the Purchaser intends to allocate to them. Such Local Sale Agreements shall promptly be negotiated in good faith between the Main Sellers and the Purchaser. In the event of a conflict between this Agreement and the Local Sale Agreements, this Agreement shall prevail.
          2.1.9. EMEA Asset Sale Agreement. Notwithstanding anything to the contrary in this Agreement, except to the extent expressly incorporated by reference into the EMEA Asset Sale Agreement, none of the EMEA Sellers or the directors of any of them, the Joint Administrators or the Joint Israeli Administrators shall assume, or be deemed to assume, any obligation or liability whatsoever under this Agreement and nothing in this Agreement shall apply to, or govern, the sale, assignment, transfer, retention or assumption of assets, rights, properties or Liabilities of, or by, any EMEA Seller, the Joint Administrators or the Joint Israeli Administrators in any manner whatsoever. The only assets, rights, properties and Liabilities of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators that are being sold, assigned or transferred to, and assumed by, the Purchaser or the EMEA Designated Purchasers, and the terms and conditions thereof, and except as expressly set forth in this Agreement as made by the Sellers, and not, for the avoidance of doubt, the EMEA Sellers, the representations with respect thereto are solely as expressly set forth in the EMEA Asset Sale Agreement. Except as provided in the EMEA Asset Sale Agreement, neither the Purchaser nor any Designated Purchaser shall be entitled to make any claim under this Agreement, or assert any right hereunder, against any Person other than the Sellers, their successors or assigns.
          2.1.10. Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, if the requisite Consent has not been obtained on or prior to Closing, then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Asset, or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer or assignment thereof, without the Consent of a Third Party, including a Government Entity, would constitute a breach, default, violation or other contravention of the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such Asset. For greater certainty, failure to obtain any such Consent shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price. In the case of Consents, Contracts and other commitments included in the Assets (i) that cannot be transferred or assigned without the consent of Third Parties, which consent has not been obtained prior to the Closing, the Sellers shall, at the Purchaser’s sole out-of-pocket cost, reasonably cooperate with the Purchaser in endeavoring to obtain such Consent and, if any such Consent is not obtained, the Sellers shall, following the Closing, at the Purchaser’s sole out-of-pocket cost, cooperate with the Purchaser in all reasonable respects to provide to the Purchaser with the benefit of such Consent, Contract or other commitment, or (ii) that are otherwise not transferable or assignable, the Sellers shall, following the Closing, at the Purchaser’s sole out-of-pocket cost, reasonably cooperate with the Purchaser to provide to the Purchaser with the benefit of such Consent, Contract or other commitment. The obligation of the Sellers to provide such reasonable cooperation under this Section 2.1.10 shall terminate on the date that is one (1) year following the Closing Date and after such time period, the Sellers shall have no further obligation to so cooperate nor shall the Sellers bear any liability for the failure to obtain such Consents within such one year period.

          SECTION 2.2. Purchase Price.
            2.2.1. Purchase Price.
          (a) Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the Sellers’ and EMEA Sellers’ right, title and interest in, to and under the Assets and the EMEA Assets, respectively, pursuant to the terms hereof and pursuant to the terms of the EMEA Asset Sale Agreement, respectively, and of the rights granted by certain Sellers and the EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser, on its own behalf and as agent for the relevant Designated Purchasers, shall (i) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and the EMEA Assumed Liabilities, (ii) subject to adjustment following the Closing in accordance with Section 2.2.4.2, pay to the Distribution Agent an amount of cash (the “Cash Purchase Price”) equal to Five Hundred Thirty Million dollars ($530,000,000) (the “Base Cash Purchase Price”) less the Escrow Amount and as adjusted pursuant to Sections 2.2.2 and 2.2.4 and Section 5.28 of the Sellers Disclosure Schedule or as otherwise expressly provided herein, in the Real Estate Terms and Conditions or in the EMEA Asset Sale Agreement, and (iii) subject to Section 2.2.7, issue to the Distribution Agent, as agent for the Sellers and the EMEA Sellers, $239,000,000 aggregate principal amount (the “Aggregate Principal Amount”) of 6.0% Senior Notes due June 15, 2017 (the “Convertible Notes”, and together with the Cash Purchase Price, as adjusted, the “Purchase Price”) convertible at the holder’s option into Common Stock at a conversion price equal to $16.4625 (the “Conversion Price”), subject to adjustments contemplated in the Indenture; provided, however, that the Purchaser may, by written notice to the Sellers on or before the Closing Date, elect to increase the Cash Purchase Price and the Base Cash Purchase Price payable pursuant to clause (ii) above by up to the Aggregate Principal Amount in lieu of issuing the corresponding face amount of the Convertible Notes (such election, if exercised, the “Cash Replacement Election”); provided further, that if the Market Value of the Common Stock on the date of the notice of such election (or in the case the replacement is made with the proceeds of a simultaneous convertible security offering the most recent closing price per share of the Common Stock on the NASDAQ Global Select Market at the time such convertible security offering is priced) is equal to or greater than $17.00 per share of Common Stock, then in lieu of increasing the Cash Purchase Price by the Aggregate Principal Amount such increase will equal the Optional Redemption Price corresponding to such Aggregate Principal Amount.
          (b) Except as provided in Section 2.2.1(a), the Convertible Notes shall be issued on terms substantially the same as the terms of the Existing 2017 Senior Notes as set forth in the indenture with respect thereto except that (i) references to quotation on an automated over the counter trading market contained in the “Fundamental Change” definition of the 2017 Existing Senior Notes indenture will be omitted in the equivalent definition in the documentation for the Convertible Notes, (ii) the related share adjustment amount table (with conforming changes to minimum and maximum adjustment amounts described elsewhere) is replaced by the table attached hereto as Exhibit 2.2.1(b)(ii), (iii) following the Closing but prior to the Liquidity Date, the Purchaser may redeem the Convertible Notes at any time for cash at a redemption price per $1,000 principal amount of Convertible Notes equal to the greater of (a) $1,050.00 and (b) the product of (x) the closing price per share of the Common Stock on the NASDAQ Global Select Market on the date of notice of such redemption (or in the case of redemption with the proceeds of a simultaneous convertible bond offering the most recent closing price per share of the Common Stock on the NASDAQ Global Select Market at the time such convertible bond offering is priced) multiplied by (y) the Conversion Rate (as defined in the Indenture) applicable to the Convertible Notes on such date, as increased by a number of additional shares determined by reference to the number of such additional Shares, the most recent closing price per share of the Common Stock on the NASDAQ Global Select Market at the time the simultaneous convertible security offering is priced and the time of such redemption as set forth in the table attached hereto as Exhibit 2.2.1(b)(iii) (using the date of notice of redemption or the date of pricing of such simultaneous convertible security offering as the referenced effective date and the closing price per share of the Common Stock on The NASDAQ Global Select Market), multiplied by (z) .95, plus, in each case, accrued and unpaid interest from the date of issuance (the “Optional Redemption Price”), and (iv) the indenture with respect to the Convertible Notes will reflect the post-Closing offer requirement set forth in Section 2.2.1(c) below.
          (c) In the event that the Purchaser completes any capital raising transaction through the issuance and sale of debt or equity securities for cash during the period after the date hereof through and including the Closing Date, the Purchaser shall be required to exercise the Cash Replacement Election to the extent of the net proceeds of such capital raising transaction. In the event that the Purchaser completes any capital raising transaction through the issuance and sale of debt or equity securities for cash during the period following the Closing Date but prior to the earlier of the date on which the Initial Shelf Registration Statement becomes effective or the date on which the Registrable Securities are otherwise Freely Tradeable (such date, the “Liquidity Date”), the Purchaser shall be required to offer to use the net proceeds therefrom to replace the Convertible Notes for an amount equal to the Optional Redemption Price.
          (d) Notwithstanding Sections 2.2.1(a), (b) and (c) above, in the event that the Market Value of the Common Stock (rounded to the nearest whole cent) as of the Closing Date is less than $13.17, the interest rate on the Convertible Notes shall be increased as follows:

Market Value	Interest Rate
More than $13.16	6.00%
$13.00-$13.16	6.25%
$12.75-$12.99	6.50%
$12.50-$12.74	6.75%
$12.25-$12.49	7.00%
$12.00-$12.24	7.25%
$11.75-$11.99	7.50%
$11.50-$11.74	7.75%
Less than $11.49	8.00%

          2.2.2. Estimated Cash Purchase Price.
          (a) For purposes of determining the amount of cash to be paid as the Cash Purchase Price by the Purchaser to the Sellers at the Closing pursuant to Section 2.2.1, at least three (3) Business Days prior to the Closing Date but no more than ten (10) Business Days prior to the Closing Date, the Main Sellers shall deliver to the Purchaser their good faith estimate of the Closing Date Net Working Capital Transferred (the “Estimated Closing Date Net Working Capital Transferred”) setting forth in reasonable detail the Main Sellers’ calculation thereof. The Main Sellers’ calculation of the Estimated Closing Date Net Working Capital shall be subject to the review and approval of the Purchaser, which approval shall not be unreasonably withheld. The Main Sellers shall cooperate with the Purchaser and shall provide such information as may be reasonably requested in connection with such review.
          (b) The “Estimated Adjustment Amount,” which may be positive or negative, shall mean (i) the Estimated Closing Date Net Working Capital Transferred, minus (ii) $167,000,000. If the Estimated Adjustment Amount is a positive number, then the Cash Purchase Price shall be increased on the Closing Date by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is a negative number, then the Cash Purchase Price shall be decreased on the Closing Date by the absolute value of the Estimated Adjustment Amount.
          (c) The Parties agree that the Cash Purchase Price to be paid at Closing shall also be decreased in accordance with clause 3.5 and Schedule 8 of the EMEA Asset Sale Agreement.
          2.2.3. Additional Adverse Bankruptcy Proceedings; Adverse International Injunctions; Excluded Entities.
          (a) Other than as set forth in Section 2.2.3(d), if at any time prior to the Closing Date, (i) any Seller that is a Non-Debtor Seller as of the date hereof shall have commenced voluntary or involuntary bankruptcy, insolvency, administration or judicial proceedings similar to the Bankruptcy Proceedings in any country or other jurisdiction (each such proceeding, an “Additional Adverse Bankruptcy Proceeding”) or (ii) there shall be in effect any Law or Order of any court or other Government Entity in any country or other jurisdiction (other than the U.S., Canada or the United Kingdom) prohibiting in such jurisdiction the consummation of the transactions contemplated hereby or any pending proceeding by any such Government Entity seeking such prohibition (such Law, Order or proceeding, an “Adverse International Injunction”), then (A) the Main Sellers shall promptly notify the Purchaser of such Additional Adverse Bankruptcy Proceeding or such an Adverse International Injunction, as applicable, and, to the extent the Main Sellers are aware of the same, identify the Assets or assets of a Person that are subject to such Additional Adverse Bankruptcy Proceeding or Adverse International Injunction (the “Restricted Assets”), (B) the Parties shall, in respect of the Restricted Assets, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to transfer, sell and assign all of the Sellers’ right, title and interest in the Restricted Assets to the Purchaser or a Designated Purchaser, as applicable, as contemplated hereby on the Closing Date on the terms and conditions set forth herein, notwithstanding the Additional Adverse Bankruptcy Proceeding or Adverse International Injunction, as applicable; provided, however, nothing contained herein shall require the Purchaser or any Designated Purchaser to take any action in violation of applicable Law or any Order or which would subject the Purchaser or any Designated Purchaser to any material liability other than the Assumed Liabilities or to incur any material out-of-pocket cost.
          (b) If, ten (10) Business Days prior to Closing, it has become apparent to the Parties that such Additional Adverse Bankruptcy Proceeding or Adverse International Injunction will or may prevent one or more Sellers (each a “Restricted Seller”) from assigning the Restricted Assets to the Purchaser or a Designated Purchaser, as applicable, as of the Closing Date, then, as of the Closing Date, such Restricted Assets shall automatically be deemed Excluded Assets hereunder, the Sellers shall be excused from delivering the Restricted Assets and, without prejudice to all other obligations of the Purchaser and the other Sellers hereunder, the Purchaser shall be relieved from its rights and obligations to acquire such Restricted Assets, to assume any Assumed Liabilities in respect thereof (the “Restricted Liabilities”) or to make offers to, or employ, any Employee who is employed by any Seller who is subject to such Additional Adverse Bankruptcy Proceeding or Adverse International Injunction or who devotes more than 50% of his or her working time to the business of any such Sellers (each a “Restricted Employee”). The Purchase Price, including the Cash Purchase Price paid to the Sellers at the Closing, shall be reduced, with respect to such Restricted Assets and Restricted Liabilities, by an amount equal to the product of (x) the sum of the revenues for the one year period ended on December 31, 2008 (the “2008 Revenues”) for all Restricted Sellers as set forth on Exhibit X, times (y) 0.4088; provided, however, if the sum of the 2008 Revenues for all Restricted Sellers and all EMEA Sellers that are designated Restricted Sellers pursuant to the EMEA Asset Sale Agreement as set forth on Exhibit X exceeds $120,000,000, the Purchase Price, including the Cash Purchase Price paid to the Sellers at the Closing, shall be reduced, with respect to such Restricted Assets and Restricted Liabilities, by an amount equal to the product of (x) the sum of the 2008 Revenues for all Restricted Sellers as set forth on Exhibit X, times (y) 0.5314.
          (c) Subject to Section 5.4 and Section 5.5, for a period of thirty (30) days following the Closing, the Sellers and the Purchaser shall, in respect of the Restricted Assets, continue to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to assign the Restricted Assets of the relevant Restricted Seller to the Purchaser or a Designated Purchaser, as promptly as reasonably practicable within such period; provided, however, nothing contained herein shall require the Purchaser or any Designated Purchaser to take any action in violation of applicable Law or any Order or which would subject the Purchaser or a Designated Purchaser to any material liability other than the Assumed Liabilities or to incur any material out-of-pocket cost. In the event that the Sellers are unable to cause the Adverse International Injunction to be terminated or to otherwise complete the transaction in accordance with the proviso above on or before the date that is 30 days after the Closing Date, neither the Purchaser nor any Designated Purchaser shall have any further obligation with respect to the Restricted Assets, Restricted Liabilities or the Restricted Employees. To the extent the Restricted Assets are assigned to the Purchaser or a Designated Purchaser, as applicable, the Purchaser or a Designated Purchaser shall assume the related Restricted Liabilities and make offers to and employ as provided in Article VII the Restricted Employees, then as of the transfer date: (i) the Restricted Assets, the Restricted Liabilities and the Restricted Employees shall be deemed respectively Assets, Assumed Liabilities and Transferred Employees hereunder; and (ii) the Purchaser shall pay to the Distribution Agent, as an adjustment to the Purchase Price hereunder, by wire transfer to the account designated by the Distribution Agent pursuant to Section 2.3.2(b) an amount in cash equal to the amount that the Purchase Price was reduced pursuant to subsection (b) above with respect to such Restricted Seller.
          (d) Section 2.2.3(d) of the Sellers Disclosure Schedule sets forth the manner in which certain Sellers or Affiliates of any Seller (and their Assets, and Liabilities) may be excluded from the transactions contemplated by this Agreement.
          (e) The Purchase Price, including the Cash Purchase Price, shall also be adjusted in accordance with clause 3.5 and Schedule 8 of the EMEA Asset Sale Agreement.
          2.2.4. Purchase Price Adjustment.
              2.2.4.1 Closing Statement; Dispute Resolution
          (a) As promptly as practicable (and in any event within 90 days after the Closing), the Purchaser shall prepare and deliver to the Main Sellers and the EMEA Sellers an unaudited statement (the “Closing Statement”) setting forth in reasonable detail the Net Working Capital Transferred of the Business as of the Closing Date (the “Closing Date Net Working Capital Transferred”) and each component thereof. Following the Closing, the Purchaser shall provide the Main Sellers and their representatives access to the records and employees of the Business to the extent relevant for the preparation of the Closing Statement and shall cause the employees of the Business to cooperate with the Main Sellers in connection with their review of the Closing Statement. “Net Working Capital Transferred” as of the Closing Date shall mean an amount equal to (i) the Closing Inventory Amount, plus (ii) the Closing CIP Accounts Receivable Amount, minus (iii) the Closing Warranty Provision, minus (iv) the Closing KPD Provision, minus (v) the Closing Net Deferred Revenues, minus (vi) the Closing Other Accrued and Contractual Liabilities, minus (vii) the Closing Accrued Vacation and Service Award Amount, minus (viii) the Closing Retirement Obligation Amount, minus (ix) the Excess ARD Employees Amount.
          (b) If the Main Sellers disagree with the calculation of Closing Date Net Working Capital Transferred, they shall notify the Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after their receipt of the Closing Statement. In the event that the Main Sellers do not provide such a notice of disagreement within such thirty (30) day period, the Main Sellers shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital Transferred delivered by the Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Purchaser and the Main Sellers shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing

Date Net Working Capital Transferred. If, at the end of such period, they are unable to resolve such disagreements, then the Independent Auditor as arbitrator (or such other independent accounting firm of recognized national standing as may be mutually selected by the Purchaser and the Main Sellers) (the “Accounting Arbitrator”) shall resolve any remaining disagreements. The Accounting Arbitrator shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Accounting Arbitrator, whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.2.4.1 and (only with respect to the remaining disagreements submitted to the Accounting Arbitrator) whether and to what extent (if any) Closing Date Net Working Capital Transferred require adjustment. The fees and expenses of the Accounting Arbitrator shall be paid inverse pro rata by the Primary Parties based on the final position of each of the Primary Parties as submitted to the Accounting Arbitrator relative to the Accounting Arbitrator’s final determination. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the Parties. The date on which Closing Date Net Working Capital Transferred is finally determined in accordance with this Section 2.2.4.1 is hereinafter referred as to the “Determination Date.”
              2.2.4.2. Purchase Price Adjustment
          (a) The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Date Net Working Capital Transferred, minus the Estimated Closing Date Net Working Capital Transferred. If the Adjustment Amount is a positive number, then the Base Cash Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Base Cash Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.2.4.2(b) below.
          (b) Adjustment Payments.
     (i) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date:
     (A) the Purchaser shall pay to the Distribution Agent the Increase Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the prime rate of interest published in the “Money Rates” column of the Eastern Edition of the Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date (the “Prime Rate”); and
     (B) the Parties shall cause the Escrow Agent to pay to the Distribution Agent the full Working Capital Escrow Amount, together with interest thereon from the Closing Date to the date of payment at the Prime Rate.
Any cash payment of the Increase Amount shall be paid in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by the Distribution Agent.

     (ii) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date:
     (A) the Parties shall cause the Escrow Agent to pay to the Purchaser, on its own behalf and in its capacity as agent for the Designated Purchasers and EMEA Designated Purchasers, the lesser of (x) the Deficit Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the Prime Rate, and (y) the Working Capital Escrow Amount;
     (B) in the event that the Deficit Amount exceeds the Working Capital Escrow Amount, the Sellers shall cause the Distribution Agent to pay to the Purchaser, on its own behalf and in its capacity as agent for the Designated Purchasers and EMEA Designated Purchasers, an amount equal to the amount by which the Deficit Amount, as finally determined, together with the interest thereon from the Closing Date to the date of payment at the Prime Rate, exceeds the Working Capital Escrow Amount; and
     (C) to the extent that there is any Working Capital Escrow Amount remaining after payment of the Deficit Amount, such amount shall be returned to the Distribution Agent in accordance with the terms of the Escrow Agreement.
Any cash payment of the Deficit Amount shall be paid in cash by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser or the Distribution Agent, as applicable.
          2.2.5. Escrows.
          (a) At the Closing, each of the Main Sellers, the EMEA Sellers or an authorized representative of the EMEA Sellers and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent in respect of the Working Capital Escrow Amount, the Transition Services Escrow Amount, the Carling Property Escrow Amount, the Tax Escrow Amount, the EMEA Tax Escrow Amount, the Italian Tax Escrow Amount and the matters set forth on Section 2.1.7(b) of the Sellers Disclosure Schedule.
          (b) Each of the Main Sellers, the EMEA Sellers or an authorized representative of the EMEA Sellers and the Purchaser hereby undertake to promptly execute and deliver to the Escrow Agent, in accordance with the Escrow Agreement, instructions to pay to the Sellers or the Purchaser, as applicable, funds from the escrow account established pursuant to the Escrow Agreement any time that such Person becomes entitled to such payment from the escrow account pursuant to the terms of the Escrow Agreement and (i) Section 2.2.4.2 in respect of the Working Capital Escrow Amount, (ii) the terms of the Transition Services Agreement in respect of the Transition Services Escrow Amount, (iii) the terms of the Carling Property Lease Agreements in respect of the Carling Property Escrow Amount, (iv) Section 6.7 in respect of the Tax Escrow Amount, (v) Section 6.8 in respect of the EMEA Tax Escrow Amount, (vi) Section 6.9 in respect of the Italian Tax Escrow Amount and (vii) the terms of Section 2.1.7(b) of the Sellers Disclosure Schedule.

          2.2.6. Purchase Price Allocation.
          (a) The Parties and the EMEA Sellers shall (i) first allocate to the tangible Assets, the tangible EMEA Assets, the CIP Accounts Receivable and the EMEA CIP Accounts Receivable, a portion of the Purchase Price as adjusted in accordance with the terms of this Agreement and the EMEA Asset Sale Agreement (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities and the EMEA Assumed Liabilities), if any, equal to the net book value of such tangible Assets, tangible EMEA Assets, the CIP Accounts Receivable and the EMEA CIP Accounts Receivable as of the Closing Date and (ii) then allocate the balance of the Purchase Price, as adjusted in clause (i) of this Section 2.2.6(a), to the intangible Assets and the intangible EMEA Assets.
          (b) To the extent necessary to file Transfer Tax Returns, the Parties and the EMEA Sellers shall negotiate in good faith to determine an allocation of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities), among the Assets and the EMEA Assets in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder and other applicable Tax Laws, which allocation shall be subject to the principles of Section 2.2.6(a) (such allocation, a “Partial Allocation”). If the Parties and the EMEA Sellers do not reach agreement on a Partial Allocation after negotiating in good faith, the Partial Allocation shall be submitted to the Accounting Arbitrator, which shall prepare a final Partial Allocation; provided, however, that if a different Partial Allocation is required by a Government Entity (including for this purpose an allocation required, approved or authorized pursuant to a Bankruptcy Proceeding), then the Partial Allocation shall be modified as necessary to be consistent with the required allocation (but in all cases shall be subject to the principles of Section 2.2.6(a)). Notwithstanding the preceding sentence, if the Parties have not reached agreement on the Partial Allocation and the Accounting Arbitrator has not submitted its determination on or before the date that a Transfer Tax Return is required to be filed with the relevant Tax Authority (giving effect to any valid extensions), then such Transfer Tax Return shall be timely filed in the manner that the Party with primary responsibility for the payment of the Transfer Taxes under this Agreement reasonably determines (the “Transfer Tax Determination”), provided that such Transfer Tax Determination shall have a reasonable prospect of being sustained, and shall, upon receiving the Accounting Arbitrator’s later determination and to the extent permitted under applicable Law, the filing Party shall promptly file, or cause to be filed, an amended return in accordance therewith. The Purchaser agrees to indemnify and hold harmless the Sellers and their respective officers and directors from any Losses arising out of or resulting from the Transfer Tax Determination, including without limitation, any Tax, interest, penalty or sanction. The Parties agree to be bound by the final Partial Allocation accepted by the Parties or prepared by the Accounting Arbitrator (as modified to be consistent with the allocation required by a Government Entity, described above), as applicable. The Parties and the EMEA Sellers agree to act in accordance with the allocations contained in such final Partial Allocation for all purposes relating to Transfer Taxes (including the preparation, filing and audit of any Transfer Tax Returns).

          2.2.7. Certain Payment Mechanics and Allocations for the Convertible Notes.
          (a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.2.7(b) unless, prior to the Closing, the Purchaser notifies the Sellers in writing that this Section 2.2.7 shall not apply or unless the Purchaser exercises the Cash Replacement Election in full, (i) a portion of the Purchase Price payable to the Distribution Agent, as agent for the U.S. Sellers, as consideration for the U.S. Sellers’ right, title and interest in, to and under the Assets transferred by such U.S. Sellers to the Purchaser or a Designated Purchaser hereunder will include that portion of the Convertible Notes being delivered pursuant to Section 2.2.1 set forth on Section 2.2.7(a)(i) of the Sellers Disclosure Schedule and any remaining portion of the Purchase Price payable to the Distribution Agent as agent for the U.S. Sellers hereunder shall be paid to the Distribution Agent in cash as part of the Cash Purchase Price, (ii) a portion of the Purchase Price payable to the Distribution Agent, as agent for the UK Sellers, as consideration for the UK Sellers’ right, title and interest in, to and under the EMEA Assets transferred by such UK Sellers to the Purchaser or an EMEA Designated Purchaser under the EMEA Asset Sale Agreement will include that portion of the Convertible Notes being delivered pursuant to Section 2.2.1 set forth on Section 2.2.7(a)(ii) of the Sellers Disclosure Schedule and any remaining portion of the Purchase Price payable to the Distribution Agent as agent for the UK Sellers hereunder shall be paid to the Distribution Agent in cash as part of the Cash Purchase Price, (iii) a portion of the Purchase Price payable to the Distribution Agent, as agent for the Canadian Sellers, as consideration for the Canadian Sellers’ right, title and interest in, to and under the Assets transferred by such Canadian Sellers to the Purchaser or a Designated Purchaser hereunder will include that portion of the Convertible Notes being delivered pursuant to Section 2.2.1 set forth on Section 2.2.7(a)(iii) of the Sellers Disclosure Schedule and any remaining portion of the Purchase Price payable to the Distribution Agent as agent for the Canadian Sellers hereunder shall be paid to the Distribution Agent in cash as part of the Cash Purchase Price, and (iv) the Purchase Price payable as consideration for the right, title and interest in, to and under the Assets or EMEA Assets of any Non-Convertible Note Recipient Seller transferred to Purchaser, a Designated Purchaser or an EMEA Designated Purchaser will not include any Convertible Notes and shall consist entirely of cash paid to the Distribution Agent as part of the Cash Purchase Price. Neither the initial allocation of Common Stock to the U.S. Sellers, UK Sellers and Canadian Sellers, nor the allocation of a portion of the Convertible Notes in accordance with this Section 2.2.7(a) is intended by the Sellers, the EMEA Sellers or the Purchaser to establish, or otherwise serve as evidence of, the absolute or relative value of the Assets or the EMEA Assets sold by, or the Assumed Liabilities or the EMEA Assumed Liabilities assumed by the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser from, any such Seller or EMEA Seller hereunder or under the EMEA Asset Sale Agreement for any purpose.
          (b) In lieu of paying any portion of the Purchase Price payable to one or more of the Convertible Note Recipient Sellers in Convertible Notes in accordance with Section 2.2.7(a), the Purchaser may, or may cause the relevant Designated Purchaser or EMEA Designated Purchaser to, deliver to the Distribution Agent, as agent for such Convertible Note Recipient Seller, a non-interest bearing, redeemable promissory note in form and substance reasonably satisfactory to the Purchaser and such Convertible Note

Recipient Seller (each a “Demand Note”) issued by the Purchaser, the relevant Designated Purchaser or EMEA Designated Purchaser to the Distribution Agent, as agent for such Convertible Note Recipient Seller, in an initial principal amount equal to the aggregate principal amount of the Convertible Notes otherwise deliverable to the Distribution Agent, as agent for such Convertible Note Recipient Seller, in accordance with Section 2.2.7(a) (the “Substituted Convertible Notes”). The Demand Note shall either be (i) redeemable upon demand by the Distribution Agent, the Convertible Note Recipient Seller or the Purchaser, by delivery by the Purchaser to the Distribution Agent, as agent for such Convertible Note Recipient Seller, Convertible Notes having an aggregate initial principal amount equal to the aggregate principal amount of the Substituted Convertible Notes or (ii) subject to put and call options allowing the Distribution Agent, the Convertible Note Recipient Seller or the Purchaser, as applicable, to exercise such option and exchange the Demand Note for Convertible Notes having an aggregate initial principal amount equal to the aggregate principal amount of the Substituted Convertible Notes; provided, that the delivery of such Demand Note shall be deemed to satisfy the Purchaser’s obligations with respect to issuance of the Substituted Convertible Notes under this Agreement only if, immediately following the Closing and on the Closing Date, the Purchaser tenders to the Distribution Agent, as agent for the applicable Convertible Note Recipient Seller, in satisfaction of, or as consideration for the acquisition of, such Demand Note, Convertible Notes having an aggregate initial principal amount equal to the aggregate principal amount of the Substituted Convertible Notes.
          (c) Without limiting the obligations of the Purchaser to pay Transfer Taxes in accordance with Section 6.1 of this Agreement or clause 11 (Tax) of the EMEA Asset Sale Agreement, and without limiting any other remedy available to the Sellers, the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators (collectively, the “Tax Indemnitees” and individually, a “Tax Indemnitee”) under this Agreement or the EMEA Asset Sale Agreement, but without duplication, the Purchaser shall indemnify the Tax Indemnitees for any Taxes imposed upon or payable by a Tax Indemnitee or for the fair value of any loss of Tax attributes arising in connection with the transactions contemplated or necessitated by this Section 2.2.7, including, without limitation, with respect to the delivery or redemption of a Demand Note, the issuance, delivery or receipt of Substituted Convertible Notes, the exercise of put or call options and any other transfer or disposition of the Convertible Notes, Demand Notes or Substituted Convertible Notes or rights in and to any of the foregoing, but not including any Taxes that would have been imposed upon or payable by a Tax Indemnitee on the assumption that Section 2.2.7 of this Agreement did not apply.
          SECTION 2.3. Closing.
            2.3.1. Closing Date. The completion of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”) shall occur simultaneously with closing of the transaction contemplated by the EMEA Asset Sale Agreement and shall take place at the offices of Ogilvy Renault LLP in Toronto, Canada commencing at 9:00 a.m. local time on the date which is the later of (i) February 1, 2010, (ii) the date that is the earlier of (x) ten (10) Business Days after the Service Readiness Date and (y) April 30, 2010, and (iii) five (5) Business Days after the day upon which all of the conditions set forth under Article IX (other than conditions to be satisfied at the Closing, but subject to the waiver or fulfillment of those conditions) have been satisfied or, if permissible, waived by the Main Sellers and/or the Purchaser (as applicable), or on such other place, date and time as shall be mutually agreed upon in writing by the Purchaser and the Main Sellers (the day on which the Closing takes place being the “Closing Date”).
     Legal title, equitable title and risk of loss with respect to the Assets will transfer to the Purchaser or the relevant Designated Purchaser, and the Assumed Liabilities will be assumed by the Purchaser and the relevant Designated Purchasers, at the Closing.
          2.3.2. Closing Actions and Deliveries. At the Closing:
          (a) the Sellers and the Purchaser shall, and the Purchaser shall cause the Designated Purchasers to, enter into the Ancillary Agreements to which it is contemplated that they will be parties, respectively, to the extent such agreements have not yet been entered into (except, with respect to Real Estate Agreements, as otherwise provided in the Real Estate Terms and Conditions) and subject to Section 5.25;
          (b) the Purchaser shall deliver or cause to be delivered (i) to the Distribution Agent, an amount in cash equal to the Base Cash Purchase Price (as adjusted in accordance with Sections 2.2.2 and 2.2.3) less the Escrow Amount by wire transfer in immediately available funds to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Distribution Agent in a written notice to the Purchaser, (ii) to the Escrow Agent, an amount equal to the Escrow Amount to be held and disbursed in accordance with the Escrow Agreement, this Agreement and the Carling Property Lease Agreements, (iii) as directed by the Sellers, the amount owing pursuant to Section 4(a)(ii) of the Transition Services Agreement, and (iv) subject to Section 2.2.7, to the Distribution Agent one or more stock certificates representing the Shares issued to the Distribution Agent;
          (c) immediately following delivery of the amount described in Section 2.3.2(b), at the Closing the Sellers shall deliver or cause to be delivered to the Escrow Agent by wire transfer of immediately available funds, an amount equal to the Transition Services Escrow Amount to be held and disbursed in accordance with the Escrow Agreement, this Agreement and the Transition Services Agreement; and
          (d) each Party shall deliver, or cause to be delivered, to the other any other documents reasonably requested by such other Party in order to effect, or evidence the consummation of, the transactions contemplated herein.
          (e) Purchaser’s Deliveries. The Purchaser shall deliver or cause to be delivered to the Sellers:
     (i) an assumption agreement, in form mutually acceptable to the Primary Parties, pursuant to which the Purchaser shall assume the Assumed Liabilities, duly executed by the Purchaser;

     (ii) a certificate, in form reasonably acceptable to the Sellers, executed by a duly authorized senior officer of the Purchaser certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;
     (iii) executed counterparts of each Ancillary Agreement to be entered into at Closing;
     (iv) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably acceptable to the Sellers, as the Sellers may reasonably request to transfer and assign the Assumed Liabilities to the Purchaser;
     (v) in respect of the Montreal Premises, (X) such agreements or other instruments in respect of the Montreal Premises as are required to effect the transactions contemplated by Article I of the Real Estate Terms and Conditions consistent with the Purchaser’s decision relating thereto, together with, if applicable based upon the decision not to receive an assignment of and assume the Montreal Premises Amended Lease, (Y) the Montreal Lease Termination Penalty payable to NNL, or if directed by NNL, to the Montreal Landlord in accordance with the Real Estate Terms and Conditions. For the avoidance of doubt, any such amount shall not be construed or deemed to constitute any portion of the Purchase Price; and
     (vi) an irrevocable notice dated as of the Closing Date, in a form reasonably acceptable to the Sellers, exercising the call option with respect to each Demand Note issued by the Purchaser, a Designated Purchaser or an EMEA Designated Purchaser.
          (f) Sellers’ Deliveries. The Sellers shall deliver or cause to be delivered to the Purchaser:
     (i) one or more bills of sale and/or deeds of transfer, in form reasonably acceptable to the Purchaser, duly executed by the applicable Sellers;
     (ii) executed counterparts of each Ancillary Agreement to be entered into at Closing;
     (iii) one or more instruments of assignment, in form reasonably acceptable to the Purchaser, duly executed by the applicable Sellers, with respect to assignment and transfer of the Assets, together with executed Consents from landlords in respect of Leases forming part of the Assigned Contracts, and such other documents relating to such Consents required from such landlords;
     (iv) a certificate, in form reasonably acceptable to the Purchaser, executed by a duly authorized senior officer of each Main Seller certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;

     (v) copies of the U.S. Sale Order and the Canadian Approval and Vesting Order;
     (vi) the Sellers shall deliver an affidavit of NNI and Nortel Networks (CALA) Inc. certifying as to their non-foreign status, which affidavit complies with the requirements of Section 1445 of the Code;
     (vii) NNL and NNC shall each deliver, in form reasonably acceptable to the Purchaser, an original, valid, complete, correct and properly executed IRS Form W-8BEN with Part II completed claiming entitlement to the benefits under Article XII of the income tax treaty between the United States and Canada;
     (viii) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser, as the Purchaser may reasonably request to vest in the Purchaser all the right, title and interest of the Sellers in, to or under any or all the Assets; and
     (ix) such agreements or other instruments in respect of the Montreal Premises as are required to effect the Purchaser’s decision contemplated by the Real Estate Terms and Conditions with respect thereto.
SECTION 2.4. Designated Purchaser(s).
          (a) The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.4, one or more wholly-owned Subsidiaries to (i) purchase specified Assets (including specified Assigned Contracts), (ii) assume specified Assumed Liabilities, (iii) employ specified Transferred Employees on and after the Closing Date and/or (iv) to be made a party to any Real Estate Agreement (any Subsidiary of the Purchaser that shall be properly designated by the Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of the Purchaser to designate a Designated Purchaser is conditioned upon (x) such Designated Purchaser being able to perform the covenants under Section 2.1.7 and Article VII and demonstrate satisfaction of the requirements of Section 365 of the U.S. Bankruptcy Code, including the provision of adequate assurance for future performance, with respect to the Assumed and Assigned Contracts and (y) any such designation not creating any net Liability (including any Liability relating to Taxes other than Taxes for which Purchaser is liable pursuant to Article VI and taking into account any savings of, or reduction in Taxes of any Seller or its Affiliates that would result from the use of such Designated Purchaser) for the Sellers or their Affiliates that would not have existed had the Purchaser purchased the Assets. No such designation shall relieve the Purchaser of any of its obligations hereunder, and the Purchaser and each Designated Purchaser shall be jointly and severally liable for any obligations assumed by any of them hereunder. For the avoidance of doubt, the Purchaser and each Designated Purchaser shall not be liable for any Excluded Liabilities, including any Excluded Liabilities for Taxes imposed on the Purchaser or a Designated Purchaser under applicable Law.

          (b) The above designation shall be made by the Purchaser by way of one or more written notices, together with corresponding updates to the list under the heading “Designated Purchasers” in Exhibit 2.1.1, to be delivered to the Sellers with respect to each jurisdiction, on or before the date necessary to comply with any regulatory requirements or the Purchaser’s obligations under this Agreement, in each case without resulting in any material delay to the Closing (but in no event later than fifteen (15) Business Days before the Closing Date), which written notice shall contain the legal name of the Designated Purchaser, the jurisdiction of its incorporation or formation and the actual (and if there is any intention to change such residence on or prior to Closing, proposed) jurisdiction of Tax residence and shall indicate which Assets, Assumed Liabilities and Transferred Employees the Purchaser intends such Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder (to the extent such information necessary to comply with the obligation under this subsection (b) is actually available or has been made available to the Purchaser), and include a signed counterpart to this Agreement in a form acceptable to the Main Sellers, agreeing to be bound by the terms of this Agreement and authorizing the Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Sellers as follows:
          SECTION 3.1. Organization and Corporate Power.
          (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Designated Purchaser other than the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each of the Purchaser and the Designated Purchasers has the requisite corporate or other organizational power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and to consummate the transactions contemplated thereby.
          (b) Each of the Designated Purchasers is duly qualified or licensed to do business and to own or lease and operate its properties and assets, including the Assets, and is in good standing as applicable in each jurisdiction in which the nature of its properties or the character of its business requires it to so qualify or be licensed, except to the extent that the failure to be so qualified or licensed would not materially hinder, delay or impair the Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will become a party.
          SECTION 3.2. Authorization; Binding Effect; No Breach.
          (a) The execution, delivery and performance of each Transaction Document to which the Purchaser or any of the Designated Purchasers is a party and the consummation of the transaction contemplated thereby have been duly and validly authorized by all corporate or other organizational action by the Purchaser and the relevant

Designated Purchasers, as applicable. This Agreement has been duly and validly executed and delivered by the Purchaser and each other Transaction Document required to be executed and delivered by the Purchaser or a Designated Purchaser at the Closing will be duly and validly executed and delivered by the Purchaser or such Designated Purchaser, as applicable, at the Closing. This Agreement and the other Transaction Documents constitute, with respect to the Purchaser or Designated Purchaser that is a party thereto, a legal, valid and binding obligation of the Purchaser or such Designated Purchaser, as applicable, enforceable against such Person in accordance with its respective terms.
          (b) The execution, delivery and performance by each of the Purchaser and the Designated Purchasers of the Transaction Documents to which the Purchaser or such Designated Purchaser is, or on the Closing Date will be, a party and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Person pursuant to (i) the articles, charter, by-laws or other governing documents of the Purchaser or the relevant Designated Purchaser, (ii) any agreement, indenture or other instrument to which the Purchaser or the relevant Designated Purchaser is bound or (iii) any Laws to which the Purchaser, the Designated Purchaser, or any of their assets is subject, except in the case of (ii) and (iii) above to the extent that the failure to be so qualified or licensed would not, individually or in the aggregate, materially hinder, delay or impair the Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will become a party.
          SECTION 3.3. Availability of Funds. The Purchaser has as of the date hereof, and will have as of the Closing, sufficient funds to enable the Purchaser to pay the Base Cash Purchase Price in full at Closing and all related fees and expenses.
          SECTION 3.4. Adequate Assurance of Future Performance. To the extent required by any Bankruptcy Laws or other Laws, the Purchaser will be able to provide, at Closing or on such earlier date as is designated by the U.S. Bankruptcy Court, adequate assurance of its and/or the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of Section 365(f)(2)(B) of the U.S. Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed and Assigned Contract.
     SECTION 3.5. Purchaser’s Acknowledgments; Exclusivity of Representations and Warranties. The Purchaser acknowledges and agrees that:
          (a) The Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the other Transaction Documents. In consultation with experienced counsel and advisors of its choice, the Purchaser has conducted its own independent review and analysis of the Business, the Assets, the EMEA Assets, the Assumed Liabilities, the EMEA Assumed Liabilities and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents. The Purchaser acknowledges that it and its representatives have been permitted such access to the books and records, facilities, equipment, contracts and other properties and assets of the Business as it has requested to complete its review, and that it and its representatives have had an opportunity to meet with the officers and other employees of the Sellers, the EMEA Sellers and the Business to discuss the Business.
          (b) The Purchaser acknowledges and agrees that:
     (i) except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, the Purchaser has not relied on any representation or warranty from the Sellers, the EMEA Sellers or any Affiliate of any such Person or any employee, officer, director, accountant, financial, legal or other representative of the Sellers or the EMEA Sellers in determining whether to enter into this Agreement;
     (ii) except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, none of the Sellers, the EMEA Sellers or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, the EMEA Sellers or any Affiliate of any such Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Assets or the EMEA Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets or the EMEA Assets, including under the International Convention on Contracts for the Sale of Goods (Geneva Convention)) and any other applicable sale of goods Laws), the Assumed Liabilities, the EMEA Assumed Liabilities or any Affiliate of any such Person or the accuracy or completeness of any information regarding any of the foregoing that the Sellers, the EMEA Sellers or any other Person furnished or made available to the Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials);
     (iii) except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, and subject to the terms of the Bankruptcy Consents, the Purchaser or any Designated Purchaser takes the Assets on an “as is” and “where is” basis;
     (iv) the enforceability of this Agreement against the Sellers is subject to receipt of the Bankruptcy Consents; and
     (v) notwithstanding anything to the contrary contained herein, the Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person.
          (c) Except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, THE PURCHASER ACKNOWLEDGES THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS,

OR REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY OR LICENSED INTELLECTUAL PROPERTY RIGHTS.
          SECTION 3.6. Brokers. Except for fees and commissions or other similar payments that will be paid or otherwise settled or provided for by the Purchaser, no broker, finder, agent or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates for which the Sellers are or will become liable, and the Purchaser shall indemnify and hold harmless the Sellers from any claims with respect to any such fees and commissions.
          SECTION 3.7. Representations and Warranties Relating to the Shares.
          (a) As of October 31, 2009, the authorized capital stock of the Purchaser consists of 290,000,000 shares of common stock, of which 92,038,360 shares are issued and outstanding and 20,000,000 shares of preferred stock, of which no shares are issued and outstanding. As of October 31, 2009, except for 5,538,342 shares issuable under outstanding stock options, 3,716,169 restricted stock units outstanding, 3,469,262 shares reserved for issuance under stock purchase plans and 20,647,130 shares reserved for issuance in connection with convertible notes, there are no options, warrants or other agreements obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in the Purchaser. Except as disclosed in the SEC Filings, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and non-assessable and not subject to preemptive rights. Except for (i) the $500,000,000 principal amount of 0.875% convertible notes due June 15, 2017, (ii) the $298,000,000 principal amount of 0.25% convertible senior notes due May 1, 2013, (iii) other Indebtedness which does not exceed $50,000,000, individually or in the aggregate, disclosed in the SEC Filings, and (iv) other Indebtedness incurred in the ordinary course of business since July 31, 2009 which does not exceed $10,000,000, individually or in the aggregate, as of the date hereof, the Purchaser has no outstanding Indebtedness that is senior to, or pari passu with, the Convertible Notes.
          (b) The issued and outstanding shares of common stock of the Purchaser are listed for trading solely on the NASDAQ Stock Market, and no order ceasing or suspending trading in any securities of the Purchaser has been issued and, to the Knowledge of the Purchaser, no proceedings for such purpose are threatened or pending.
          (c) All of the Shares will be, when issued, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens and not subject to any pre-emptive rights or restrictions on transfer (other than restrictions arising under U.S. securities Laws or the securities Laws of any state of the United States or any other jurisdiction), and prior to the Closing Date the Purchaser shall have reserved for issuance such number of shares of Common Stock as are issuable upon conversion of the Convertible Notes. None of the Purchaser or any of its affiliates (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act) has, directly or through an agent, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offering of the Convertible Notes or the Shares under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; the Purchaser has not entered into any contractual arrangement with respect to the distribution of the Convertible Notes or the Shares except for this Agreement; and the Purchaser will not enter into any such arrangement, except in connection with a capital raising transaction to generate proceeds to exercise the Cash Replacement Election or otherwise as contemplated by Article VIII.
          (d) The Purchaser does not have a shareholder rights plan or “poison pill” or similar plan.
          (e) The Purchaser is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), including not being an “ineligible issuer” (as defined in Rule 405 under the Securities Act). The Purchaser is eligible to file an automatic shelf registration statement.
          (f) The Purchaser is not a “reporting issuer” as such term is defined in the Securities Act (Ontario) or the equivalent under securities legislation in any other province or territory of Canada and to the Knowledge of the Purchaser, after giving effect to the issue of the Shares, residents of Canada do not own directly or indirectly more than ten percent (10%) of the outstanding shares of Common Stock of the Purchaser and do not represent in number more than ten percent (10%) of the total number of owners directly or indirectly of the outstanding shares of Common Stock of the Purchaser.
          (g) The Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) during the period since November 1, 2008 through and including the date hereof (such reports, schedules, forms, statements and other documents together with any documents furnished during such period by the Purchaser to the SEC on a voluntary basis on Current Reports on Form 8-K but excluding any exhibits required to be filed with any of the foregoing in accordance with Item 601 of Regulation S-K, the “SEC Filings”). As of its filing date, each SEC Filing (i) complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the staff of the SEC with respect to any of the SEC Filings. Each of the financial statements (including the related notes) of the Purchaser included or incorporated by reference in the SEC Filings were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and the requirements of Regulation S-X under the Securities Act) and each fairly presents, in all material respects, the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes). To the extent required, each SEC Filing filed with the SEC by the Purchaser during the twelve (12) month period prior to the date hereof, was accompanied by the certifications required to be filed or submitted by the Purchaser’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002.
          (h) The Purchaser maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
          (i) The Purchaser shall not, and shall cause its affiliates (as defined in Rule 405 under the Securities Act) not to, purchase, resell or otherwise transfer any Convertible Notes unless and until the Convertible Notes are Freely Tradeable.
          (j) The issuance of the Convertible Notes and the Shares will not require the approval of shareholders or any securityholders of the Purchaser pursuant to NASDAQ Listing Rule 5635 or require any other action or consent pursuant to any applicable exchange rules, regulations, interpretations or Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          Except (a) for disclosure in any section of the Sellers Disclosure Schedule of any facts or circumstances, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on its face from the Sellers Disclosure Schedule that such disclosure is applicable, (b) as expressly contemplated by this Agreement or (c) other than with respect to Section 4.7, to the extent relating to the Excluded Assets or the Excluded Liabilities, each of the Main Sellers jointly and severally represents and warrants to the Purchaser as set forth in this Article IV:
          SECTION 4.1. Organization and Corporate Power.
          (a) Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Subject to entry of the U.S. Bidding Procedures Order and the U.S. Sale Order in the case of the U.S. Debtors and the Canadian Sales Process Order and Canadian Approval and Vesting Order in the case of the Canadian Debtors and receipt of such other Consents from the U.S. Bankruptcy Court and the Canadian Court in connection with the transactions contemplated hereby and by the other Transaction Documents (collectively, the “Bankruptcy Consents”), each of the Sellers has the requisite corporate or other organizational power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party and to consummate the transactions contemplated thereby.
          (b) Each of the Sellers is duly qualified or licensed to do business and to own or lease and operate its properties and assets, including the Assets, as applicable in each jurisdiction in which the nature of its properties or the character of its business relating to the Business (excluding the EMEA Business) requires it to so qualify or be licensed, except to the extent that the failure to be so qualified would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 4.2. Authorization; Binding Effect; No Breach.
          (a) Subject to the Bankruptcy Consents, the execution, delivery and performance of this Agreement and such other Transaction Documents by each Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all corporate or other organizational action by such Seller. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to the Bankruptcy Consents, and assuming the due authorization, execution and delivery by the Purchaser, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.
          (b) The execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is, or on the Closing Date will be, a party and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a breach of the terms, conditions or provisions of, result in a loss of benefits or constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, cause any acceleration of or give any Person the right to accelerate any obligation of such Seller under, or require any Consent (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration, filing or notice to any Person pursuant to (i) the articles, charter, by-laws or other governing documents of any Seller, (ii) any agreement, indenture, or other instrument to which any Seller is a party or to which any of its assets is subject or (iii) any Laws to which any of the Sellers or any of the Assets are subject, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          SECTION 4.3. Title to Tangible Assets; Sufficiency of Assets.
          (a) Except for Permitted Encumbrances, the Owned Inventory and the Owned Equipment is owned beneficially by one or more of the Sellers, free and clear of all Liens, and those Sellers have good and marketable title thereto.
          (b) All tangible assets included in the Assets are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Assuming the assignment or novation of all Seller Contracts and all Non-Assignable Contracts to the Purchaser or a Designated Purchaser, the Assets, the EMEA Assets and the rights of, or to be acquired by, the Purchaser and/or the Designated Purchasers under this Agreement and the EMEA Asset Sale Agreement, together with the rights to be provided to the Purchaser and/or the Designated Purchasers under the other

Transaction Documents, considered together, include such material assets and material rights (other than Inbound License Agreements and Patent Cross Licenses set forth on Section 4.3(c)(i) of the Sellers Disclosure Schedule) as are necessary and sufficient to conduct the Business substantially in the manner conducted as of the date hereof other than (x) those assets and rights that are used to provide the Overhead and Shared Services and are not otherwise used in the Business and (y) those assets and rights disclosed on Section 4.3(c)(ii) of the Sellers Disclosure Schedule. For the avoidance of doubt, any effects arising from or out of the failure of the Purchaser to hire all of the Employees will not, or be deemed to, constitute a breach of this Section 4.3(c).
          SECTION 4.4. Material Contracts.
          (a) Section 4.4(a) of the Sellers Disclosure Schedule sets forth, as of the date hereof:
     (i) in respect of any customer of the Business which, in the most recent completed fiscal year of the Main Sellers resulted in, or is reasonably expected by the Main Sellers in 2009 to result in, the payment to or receipt by the Business of more than $10,000,000 per annum from such customer taken on an aggregate basis, a true and complete list of every written contract with such customer (other than purchase orders issued thereunder) that relates to the Business and to which a Seller is a party; and
     (ii) in respect of any supplier of the Business which, in the most recent completed fiscal year of the Main Sellers resulted in, or is reasonably expected by the Main Sellers in 2009 to result in, the payment by the Business of more than $10,000,000 per annum to such supplier, taken on an aggregate basis, a true and complete list of every written contract with such supplier (other than purchase orders issued thereunder) that relates to the Business and to which a Seller is a Party.
          (b) Section 4.4(b) of the Sellers Disclosure Schedule sets forth, as of the date hereof, a true and complete list of every Seller Contract, in each case other than purchase orders and invoices (which shall be deemed to be a part of the Seller Contract under which such purchase order or invoice is issued) that:
     (i) in respect of the Business, is (x) a non-competition agreement or other agreement which otherwise materially restricts the Seller party thereto from engaging in any business activity anywhere in the world or (y) an exclusive distribution agreement (whether such agreement is exclusive by geography, product type or otherwise);
     (ii) creates a material joint venture or partnership in respect of the Business or which otherwise involves the sharing of profits, losses, costs or liabilities in respect of the Business with any other Person;
     (iii) is a research and development Contract that, in respect of the Business, involves consideration or expenditures, in the most recent completed fiscal year of the Main Sellers (or is reasonably expected by the Main Sellers under the terms of such Contract in 2009 to be) in excess of $2,000,000 or requiring such expenditures of more than $2,000,000 in the aggregate after the date hereof;
     (iv) is a distribution or reseller Contract that, in respect of the Business, involves the sale or distribution of Products, in the most recent completed fiscal year of the Main Sellers that is (or is reasonably expected by the Main Sellers under the terms of such Contract in 2009 to be) valued at more than $10,000,000;
     (v) is a distribution or reseller Contract that, in respect of the Business, contains any express inventory repurchase requirement (whether contingent or otherwise);
     (vi) is a Contract between the Business and the Sellers or any of their Affiliates (other than agreements related to Overhead and Shared Services or agreements which will be terminated prior to or at Closing);
     (vii) relates to Indebtedness (including personal property leases) in excess of $1,000,000 to be assumed by the Purchaser or a Designated Purchaser;
     (viii) has a “take or pay” or “requirements” provisions committing the Seller party thereto to purchase, in respect of the Business, goods or services in excess of $10,000,000 in 2009 or any calendar year thereafter;
     (ix) contains any material obligation secured by a Lien on any material Asset (other than a Permitted Encumbrance or any encumbrance that will be released prior to or at Closing); or
     (x) involves capital expenditures in respect of the Business in excess of $2,000,000 after the date hereof.
The Customer Contracts and the Seller Contracts set forth in Section 4.4(a) and Section 4.4(b), together with such Seller Contracts exclusive to the Business as are entered into, pursuant to Section 5.9, after the date hereof that would have been required to be set forth in Section 4.4(a) and Section 4.4(b) of the Sellers Disclosure Schedule had they been in effect as of the date hereof, are collectively referred to in this Agreement as the “Material Contracts”.
          (c) The Seller Contracts listed on Section 1.1(i) of the Sellers Disclosure Schedule together with the Bundled Contracts listed in Section 5.15 of the Sellers Disclosure Schedule include all of the customer and supplier Contracts of the Sellers that in the most recent completed fiscal year of the Main Sellers resulted in, or is reasonably expected by the Main Sellers under its terms in 2009 to result in, the payment or receipt by the Business of more than $2,000,000 per annum in the aggregate.
          (d) Other than with respect to Bundled Contracts, the Sellers have made available to the Purchaser or its representatives pursuant to the clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated

April 15, 2009 and the second clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated May 8, 2009, copies of all of the Material Contracts in the Sellers’ possession which the Purchaser has requested (as such copies exist in the Sellers’ contract database(s)) and the Sellers have no specific Knowledge that the copies provided are incomplete in any material respect. With respect to Bundled Contracts, the Sellers have made available to the Purchaser copies of such Bundled Contracts to the extent that they relate to the Business which the Purchaser has requested (as such copies exist in the Sellers’ contract database(s)) and the Sellers have no specific Knowledge that the copies provided are incomplete in any material respect. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of each Seller party thereto and enforceable against the Seller party thereto, and to the Knowledge of the Sellers, the other parties thereto, in accordance with its terms and conditions, in each case except as such enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally (and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law).
          (e) To the Knowledge of the Sellers, neither any Seller nor any other party thereto, is in material violation, breach of or default under a Material Contract, and no event has occurred that with notice or lapse of time, or both, would constitute a material violation, breach of or default under a Material Contract by any Seller, or to the Sellers’ Knowledge, any other party thereto. Except as disclosed in Section 4.4(a) or Section 4.4(b) of the Sellers Disclosure Schedule, the Sellers (or any Affiliate of the Sellers other than the EMEA Sellers) have not been notified in writing that any of them is in breach or default under any Material Contract, nor have the Sellers or any of their respective Affiliates (other than the EMEA Sellers) been notified in writing of such other party’s intention to terminate any Seller Contract.
          SECTION 4.5. Intellectual Property.
          (a) The Transferred Intellectual Property, the Intellectual Property transferred by the EMEA Asset Sale Agreement (the “EMEA Intellectual Property”), the Licensed Intellectual Property and the Intellectual Property licensed to the Sellers and/or their Affiliates (other than any joint venture between any Seller or EMEA Seller or their Affiliates and any Third Party, whether or not such joint venture is controlled by the Sellers, the EMEA Sellers or their Affiliates), including the EMEA Sellers, under the Inbound License Agreements and the Patent Cross Licenses include all the material Intellectual Property owned or controlled by any of the Sellers or EMEA Sellers or their respective Affiliates (other than any joint venture between any Seller or EMEA Seller or their Affiliates and any Third Party, whether or not such joint venture is controlled by the Sellers, the EMEA Sellers or their Affiliates) that covers or is used in connection with the conduct and operation of the Business, except any Intellectual Property included in Overhead and Shared Services. No Seller or EMEA Seller licenses or uses any Intellectual Property that is owned or licensed by any joint venture between any Seller or EMEA Seller and any Third Party and that is material to the Business other than any Intellectual Property that will be licensed to Purchaser at the Closing pursuant to the Intellectual Property License Agreement. For the purposes of this Section 4.5, “controlled” has the meaning set forth in the Intellectual Property License Agreement.

          (b) An accurate, true and complete list of all the Transferred Intellectual Property registered in the name of the Sellers is set forth in Section 4.5(b) of the Sellers Disclosure Schedule. To the Knowledge of the Sellers, the EMEA Sellers do not have any Patents or Trademarks or other Intellectual Property registered in their names that are included in either Transferred Intellectual Property or Licensed Intellectual Property.
          (c) The list identified in Section 4.5(b) of the Sellers Disclosure Schedule will include: (1) for each issued Patent and Patent application, the Patent number or application serial number for each jurisdiction in which such Patent is filed, and date issued and filed; (2) for each registered Trademark, the application serial number or registration number, by country, province and state; (3) for any Domain Names, the registration date and name of registry; and (4) for each copyright registration or application, the number and date of such registration or application by country, province and state.
          (d) To the Knowledge of the Sellers, the Transferred Intellectual Property and EMEA Intellectual Property that is material to the Business is subsisting and in full force and effect. The foregoing will not be construed as a warranty that any Patent or Trademark will issue or be registered based on any application.
          (e) The Transferred Intellectual Property and EMEA Intellectual Property are not subject to any Liens other than Permitted Encumbrances. The Sellers own all right, title, and interest in and to each item of Transferred Intellectual Property and the EMEA Sellers own all right, title, and interest in and to each item of EMEA Intellectual Property. To the Knowledge of the Sellers, none of the Transferred Intellectual Property or EMEA Intellectual Property is subject to any outstanding order, judgment or stipulation restricting the use, transfer or exploitation thereof by the Sellers and their Affiliates in any material respect.
          (f) To the Knowledge of the Sellers, the Sellers and their Affiliates and the EMEA Sellers hold sufficient rights in the Licensed Intellectual Property to grant the licenses of the Licensed Intellectual Property contemplated to be granted by the Sellers and their Affiliates and the EMEA Sellers in the Intellectual Property License Agreement.
          (g) The Sellers have no Knowledge that any Third Party infringes upon, misappropriates or violates the Transferred Intellectual Property.
          (h) To the Knowledge of the Sellers, except as set forth in Section 4.5(h) of the Sellers Disclosure Schedule, no Seller or EMEA Seller has received any written assertions since January 1, 2007 that (i) any Seller’s or its Affiliates’ (including any EMEA Seller or its Affiliates) operations of the Business, including such Seller’s or its Affiliates’ (including any EMEA Seller or its Affiliates) use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the Products sold by the Business or of the Services rendered by the Business infringes, misappropriates or violates in any material respect any Intellectual Property right or moral right of any Third Party; or (ii) the use or exploitation of any of Transferred Intellectual Property or EMEA Intellectual Property infringes or violates in any material respect any Intellectual Property of or was misappropriated from a Third Party.

          (i) To the Knowledge of the Sellers, as of the date hereof, there has been no assertion or claim made in writing to the Sellers or their Affiliates or the EMEA Sellers or their Affiliates since January 1, 2007 asserting invalidity, misuse or unenforceability of any Transferred Intellectual Property or EMEA Intellectual Property or challenging the Sellers’ or their Affiliates’ (including any EMEA Seller or its Affiliates) right to use, right to transfer, or ownership of any Transferred Intellectual Property or EMEA Intellectual Property; in each case, excluding any such assertions or claims that would not reasonably be expected to result in any invalidity, unenforceability, loss or other material impairment of any rights or interest in the subject Intellectual Property.
          (j)
     (i) To the Knowledge of the Sellers, Section 4.5(j)(i) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all Patent Cross Licenses, indicating for each Patent Cross License, the title and the parties thereto, except to the extent a Patent Cross License prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to reasonably obtain, in which case such Patent Cross License has been omitted from Section 4.5(j)(i) of the Sellers Disclosure Schedule (an “Omitted Patent Cross License”). No royalties or other amounts are due or payable by or on behalf of Nortel under any such Omitted Patent Cross Licenses, nor will any such royalties or other amounts be due or payable by Purchaser under any Omitted Cross License in connection with entering into this Agreement.
     (ii) To the Knowledge of the Sellers, Section 4.5(j)(ii) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all material Contracts (other than Patent Cross Licenses) granting to the Sellers or any of their Affiliates or the EMEA Sellers or their Affiliates any license under or to any Intellectual Property owned by a Third Party that is, as of the date hereof, incorporated in or used in connection with the design, development, testing, manufacturing, sale, distribution, support or servicing of any Products or the provision of Services (collectively, the “Inbound License Agreements”), indicating for each Inbound License Agreement whether such Contract is included in the definition of “Seller Contracts” hereunder, and the title and the parties thereto.
     (iii) To the Knowledge of the Sellers, Section 4.5(j)(iii) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all Contracts in effect (other than (x) Patent Cross Licenses, (y) non-exclusive object code licenses granted to end users or other purchasers of Products or non-exclusive licenses granted by the Sellers or their Affiliates or the EMEA Sellers to customers, distributors or suppliers in connection with the manufacture or sale of products or Services and (z) any non-exclusive license granted to any purchaser of any subsidiary or assets of a business unit of the Sellers, the EMEA Sellers or their respective Affiliates the sale of which was consummated prior to January 1, 2007) under which the Sellers or their Affiliates or the EMEA Sellers or their Affiliates grant a license to a Third Party under Transferred Intellectual Property

(collectively, the “Outbound License Agreements”), indicating the title and the parties thereto.
     (iv) To the Knowledge of the Sellers, there is no outstanding dispute or disagreement with respect to (1) any Inbound License Agreement, (2) any Outbound License Agreement or (3) any Patent Cross License, in each case, that materially affects any of the Intellectual Property rights granted to the Purchaser herein. To the Knowledge of the Sellers, the Sellers have made available to Purchaser or its counsel true and complete copies of each Inbound License Agreement, Outbound License Agreement and Patent Cross License (excluding Omitted Patent Cross Licenses).
          (k) To the Knowledge of the Sellers, Section 4.5(k) of the Sellers Disclosure Schedule sets forth a true and complete list of any Open Source Software incorporated into any of the Products and describes (i) the specific Open Source Software used, (ii) the specific Open Source Software version, (iii) the licensor(s) of the specific Open Source Software, and (iv) the Products or portions thereof into which such Open Source Software is incorporated.
          (l) To the Knowledge of the Sellers, the conduct of the Business, including the design, development, testing, manufacturing, sale, distribution, support or servicing of any Products or the use or exploitation of any Transferred Intellectual Property, EMEA Intellectual Property or Licensed Intellectual Property or the provision of any Services by any Seller or its Affiliates or the EMEA Sellers or their Affiliates in connection with any of the foregoing, does not infringe upon, misappropriate or otherwise violate in any material respect any Intellectual Property of any Third Party.
          (m) Notwithstanding any provision herein to the contrary, this Section 4.5 consists of the sole representation and warranty in this Agreement regarding non-infringement, non-violation and non-misappropriation of Intellectual Property.
          SECTION 4.6. Litigation. As of the date hereof, except for the Bankruptcy Proceedings and except as set forth in Section 4.6 of the Sellers Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened before any Government Entity or arbitration tribunal against any Seller involving the Business (excluding the EMEA Business) or the Assets or that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that has had, or otherwise would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, except for the Bankruptcy Proceedings, there is no outstanding Order to which the Sellers are subject in respect of the Business (excluding the EMEA Business) or the Assets, nor are any of the Sellers in default with respect to any such Order.
          SECTION 4.7. Financial Statements. Section 4.7 of the Sellers Disclosure Schedule sets forth the unaudited combined (i) balance sheet of the Business as of December 31, 2008 (the “Balance Sheet Date”) and December 31, 2007, (ii) statements of earnings and cash flows of the Business for each of the fiscal years ended December 31, 2008 and December 31, 2007, (iii) balance sheet of the Business as of June 30, 2009 and (iv) statements of earnings and cash flows of the Business for the six (6) months ended June 30, 2009 (collectively, the

“Financial Statements”). The Financial Statements were prepared in accordance with GAAP (subject to normal year-end adjustments, the effect of which are not material in nature, and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements) using the Nortel Accounting Principles, and fairly present in all material respects the combined financial position, results of operations and cash flows of the Business as of the date thereof and for the periods covered thereby.
          SECTION 4.8. Compliance with Laws; Consents.
          (a) Except as set forth in Section 4.8 of the Sellers Disclosure Schedule, no Seller is in violation of any Law applicable to the operation of the Business or the Assets, except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Sellers has received any written notice or written claims from any Government Entity within the twelve (12) months preceding the date hereof relating to any material non-compliance of the Business or the Assets with any applicable Law nor are there, to the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such notices or claims would not, individually or in the aggregate, materially hinder, delay or impair the performance by the Sellers of any of their obligations under the Transaction Documents.
          (b) (i) All of the Consents of Government Entities necessary for, or otherwise material to, the conduct of the Business (excluding the EMEA Business) as conducted on the date hereof, have been duly obtained and are in full force and effect and (ii) the relevant Sellers are in compliance with the terms of each of such Consents, in each case except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Sellers has received any notice or written claims from any Government Entity relating to any material non-compliance of the Business (excluding the EMEA Business) or the Assets with such Consents nor are there, to the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not, individually or in the aggregate, materially hinder, delay or impair the performance by the Sellers of any of their obligations under the Transaction Documents.
          SECTION 4.9. Real Property.
          (a) Section 4.9(a)(i) of the Sellers Disclosure Schedule lists, as of the date hereof, all real property which is owned by the Sellers in respect of which a real property lease or license between the applicable Seller and the Purchaser or one or more Designated Purchasers shall be entered into on Closing on terms set forth in the Real Estate Terms and Conditions (collectively, the “Owned Real Property”). Section 4.9(a)(ii) of the Sellers Disclosure Schedule lists, as of the date hereof, all leases, subleases, space licenses or other occupancy agreements (collectively, “Leases”) of real property (the “Leased Real Property”) to be assigned to the Purchaser or one or more Designated Purchasers on Closing on the terms set forth in the Real Estate Terms and Conditions. Section 4.9(a)(iii) of the Sellers Disclosure Schedule lists, as of the date hereof, those Leases in respect of which an Occupancy Agreement is to be entered into on Closing on the terms set forth in the Real Estate Terms and Conditions (collectively, the “6 Month Locations”). Section 4.9(a)(iv) of the Sellers Disclosure Schedule lists, as of the date hereof, those Leases in respect of which a short-term license is to be entered into on Closing on the terms set forth in the Real Estate Terms and Conditions (collectively, the “Short-Term Licensed Property” and together with the Owned Real Property, the Leased Real Property and the 6 Month Locations, the “Real Property”). Section 4.9(a)(v) of the Sellers Disclosure Schedule lists, as of the date hereof, those locations where any Owned Assets used in carrying the Business are located. The Sellers have provided true, complete and correct copies of the Leases with respect to the Real Property to the Purchaser, including any amendments thereto. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of any part of the Real Property which is occupied for purposes of the Business, or which will be occupied for purposes of the Business on or after Closing in accordance with the segregation, consolidation and demising plans contemplated by the Real Estate Terms and Conditions, save and except with respect to such rights retained by the Sellers or granted to the purchasers of other Nortel business segments which are co-located at such premises, the effect of which would not have a material adverse effect on the lease, license or occupancy by the Purchaser or any Designated Purchaser of such part of the Real Property to be occupied for the purposes of the Business.
          (b) The Sellers have received all Consents that are necessary in connection with the Sellers’ occupancy, ownership or leasing of the Real Property, and the present use of the Real Property by the Sellers does not violate the Consents applicable thereto, except where the (A) failure to receive or (B) violation of a Consent would not have a Material Adverse Effect.
          (c) Except to the extent that any Cure Cost is payable with respect to any Lease with respect to a breach of such Lease prior to the Petition Date, and except for the Bankruptcy Proceedings, (i) no Seller is in material breach or default of its obligations under any Lease, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by any Seller under any Lease and (iii) to the Knowledge of the Sellers, no other party to any Lease is in breach or default thereunder, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in the termination of such Lease or otherwise have a Material Adverse Effect.
          (d) The Sellers have not received written notice of any threatened (i) condemnation, eminent domain, expropriation or similar proceeding affecting the Real Property, (ii) proceeding to change the zoning classification of any portion of the Real Property or (iii) imposition of any special assessments for public betterments affecting the Real Property, which in each of clauses (i), (ii) and (iii) would materially and adversely impact the use of the Real Property for the purposes for which it is being used as of the date hereof.
          SECTION 4.10. Labor and Employee Benefits Matters.
          (a) Section 4.10(a)(i) of the Sellers Disclosure Schedule contains an accurate and complete list, by country, of (i) all material Seller Employee Plans and (ii) all employment agreements or other commitments for employment or engagement by the Sellers or their Affiliates with respect to Employees that deviate in any material respect from the standard form offer letter for the applicable jurisdiction or provide for retention, severance or change in control payments or benefits to the Employees, excluding in each case Seller Employee Plans. The Sellers have provided the Purchaser with a true and complete copy of the plan document or summary plan description of each material Seller Employee Plan or, if such plan document or summary plan description does not exist, an accurate written summary of such Seller Employee Plan. The Sellers have provided the Purchaser or its Affiliate with a true and complete copy of the standard form (or where such individual agreement is materially different from the standard form, the individual written agreement) of such employment, retention, change in control or severance agreements between the Sellers (or any Affiliate of Sellers (excluding EMEA Sellers)) and any Employee.
          (b) The information contained in Section 4.10(b) of the Sellers Disclosure Schedule in respect of the Employees (the “Employee Information”) is accurate in all material respects as of the date hereof, and sets forth with respect to each Employee (except where that is not permissible under applicable data privacy Laws): (i) unique identifier, (ii) service date, (iii) job title/position, (iv) annual base salary and annual incentive plan target amount, (v) work location, (vi) visa type, if any and expiry date, (vii) the applicable Collective Labor Agreement, works council or other applicable labor organization, if any, (viii) leave status, reason for the leave, the start date of the leave and expected return date, (ix) vacation accrual rate, (x) status as full-time or part-time, (xi) home country of residence, (xii) Job Complexity Indicator, (xiii) country of payroll, (xiv) sales indicator, (xv) Exempt/Non-Exempt status (U.S. only), (xvi) payment currency, (xvii) department/function, to the extent applicable, (xviii) work schedule and (xix) whether such Employee has any individual written agreement that provides for length of notice or severance payment required to terminate his or her employment in excess of that required by applicable Law or pursuant to a Seller Employee Plan disclosed in Section 4.10(a)(i) of the Sellers Disclosure Schedule as a result of which there could be a payment to such employee in excess of $50,000 in addition to such payment required by applicable Law or such Seller Employee Plan.
          (c) Except as set forth in Section 4.10(c) of the Sellers Disclosure Schedule, there has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Sellers’ Knowledge, has there been threatened, any strike, material grievance, slowdown, lockout, picketing or work stoppage against the Sellers by or on behalf of the Employees.
          (d) Section 4.10(d) of the Sellers Disclosure Schedule identifies and lists all of the Collective Labor Agreements and works councils or similar labor organizations in effect with respect to the Employees and in the case of Collective Labor Agreements that have expired, whether notice to bargain has been given and the status of the bargaining process. For a period of twelve (12) consecutive months prior to the date hereof, no petition has been filed or proceedings instituted by a union, works council, collective bargaining agent, employee or group of employees with any Government Entity seeking recognition of a collective bargaining agent with respect to any Employees, and, to the Sellers’ Knowledge, no such organizational effort is currently being made or has been threatened by or on behalf of any union, works council, employee, group of employees or collective bargaining agent to organize any Employees. The Sellers have provided the Purchaser with a true and complete copy of each Collective Labor Agreement listed in Section 4.10(d) of the Sellers Disclosure Schedule.

          (e) There are no Transferred Employee Plans and, except as set forth in Section 4.10(e) of the Sellers Disclosure Schedule, there are no Seller Employee Plans that are multiemployer plans within the meaning of Section 3(37) of ERISA, and none of the Sellers or any of their ERISA Affiliates has, within the past six (6) years, ever maintained, contributed to or participated in, any such multiemployer plans.
          (f) None of the Sellers or any of their Affiliates (excluding the EMEA Sellers) have, with respect to the Business, any Liability to provide retiree welfare benefits to any Person for any reason, except as may be required by COBRA, a Seller Employee Plan listed in Section 4.10(a)(i) of the Sellers Disclosure Schedule or applicable Law.
          SECTION 4.11. Brokers. Except for fees and commissions or other similar payments that will be paid or otherwise settled or provided for by the Sellers, no broker, finder, agent or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates for which the Purchaser is or will become liable, and the Sellers shall indemnify and hold harmless the Purchaser from any claims with respect to any such fees and commissions.
          SECTION 4.12. Taxes. Except as set forth in the corresponding sections of the Sellers Disclosure Schedules, if any, or with respect to any Taxes, Liens and Claims of the Sellers that will be discharged on the Closing Date as provided for in the U.S. Sales Order and the Canadian Approval and Vesting Orders;
          (a) There are no Liens for Taxes on any Asset (other than Permitted Encumbrances).
          (b) The Sellers have timely filed with the appropriate Tax Authorities all material Tax Returns required to be filed with respect to the Assets and the Business (excluding the EMEA Business) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable with respect to the Assets and the Business (excluding the EMEA Business) have been timely paid.
          (c) No deficiency for any material amount of Taxes has been claimed, proposed or assessed by any Tax Authority against any Seller and there is no pending audit, examination or other proceeding involving any Seller in respect of any material amount of Taxes, (i), in the case of each Seller not listed on Section 4.12(c)(i) of the Sellers Disclosure Schedule, relating to any Asset or the Business (excluding the EMEA Business) and (ii) in the case of each Seller listed on Section 4.12(c)(ii) of the Sellers Disclosure Schedule, relating to each such Seller.
          (d) No Seller has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of material Taxes relating to any Asset or the Business (excluding the EMEA Business).
          (e) None of the Assets located within the United States or which is owned by a U.S. Debtor (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code and (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.
          (f) The Sellers have, in accordance with applicable Law, invoiced, collected, withheld, reported and remitted to the appropriate Government Entity (within the time prescribed) all material: (i) Transfer Taxes which are due and payable or collectible by the Sellers; (ii) withholding, payroll or employment taxes, and other deductions at source as required by applicable Law; and (iii) all non-resident withholding Taxes as required by applicable Law.
          (g) Any Seller that is selling any Asset that constitutes “taxable Canadian property” as defined under the Income Tax Act (Canada) is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).
          (h) No Seller that is not a “United States person,” as such term is defined in Section 7701(a)(30) of the Code, is transferring pursuant to this Agreement any “United States real property interest,” as such term is defined in Section 897(c)(1) of the Code.
          SECTION 4.13. Environmental Matters. Except as disclosed in the Sellers Disclosure Schedule, if any:
          (a) The Business (excluding the EMEA Business) is and since January 1, 2005, has been in material compliance with, all applicable Environmental Laws and all material licenses, permits and approvals issued under Environmental Laws.
          (b) All material licenses, permits and approvals required under Environmental Laws required to own or operate the Business (excluding the EMEA Business) have been obtained, and remain in full force and effect.
          (c) None of the Sellers has received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any similar state, local or foreign laws that relates in any respect to the Business (excluding the EMEA Business) or any facility used by the Business (excluding the EMEA Business) as of the date hereof.
          (d) There are no writs, injunctions, decrees, orders or judgments to which any of the Sellers is a party that are outstanding, and there are no material actions, suits, claims, orders, proceedings or investigations to which any of the Sellers is a party that are pending or, to the Knowledge of the Sellers, threatened, relating to the compliance of the Sellers with, or the liability of the Sellers under, any Environmental Laws in connection with the Business (excluding the EMEA Business) or any facility used by the Business (excluding the EMEA Business) as of the date hereof.

          (e) None of the real property currently owned, leased or operated by the Sellers in respect of the Business (excluding the EMEA Business), is listed or, to the Knowledge of the Sellers, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the Closing Date, or any similar state or foreign list of sites requiring investigation or cleanup.
          (f) To the Knowledge of the Sellers, there has heretofore been no material Release of any Hazardous Material in connection with the Business (excluding the EMEA Business) or the operations of the Business (excluding the EMEA Business).
          (g) The Sellers have made available to, or provided the Purchaser with, true and correct copies of all material environmental assessment reports (including Phase I or Phase II reports) and any other material environmental studies in the possession of the Sellers relating to the Business (excluding the EMEA Business) or its operations.
          SECTION 4.14. Undisclosed Liabilities. There are no Assumed Liabilities or EMEA Assumed Liabilities of a type that would be required to be included on a balance sheet of the Business prepared in accordance with GAAP (or reflected in the notes thereto) except Liabilities that (i) in the aggregate are adequately provided for in the Financial Statements; (ii) have been incurred in the Ordinary Course since the date of the last balance sheet included in the Financial Statements; (iii) have been incurred in connection with this Agreement or the transactions contemplated hereby; or (iv) which (not including Liabilities referred to in clauses (i) through (iii) above) would not have a Material Adverse Effect.
     SECTION 4.15. Reliance On Exemption From Registration Under Section 4(2) of the Securities Act.
          (a) The Distribution Agent is receiving the Convertible Notes (and, in the event of their conversion thereof, the Shares) in its capacity as agent for the Sellers and the EMEA Sellers, and does not exercise independent voting or investment power over the Convertible Notes (and, in the event of their conversion thereof, the Shares). The Convertible Notes and the Shares are being acquired by the Sellers and the EMEA Sellers for investment only and not with a view to distribution, except as contemplated by this Agreement. The Sellers and the EMEA Sellers have been advised and understand that the issuance of the Convertible Notes (and, in the event of their conversion thereof, the Shares) to the Distribution Agent has not been registered under the Securities Act or under the “blue sky” or similar Laws of any jurisdiction and that the Convertible Notes and the Shares may be resold only in a transaction registered under the Securities Act and in accordance with such “blue sky” or similar Laws as may be applicable, or, subject to the terms and conditions of this Agreement, if an exemption from registration is available. The Sellers and the EMEA Sellers have been advised and understand that the Purchaser, in issuing the Convertible Notes (and, in the event of their conversion thereof, the Shares), is relying upon, among other things, the representations and warranties of the Sellers herein in concluding that such issuance is not a “public offering” and is exempt from the registration requirements of the Securities Act.

          (b) Each of the Sellers and the EMEA Sellers is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and is able to bear the risk of its investment in the Convertible Notes (and, in the event of their conversion thereof, the Shares). Each of the Sellers and the EMEA Sellers have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Convertible Notes (and, in the event of their conversion thereof, the Shares).
          (c) Each of the Sellers and the EMEA Sellers understand that no United States federal or state agency has passed on or made any recommendation or endorsement of the Convertible Notes and the Shares or the fairness or suitability of an investment in the Convertible Notes and the Shares nor have such authorities passed upon or endorsed the merits thereof.
          (d) Each of the Sellers and the EMEA Sellers understand that the Convertible Notes and the Shares are restricted securities and must be held until an exemption from registration under the Securities Act is available and all of the requirements of such exemption have been met or unless and until the resale of such Convertible Notes and the Shares is registered under the Securities Act or subject to the terms and conditions of this Agreement and the applicable U.S. securities Laws, an exemption from registration is available.
          (e) The Sellers and the EMEA Sellers have been furnished with all materials relating to the business, finances and operations of the Purchaser and its subsidiaries and materials relating to the offer and transfer of the Convertible Notes and the Shares which have been requested by them. The Sellers and the EMEA Sellers and their advisors, if any, have been afforded the opportunity to ask such questions of the Purchaser as they deem appropriate for purposes of the investment contemplated hereby. Each of the Sellers and the EMEA Sellers understands that beneficial ownership of the Convertible Notes and the Shares involves a high degree of risk and that each may lose its entire investment in the Convertible Notes and the Shares and that each can afford to do so without material adverse consequences to its financial condition. In choosing to acquire beneficial ownership over any Convertible Notes and the Shares, none of the Sellers or the EMEA Sellers is relying on any information provided by the Purchaser and its subsidiaries, except to the extent provided herein.
          (f) The Sellers, the EMEA Sellers and their respective “Ultimate Parent Entities” (including all entities under the control of such Ultimate Parent Entities) within the meaning of the HSR Act are acquiring, and will hold, the Convertible Notes and the Shares “solely for the purposes of investment” within the meaning of Section 18a(c)(9) of the HSR Act. As of the Closing, neither the Sellers and the EMEA Sellers nor their respective “Ultimate Parent Entities” (including all entities under the control of such Ultimate Parent Entities) within the meaning of the HSR Act, shall hold more than ten million (10,000,000) shares of Common Stock.

        SECTION 4.16. Representations and Warranties by the Other Sellers.
     Except as set forth in the Sellers Disclosure Schedule, each Other Seller severally but not jointly will, as of the date such Other Seller will execute this Agreement pursuant to Section 11.17, represent and warrant to the Purchaser as follows:
          4.16.1. Organization and Corporate Power.
          (a) Such Other Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to the receipt of the Bankruptcy Consents, at the time it executes this Agreement, such Other Seller will have the requisite corporate or other organizational power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or, at the Closing Date, will become a party.
          (b) Such Other Seller is qualified to do business and to own, lease or operate its properties and assets, including the Assets, as applicable in each jurisdiction in which the nature of its properties or the character of its business relating to the Business (excluding the EMEA Business) requires it to so qualify, except to the extent that the failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          4.16.2. Authorization; Binding Effect; No Breach.
          (a) Subject to the Bankruptcy Consents, the execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will have been duly and validly authorized by all corporate or other organizational action by such Other Seller. Subject to the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser, the Transaction Documents to which such Other Seller will be a party will constitute a legal, valid and binding obligation of such Other Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable principles of equity regarding the availability of remedies (whether in proceeding at law or in equity).
          (b) The execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts and other Consents expressly provided for herein) require any Consent of any Person (other than the Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration, filing or notice to any Person pursuant to (i) the articles, charter, by-laws or other governing documents of such Other Seller, (ii) any Material Contract to which the such Other Seller is a party or to which any of its assets is subject, (iii) any Laws to which such Other Seller, or any of the Assets owned by such Other Seller is subject, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS
          SECTION 5.1. U.S. Bankruptcy Actions. On the timetables and subject to the terms set forth below, the Sellers who are U.S. Debtors shall (i) file with the U.S. Bankruptcy Court one or more motions and proposed orders as set forth below, (ii) notify, as required by the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, and any order of the U.S. Bankruptcy Court, all parties entitled to notice of such motions and orders, as modified by orders in respect of notice which may be issued at any time and from time to time by the U.S. Bankruptcy Court, and such additional parties as the Purchaser may reasonably request, and (iii) subject to the provisions of this Agreement, including the provisions of Section 10.1, and the U.S. Order, if entered, use commercially reasonable efforts to obtain U.S. Bankruptcy Court approval of such orders.
               (a) As promptly as practicable, but in no event later than the second (2nd) Business Day after the date hereof, the U.S. Debtors shall file with the U.S. Bankruptcy Court a motion (the “U.S. Bidding Procedures and Sale Motion”) and two (2) proposed orders substantially in the forms set forth in Exhibit 5.1(a) (as attached as exhibits to the U.S. Bidding Procedures and Sale Motion and as may be modified pursuant to Section 5.1(c) and Section 5.1(d), the “U.S. Bidding Procedures Order” and the “U.S. Sale Order”) seeking approval by the U.S. Bankruptcy Court of, respectively, (i) as for the U.S. Bidding Procedures Order, a process for the sale of the Business, the provision of the Solicitation Period as set forth in Section 5.3(f) and the provision of the Break-Up Fee and Expense Reimbursement as set forth in Section 10.2, and (ii) as for the U.S. Sale Order, pursuant to Sections 105, 363 and 365 of the U.S. Bankruptcy Code, the sale of the Assets to the Purchaser or a Designated Purchaser and the assumption by the U.S. Debtors and assignment to the Purchaser or a Designated Purchaser of the Assumed and Assigned Contracts.
               (b) The Sellers who are U.S. Debtors shall use their reasonable best efforts to cause the U.S. Bankruptcy Court to (i) schedule a hearing to consider the U.S. Bidding Procedures and Sale Motion and (ii) enter the U.S. Bidding Procedures Order within two (2) Business Days of the hearing referred to in clause (i) of this sentence.
               (c) The U.S. Bidding Procedures Order and the bidding procedures approved therein shall not be materially amended by the Sellers without the prior approval of the Purchaser in its reasonable discretion; provided, however, it shall not be deemed unreasonable for the Purchaser to withhold its consent to any change to the U.S. Bidding Procedures Order that conflict with any express provisions of this Agreement, including without limitation Section 5.1(g) below.
               (d) Material failure to adhere to the U.S. Bidding Procedures Order by the Sellers from and after the entry thereof shall constitute a breach of this Agreement and entitle the Purchaser to all rights and remedies set forth herein with respect to such breach, subject to the Sellers’ cure right set out in Section 10.1(b)(ii).
               (e) The U.S. Sale Order shall contain the provisions (it being understood that certain of such provisions must constitute findings of fact or conclusions of Law to be made by the U.S. Bankruptcy Court as part of the U.S. Sale Order) set forth in the form of Exhibit 5.1(a) attached hereto, without modification thereto unless the Purchaser expressly consents in writing to such modification in its reasonable discretion.
               (f) The Sellers shall request that the U.S. Bankruptcy Court schedule, subject to the availability of the U.S. Bankruptcy Court, a U.S. Sale Hearing on the fourth (4th) Business Day following the conclusion of the Auction and shall use their reasonable best efforts to cause the U.S. Bidding Procedures and Sale Motion to be heard on that date or the earliest date thereafter permitted by the Bankruptcy Court’s schedule.
               (g) Notwithstanding anything to the contrary herein or in the U.S. Bidding Procedures Order, under no circumstances (i) will the Purchaser be required to remain obligated under this Agreement (as amended, at the Auction or otherwise) as the Alternate Bidder (as such term is defined in the U.S. Bidding Procedures Order) if any Alternative Transaction is selected by the Sellers at the Auction or (ii) will the Purchaser be required to pay any deposit as a condition of participating in the Auction or otherwise.
          SECTION 5.2. Canadian Bankruptcy Actions.
          5.2.1. Canadian Sales Process Order.
               (a) Within five (5) days of execution of this Agreement, the Canadian Debtors shall serve on the CCAA Service List and file with the Canadian Court a motion (the “Canadian Sales Process Order Motion”) in form and substance acceptable to the Sellers and the Purchaser, each acting reasonably, seeking an order approving the execution, delivery and performance of this Agreement, including payment of the Break-Up Fee and Expense Reimbursement and a process for the sale of the Business. The Canadian Sales Process Order Motion, as served and filed, shall include a copy of the order in the form set forth in Exhibit 5.2.1 with such amendments as the Canadian Debtors and the Purchaser may agree (the “Canadian Sales Process Order”). Any amendment to the form of the Canadian Sales Process Order, after the Canadian Sales Process Order Motion has been served, shall be subject to the prior written approval of the Purchaser in its reasonable discretion.
               (b) The Canadian Debtors shall use their reasonable best efforts to cause the Canadian Court to (i) schedule and hear the Canadian Sales Process Order Motion within seven (7) days of filing the Canadian Sales Process Order Motion, and (ii) the Canadian Debtors shall enter the issued order forthwith after its issuance.
          5.2.2. Canadian Approval and Vesting Order. As promptly as practicable, but in no event later than three (3) Business Days following completion of the Auction (although, provided that service shall take place at least one (1) Business Day prior to the Canadian Approval and Vesting Order Motion unless consented to by the Purchaser), the Canadian Debtors shall serve on the CCAA Service List with such reasonable additions as are requested by the Purchaser and file with the Canadian Court a motion (the “Canadian Approval and Vesting Order Motion”) in form and substance acceptable to the Sellers and the Purchaser, each acting reasonably, seeking an order approving this Agreement and the transactions contemplated herein. The Canadian Approval and Vesting Order Motion, as served and filed, shall include a copy of the order in the form set forth in Exhibit 5.2.2 with such amendments as the Canadian Debtors and the Purchaser may agree (the “Canadian Approval and Vesting Order”). Any amendment to the form of the Canadian Approval and Vesting Order, after the Canadian Approval and Vesting Order Motion has been served, shall be subject to the prior written approval of the Purchaser.
          SECTION 5.3. Consultation; Notification; Cooperation; Solicitation.
               (a) The Purchaser and the U.S. Debtors shall cooperate with filing and prosecuting the U.S. Bidding Procedures and Sale Motion, a draft of which shall be delivered by the Sellers to the Purchaser no later than one (1) day after the date hereof, and obtaining entry of the U.S. Bidding Procedures Order and the U.S. Sale Order, and the U.S. Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, responses to objections, notices, statements, schedules, applications, reports and other material papers to be filed by the U.S. Debtors in connection with such motions and relief requested therein and any challenges thereto.
               (b) The Purchaser and the Canadian Debtors shall cooperate with filing and prosecuting the Canadian Sales Process Order Motion and the Canadian Approval and Vesting Order Motion, and obtaining issuance and entry of the Canadian Sales Process Order and the Canadian Approval and Vesting Order, and the Canadian Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all of the Canadian Debtors’ proposed pleadings, motions, responses to objections, notices, statements schedules, applications, reports and other material papers to be filed by the Canadian Debtors in connection with such motions and relief requested therein and any challenges thereto.
               (c) If the U.S. Sale Order or any other order of the U.S. Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the U.S. Debtors agree to, and to cause their Subsidiaries to, use their reasonable best efforts, to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing contained in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the U.S. Sale Order shall have been entered and shall not have been stayed, modified, revised or amended, in which event the Purchaser and the relevant Designated Purchasers shall be able to assert the benefits of Section 363(m) of the U.S. Bankruptcy Code and, as a consequence of which, such appeal shall become moot.
               (d) If the Canadian Approval and Vesting Order or any other order of the Canadian Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the Canadian Debtors agree to, and to cause their Affiliates (other than the EMEA Sellers and their respective Subsidiaries) to, take all commercially reasonable steps, and use their reasonable best efforts to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed, modified, revised or amended.
               (e) Prior to Closing, the Sellers shall, from time to time, at the request of the Purchaser, request such further Order or Orders from the Canadian Court or the U.S. Bankruptcy Court as the Sellers and the Purchaser both agree, each acting reasonably, are required in order to give effect to this Agreement and the transactions contemplated hereby. The terms of such requested Orders shall be satisfactory to the Sellers and the Purchaser, each acting reasonably. Upon any such request each of the Purchaser and the Sellers, acting reasonably, shall cooperate with each other, as necessary or as may be reasonably requested, in order to obtain such further Order or Orders.
               (f) From the date of the later of (i) the entry of the U.S. Bidding Procedures Order or (ii) the entry of the Canadian Sales Process Order, until the conclusion of the Auction (the “Solicitation Period”), the Sellers are permitted to cause their authorized representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Purchaser and its Affiliates, agents and authorized representatives) in connection with any Competing Transaction. In addition, during such Solicitation Period, the Sellers shall have the right to respond to any inquiries or offers to purchase all or any part of the Business and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the Business and Assets to prospective buyers. The Sellers shall contemporaneously, or as soon as possible thereafter, provide the Purchaser with any information concerning the Business or Assets provided to any prospective purchasers not previously provided to the Purchaser. The Main Sellers shall provide the Purchaser with a copy of any Qualified Bid received by the Sellers on the day that the determination is made that such bid is a Qualified Bid but in no event later than 48 hours prior to the commencement of the Auction and otherwise in accordance with the U.S. Bidding Procedures Order. In the event that the time at which the final Qualified Bid to be delivered is less than 48 hours from the scheduled time for commencement of the Auction, either the Sellers or the Purchaser, may, by written notice, require that the scheduled commencement date and time of the Auction be delayed until such time the Purchaser has had possession of the Qualified Bids for 48 hours prior to commencement of the Auction. Nothing herein shall limit the Sellers’ ability to consummate a Sponsored Reorganization Plan.
          SECTION 5.4. Pre-Closing Cooperation.
               (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided that the Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities, all of which shall be paid or reimbursed by the Purchaser) in order to obtain any Consent; (ii) taking reasonable actions to defend any Actions filed against such Party by or before any Government Entity challenging this Agreement or the consummation of the Closing (or to cooperate with the other Party in the case of any such Action filed against such other Party); and (iii) using reasonable efforts to cause to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity adversely affecting the ability of the Parties to consummate the Closing; provided, that such reasonable efforts described in clauses (ii) and (iii) above shall not require either Party to take, or agree to take any action, that would reasonably be expected to materially and adversely impact the Business or any other business of such Party.
               (b) Each Primary Party shall promptly notify the other Primary Party of the occurrence, to such party’s knowledge, of any event or condition, or the existence, to such party’s knowledge, of any fact, that would reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied.
               (c) The Purchaser hereby covenants and agrees until the Closing Date or the earlier termination of this Agreement in accordance with Article X:
     (i) not to pay any dividend or make any cash distribution on or in respect of its outstanding common stock or take any other action that would trigger the adjustment of the Conversion Rate (as defined in the Indenture) pursuant to Section 6.5(a) of the Indenture; and
     (ii) that except with respect to any matter expressly contemplated by this Agreement, it will not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of or otherwise, any business or Person which acquisition or other transaction would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement; provided, however, notwithstanding anything to the contrary herein, nothing in this clause (iii) shall prevent or otherwise restrict the Purchaser from being acquired or agreeing to be acquired (whether by merger, consolidation, tender offer or otherwise) by any other Person.
          SECTION 5.5. Antitrust and Other Regulatory Approvals.
               (a) In furtherance and not in limitation of the provisions of Section 5.4, each of the Parties has prior to the date of this Agreement prepared and filed: (i) a request for an advance ruling certificate pursuant to Section 102 of the Competition Act, and if deemed advisable by the Purchaser, acting reasonably, a pre-merger notification filing under the Competition Act; (ii) an appropriate filing of a Notification and Report Form pursuant to the HSR Act; and (iii) all other necessary documents, registrations, statements, petitions, filings and applications for ICA Approval and any other Consent of any other Government Entities required to satisfy the condition set forth in Section 9.1(a).
               (b) If a Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.
               (c) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and work cooperatively in connection with obtaining the requisite Regulatory Approvals of each applicable Government Entity, including:
     (i) cooperating with each other in connection with filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and each Antitrust Approval, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, and except for any filings made pursuant to the Investment Canada Act, no Party will make any notification or other filing with or to any Government Entity in relation to the transactions contemplated hereunder without first providing the other Party or its outside counsel on an outside counsel only basis with a copy of such notification in draft form (except with respect to any documents relating to Item 4(c) of the notification form required by the HSR Act) and giving such other party or its outside counsel a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Party or its outside counsel in this respect. For the avoidance of doubt, draft filings, materials or information provided under this section or under any other provision of this Agreement to the other Party’s counsel on an outside counsel only basis shall only be given to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such draft filing or materials;
     (ii) furnishing to the other party or its outside counsel in a timely fashion all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement); provided, however, that no such information shall be required to be provided by a Party if it determines, acting reasonably, that the provision of such information would jeopardize any attorney-client or other legal privilege (it being understood, however, that the Parties shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the other Party or its outside counsel to occur without so jeopardizing the privilege);
     (iii) promptly notifying each other of any communications from or with any Government Entity with respect to the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and ensuring that each of the parties or its outside counsel (as determined by the Purchaser in its reasonable discretion in the case of meetings or appearances related to ICA Approval), where acceptable to the Government Entity, is represented at any meetings with or other appearances before any Government Entity with respect to the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement); and
     (iv) consulting and cooperating with one another and the other Party’s outside counsel in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).
               (d) In addition, and subject to Section 5.5(e), the Purchaser shall, and shall cause each of the Designated Purchasers to, use its reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Purchaser’s obligations hereunder as set forth in Section 9.1(a) to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), including using its reasonable efforts to obtain all Regulatory Approvals, and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).
               (e) The obligations of the Purchaser pursuant to Section 5.5(d) shall include committing, and causing the Designated Purchasers to commit, to any and all undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets and/or the Assets and/or the EMEA Assets and/or to any and all arrangements for the conduct of any business and/or to any termination of any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), including taking, and causing the Designated Purchasers to take, any and all Consents from any Government Entity necessary to consummate the transactions contemplated hereby, including taking any and all actions necessary in order to ensure the receipt of the necessary Consents and Regulatory Approvals; provided, however, that nothing in this Agreement or the EMEA Asset Sale Agreement shall require or be construed to require the Purchaser, any Designated Purchaser, any EMEA Designated Purchaser or any of their respective Subsidiaries to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate any relationships, rights or obligations or to do any other act, to the extent such commitment, termination or action would be reasonably likely to be materially adverse to the Business or the Purchaser, or financial condition or prospects of the Business or the Purchaser.
               (f) For the avoidance of doubt, the covenants under this Section 5.5 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents, and the ICA Approval.
          SECTION 5.6. Pre-Closing Access to Information.
               (a) Prior to the Closing, the Sellers shall, and shall cause their Subsidiaries (other than the EMEA Sellers) to, (i) give the Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the Business (excluding the EMEA Business), (ii) permit the Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request, (iii) grant the Purchaser and its representatives reasonable access to each of the facilities of the Business where Assets are located for purposes of completing an updated inventory of the fixed assets of the Business for purposes of completing an appraisal of the value thereof, and (iv) cause the officers of the Sellers to (A) after each month-end promptly (and in any event within thirty (30) days thereafter) furnish the Purchaser with copies of the Sellers’ standard Business review of orders and revenue as is regularly prepared in the Ordinary Course, and (B) after each quarter-end promptly (and in any event within thirty (30) days thereafter) furnish the Purchaser with an unaudited quarter-end balance sheet for the Business as of the end of such quarter, and unaudited combined statements of earnings and cash flows of the Business for the three (3) month period then ended; provided, however, that (1) any such access shall be conducted at the Purchaser’s expense, in accordance with Law (including any applicable Antitrust Laws and Bankruptcy Laws), at a reasonable time, under the supervision of the Sellers’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the businesses of the Sellers and their Affiliates, and (2) the Sellers will not be required to provide to the Purchaser access to or copies of any Tax records except as otherwise provided herein.
               (b) In order to facilitate the Purchaser’s entry into new supply arrangements effective as of the Closing, the Sellers shall make available to the Purchaser unredacted copies of all Contracts with suppliers of the Business, or in the case of any Non-Exclusive Supply Contracts, unredacted copies of any portion thereof that are applicable to the Business (other than pricing/cost information or other competitively sensitive information the sharing of which Sellers or their representatives reasonably determine may violate applicable Law), promptly following the date hereof (or in the event that any such Contract is subject to confidentiality restrictions promptly following the receipt of any required consent which the Sellers will cooperate with the Purchaser to obtain as promptly as practicable). So long as the Purchaser is the winning bidder in the Auction, the Sellers shall provide such information not provided in accordance with the preceding sentence upon the later of the entry of the U.S. Sale Order, the receipt of the HSR Approval and the receipt of the Competition Act Approval. Any such disclosures shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchasers and who have executed the applicable “Clean Room Agreements,” provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms offered to any customer of a competing business to the Business, and if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.
               (c) In connection with the procedures set forth in Section 5.15 with respect to the Bundled Contracts, the Sellers will provide unredacted copies of any portion of any Bundled Contracts that relates to the Business (other than pricing information and other competitive sensitive information the sharing of which the Sellers or their representatives reasonably determine may violate applicable Law) promptly following the date hereof, and so long as the Purchaser is the winning bidder in the Auction, will provide such information upon the later of the entry of the U.S. Sale Order, the receipt of the HSR Approval and the receipt of the Competition Act Approval. Any such disclosures shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchasers and who have executed the applicable “Clean Room Agreements,” provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms offered to any customer of a competing business to the Business, and if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.
               (d) Promptly following the date hereof, the Sellers will provide to Purchaser a correct and complete list of table values from the Sellers’ SAP HR system for the following fields: (i) job, (ii) organization/HR Department, and (iii) location. Within twenty (20) days following the date hereof, the Sellers will provide to the Purchaser a set of test files from the Sellers’ SAP HR system, which shall include actual employee data (including at least one person per country), but excluding in such data any information revealing the identity of any Employees (including names, addresses, tax identification numbers and any other information that would allow the Purchaser to individually identify any Employee). Such test files shall be in the same format as the format that will be subsequently provided to the Purchaser by the Sellers when actual payroll data is transferred from the Sellers to the Purchaser. Within three (3) Business Days following the completion of the Auction, the Sellers will provide the following additional information with respect to each of the Employees whose information was provided in Section 4.10(b) of the Sellers Disclosure Schedule: (i) full name, (ii) work e-mail address, (iii) work telephone number, (iv) specific recurring allowances paid to employees (if applicable), (v) supervisor and (vi) pay schedule. Within three (3) Business Days following the notification from Purchaser to Sellers of any Identified Employee pursuant to Section 7.1.1, the Sellers will provide Purchaser with the Identified Employee’s home address. Additionally, provided that Purchaser provides Seller with proof that an Identified Employee has consented to its release and, if applicable, transfer across boundaries, the Sellers will provide the Purchaser with the following additional information with respect to such Identified Employees as soon as practicable following the receipt by Seller of such proof: (ix) tax identification number, (x) date of birth, and (xi) gender. In addition, upon Purchaser’s reasonable request, the Sellers will promptly provide Purchaser with aggregate census data with respect to gender and age (using five-year bands) of the Identified Employees’ employee population (without individually identifying any Identified Employee).
               (e) Notwithstanding anything contained in this Agreement or any other agreement between the Purchaser and the Sellers executed on or prior to the date hereof, the Sellers shall not have any obligation to make available to the Purchaser or its representatives, or provide the Purchaser or its representatives with, (i) any Tax Return filed by the Sellers or any of their Affiliates or predecessors or (ii) any other information, if in each case under subsection (i) and (ii), making such information available would (A) jeopardize any attorney-client or other legal privilege or (B) potentially cause the Sellers to be found in contravention of any applicable Law or contravene any fiduciary duty or agreement (including any confidentiality agreement with a Third Party to which the Sellers or any of their Affiliates are a party) between Sellers and a Third Party, it being understood that the Sellers shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.
               (f) Promptly following the date of the U.S. Sale Order, the Sellers agree to provide the Purchaser with access to such documentation, records and databases to the extent reasonably required to review and assess the Sellers’ use of Open Source Software incorporated into any of the Products or Services.
          SECTION 5.7. Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by the Purchaser and the Sellers acting reasonably. Unless otherwise required by applicable Law or by obligations of the Parties or their Affiliates pursuant to any listing agreement with or rules of any securities exchange, the Parties hereto shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party and shall not issue any such release or make any such statement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).
          SECTION 5.8. Further Actions. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the other Transaction Documents to which they are a party and give effect to the transactions contemplated herein and therein, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Assets as provided in this Agreement, including the assignment of any Assigned Contract; provided, that subject to Section 5.5, the Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities, all of which shall be paid or reimbursed by the party required to pay such fees under the Agreement) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities.

          SECTION 5.9. Conduct of Business. The Sellers covenant that, subject to any limitation imposed as a result of being subject to the Bankruptcy Proceedings and except as (i) the Purchaser may approve otherwise in writing as set forth below (such approval not to be unreasonably withheld or delayed), (ii) set forth in Section 5.9 of the Sellers Disclosure Schedule, (iii) otherwise contemplated or permitted by this Agreement or another Transaction Document, (iv) required by Law (including any applicable Bankruptcy Laws or by any order of a Bankruptcy Court), or (v) relates solely to Excluded Assets or Excluded Liabilities, the Sellers shall and shall cause their Affiliates to (A) conduct the Business and maintain the Owned Equipment in the Ordinary Course, (B) use efforts that are commercially reasonable in the context of the Bankruptcy Proceedings and taking into account employee attrition to continue operating the Business (excluding the EMEA Business) as a going concern, and to maintain the business organizations of the Business (excluding the EMEA Business) intact and (C) abstain from any of the following actions:
               (a) sell or otherwise dispose of material Assets, other than sales of inventory (including, without limitation, inventory that has been designated as “excess” or “obsolete” (“E&O Inventory”)) on a basis consistent with past practice;
               (b) incur any Lien on any Assets, other than Liens that will be discharged at or prior to Closing and Permitted Encumbrances;
               (c) (i) grant any license or sublicense of any rights under or with respect to any Transferred Intellectual Property other than licenses to suppliers, resellers and customers in the Ordinary Course and licenses or sublicenses granted in accordance with the Intellectual Property License Agreement (if such agreement were in effect as of the date hereof), or (ii) enter into any exclusive license agreement that would restrict the Business or the Assets after the Closing in any material respect or which is in conflict with the provisions of this Agreement or that would be in conflict with the Intellectual Property License Agreement if it were in effect as of the date hereof;
               (d) increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Employees, other than normal periodic increases consistent with past practice or as required by applicable Law, Contracts or Seller Employee Plans in effect as of the date hereof, or pursuant to the KEIP or KERP (provided that the Sellers provide the Purchaser with notice of amendments, modifications, supplements or replacements to the KEIP as may be approved by the Canadian Court or to the KERP as may be approved by the Canadian Court or the U.S. Bankruptcy Court), or increases to welfare benefits that apply to substantially all similarly situated employees (including the Employees) of the Sellers or the applicable Affiliates of the Sellers, or (ii) except as otherwise expressly permitted under Section 5.9, enter into, or increase the benefits or any payments under, any employment, deferred compensation, severance or other similar agreement or arrangement with any Employee;
               (e) voluntarily terminate or waive any material right under, or materially amend any Material Contract or any Bundled Contract material to the Business (other than as necessary to effect the unbundling of any Bundled Contract required with respect to any other business or business segment of the Sellers), unless such Contract has become an

Excluded Other Vendor Contract, an Excluded 365 Vendor Contract or a Non-Assigned Contract;
               (f) waive, release, assign, settle or compromise any material claim, litigation or arbitration relating to the Business to the extent that such waiver, release, assignment, settlement or compromise imposes any binding obligation, whether contingent or realized, on the Business that will bind the Designated Purchasers after the Closing Date and is materially adverse to the Business;
               (g) fail to make any budgeted capital expenditures with respect to the Business (excluding the EMEA Business) or make any unbudgeted capital expenditure with respect to the Business (excluding the EMEA Business) in excess of $100,000 individually or $250,000 in the aggregate;
               (h) enter into any Material Contract for or relating to the Business that cannot be assigned to the Purchaser;
               (i) fail to maintain tangible property which, individually or in the aggregate, is material to the Business and which is included in the Assets, consistent with past practice since the filing of the Bankruptcy Proceedings;
               (j) enter into, or agree to enter into, any sale-leaseback transactions with respect to the Business;
               (k) take any action, other than actions that an employer in bankruptcy would take, to cause any employee of the Sellers who would otherwise be an Employee as of the Closing not to be such an employee (other than termination for cause or termination of Employees who failed to receive an offer of employment from the Purchaser or a Designated Purchaser pursuant to this Agreement provided the Sellers make a reasonable effort to provide notice to the Purchaser prior to such employment termination);
               (l) fail to maintain the material Consents with respect to the Business (excluding the EMEA Business);
               (m) on or before the Closing Date, make or rescind any material election in relation to Taxes that would materially and adversely impact the Purchaser after the Closing;
               (n) grant any lease, sublease, license, sublicense or other occupancy rights under or with respect to any portion of Real Property used in the Business (except with respect to such rights granted to the purchasers of other Nortel business segments which are co-located at such premises and the effect of which would not have a material adverse effect on the lease, license or occupancy by the Purchaser or any Designated Purchaser of such Real Property) or terminate or surrender or agree to release any Lease, in whole or in part, which is identified in the Real Estate Terms and Conditions except in accordance with the Real Estate Terms and Conditions;

               (o) construct, or permit to be constructed any capital improvements or major alterations at any portion of the Real Property used for the Business (excluding the EMEA Business, except with respect to any capital improvements or major alterations at any portion of the Real Property required in connection with the purchase by purchasers of other Nortel business segments), or as otherwise contemplated in the Real Estate Terms and Conditions;
               (p) enter into any Collective Labor Agreement affecting Transferred Employees except as required by applicable Law; or
               (q) enter into any Contract not to compete in any line of business or geographic area that would reasonably be expected to bind the Purchaser or any of its Affiliates after the Closing in any material respect;
               (r) enter into any Contract granting an indemnity in respect of intellectual property infringement or misappropriation other than in the Ordinary Course that would bind the Purchaser or any of its Affiliates after the Closing in any material respect, except for those Contracts that will not be, or that the Purchaser may elect not to have, assigned to the Purchaser hereunder; or
               (s) authorize, or commit or agree to take, any of the foregoing actions.
If a Seller desires to take any action described in this Section 5.9, the Main Sellers may, prior to any such action being taken, request the Purchaser’s consent via an electronic mail or facsimile sent to the individual(s) at the addresses listed on Exhibit 5.9. The Purchaser shall respond to such notice in writing by 11:59 p.m. (New York time) on the second Business Day after the day of delivery of such electronic mail or facsimile. The failure of the Purchaser to respond within such two (2) Business Days shall not be deemed to be consent to such action.
The Purchaser acknowledges and agrees that: (i) prior to the Closing Date, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the Business (excluding the EMEA Business) and the EMEA Sellers shall exercise, consistent with the terms and conditions of the EMEA Asset Sale Agreement, the EMEA Business and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Purchaser shall be required with respect to any matter set forth in Section 5.9 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of the Purchaser’s counsel, violate any Law.
          SECTION 5.10. Transaction Expenses. Except as otherwise provided in this Agreement or the Ancillary Agreements, each of the Purchaser and the Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.
          SECTION 5.11. Confidentiality.
               (a) The Parties acknowledge that the Confidentiality Agreement remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and the Parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the Sellers shall be at liberty to disclose the terms of this Agreement to any court or to any liquidator or in connection with any auction process with respect to the Business or the Assets approved by the Bankruptcy Court and show appropriate figures in their administration records, accounts and returns; provided, that after the completion of the transactions contemplated herein, the Purchaser’s confidentiality obligations under this Section 5.11 and the confidentiality agreement between the Purchaser, NNC and its subsidiaries and Alan Bloom dated March 27, 2009, with respect to information and data relating to the Business and/or the Assets shall terminate. For greater certainty, the Purchaser’s confidentiality obligations under the third clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated June 19, 2009, shall not terminate after the completion of the transactions contemplated herein.
               (b) Subject to the requirements of the Bankruptcy Laws or as may be imposed by the Bankruptcy Court or as otherwise required by applicable Law, from and after the Closing: (i) the Sellers shall, and shall cause their Affiliates to, hold in confidence all confidential information (including trade secrets, customer lists, marketing plans and pricing information) of the Sellers relating to the Business or the Assets; (ii) in the event that the Sellers or an Affiliate thereof shall be legally compelled to disclose any such information, the Sellers shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy; and (iii) in the event that such protective order or other remedy is not obtained, the Sellers or their Affiliates shall furnish only such information as is legally required to be provided.
               (c) It is acknowledged by the Purchaser and the Sellers that in the course of attempting to sell the Assets, one or more of the Sellers has entered into several confidentiality agreements with Third Parties in respect of information relating to the Assets and has disclosed such information to certain of those Third Parties.
               (d) Each Seller shall assign to the Purchaser, at or prior to, and with effect from and after the Closing, all of its rights under any such confidentiality agreement made by such Seller with any Third Party but only as such confidentiality agreements relate to the Assets and the Business and only to the extent that such agreements permit such assignments without the consent of any Third Party. To the extent such agreements do not permit any assignment without the consent of any Third Party, at the Purchaser’s request and the Purchaser’s expense, provided that the Sellers receive an indemnity from the Purchaser in form and substance satisfactory to the Sellers, to the extent permitted by applicable Laws and the terms of such confidentiality agreements, shall appoint the Purchaser as such Sellers’ representative and agent in respect of confidential information relating to the Business and Assets under such confidentiality agreements and any amounts recovered or expenses incurred in enforcing those confidentiality agreements in respect of the Sellers shall accrue to the benefit of or be for the account of the Purchaser.
               (e) Notwithstanding anything to the contrary contained in this Section 5.11, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Sellers, the Sellers’ Affiliates or their respective representatives to: (i) make permitted disclosures under Section 5.7 or as otherwise permitted under this Agreement; (ii) make any disclosures that are required by applicable Law; (iii) use or disclose information that is not exclusive to the Business to the extent necessary to operate the other business segments of the Sellers or their Affiliates or otherwise engage in any manner in any business activities unrelated to the Business; (iv) perform any retained Contracts, whether or not exclusively related to the Business; or (v) make customary disclosures, subject to customary confidentiality agreements, regarding information that is not exclusive to the Business and is primarily related to other business segments of the Sellers in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise). Notwithstanding anything to the contrary contained in this Section 5.11, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Purchaser, the Purchaser’s Affiliates or their respective representatives to: (i) make permitted disclosures under Section 5.7 or as otherwise permitted under this Agreement or (ii) make any disclosures that are required by applicable Law.
          SECTION 5.12. Disclosure Schedules and Certain Information.
               (a) The Sellers shall submit to the Purchaser via electronic mail or facsimile sent to the individual(s) at the addresses listed in Exhibit 5.12, every two (2) weeks, written updates to Section 4.10(b) of the Sellers Disclosure Schedule with respect to additions, deletions or other status changes of Employees or, after finalization of the Identified Employees, only with respect to Identified Employees. The Sellers shall submit to the Purchaser at least three (3) Business Days prior to the Closing Date, written updates to the Sellers Disclosure Schedules in respect of Article IV disclosing any events or developments that occurred or any information learned between the date of this Agreement and the Closing Date that reflect any matters hereafter arising which, if existing, occurring or known to the Sellers at the date hereof, would have been required to be set forth or described in the Sellers Disclosure Schedule in relation to Article IV.
               (b) The Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Sellers, upon obtaining knowledge of the occurrence or nonoccurrence of any event that, individually or in the aggregate, would make the timely satisfaction of the conditions set forth in Article IX impossible or unlikely.
               (c) The delivery of any update or notice pursuant to this Section 5.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to any party receiving such notice.
          SECTION 5.13. Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Purchaser or any Designated Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of this Agreement or relates primarily to any business or business segment of the Sellers other than the Business, the Purchaser shall, and shall cause the Designated Purchasers to promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers receives any payment that is for the account of the Purchaser or any of the Designated Purchasers according to the terms of this Agreement or relates primarily to the Business, the Main Sellers shall, and shall cause the Other Sellers to promptly deliver such amount or instrument to the Purchaser or the relevant Designated Purchasers. All amounts due and payable under this Section 5.13 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use reasonable best efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.
          SECTION 5.14. Non-Assignable Contracts.
               (a) To the extent that any Seller Contract or any Seller Consent is not capable of being assigned under Section 365 of the U.S. Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Contract or Consent) to the Purchaser or a Designated Purchaser at the Closing without the Consent of the issuer thereof or the other party thereto or any Third Party (including a Government Entity) (collectively, the “Non-Assignable Contracts”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless any such Consent is obtained.
               (b) For the purposes of this Agreement (including Section 5.14(a) and all representations and warranties of the Sellers contained herein), the relevant Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any 365 Vendor Contract and 365 Customer Contract if, and to the extent that, pursuant to the U.S. Sale Order, the Sellers are authorized to assume and assign to the Purchaser or Designated Purchasers such Seller Contract pursuant to Section 365 of the U.S. Bankruptcy Code and any applicable Cure Cost has been, or will be, satisfied as provided in Section 2.1.7. In furtherance thereof, the U.S. Bidding Procedures Order shall contain procedures, in form and substance acceptable to the Purchaser, for obtaining U.S. Bankruptcy Court approval that all 365 Contracts other than the Non-Assignable Contracts can and shall be assigned to the Purchaser on the Closing Date.
          SECTION 5.15. Bundled Contracts.
               (a) Section 5.15 of the Sellers Disclosure Schedule lists each Contract that the Sellers or their Affiliates have entered into prior to the date hereof providing for the sale or provision of Products and/or Services and the sale or provision of other products and services of the Sellers or their Affiliates (each, a “Bundled Contract”).
               (b) During the period from the date hereof until the Auction, the Sellers and their Affiliates shall cooperate (consistent with applicable Laws and any confidentiality restrictions requiring consent of Third Parties) with the Purchaser in developing a strategy with respect to transitioning each customer of the Business that is party to a Bundled Contract by, among other things, making available those employees who are responsible for managing the customer relationship with each such customer, by providing unredacted copies of all Contracts to which any Seller is a party (or in the case of Bundled Contracts, the portions of such Bundled Contracts as are applicable to the Business) with each of the top 40 customers of the Business by revenue for the year ended December 31, 2008 (other than pricing information and other competitive sensitive information the sharing of which Sellers or their representatives reasonably determine may violate applicable Law) and such other information as the Purchaser may reasonably request, which disclosures shall be subject to the Confidentiality Agreement. On or before the date that is five (5) Business Days after the date of the Auction, the Purchaser shall notify the Sellers of those counterparties to Bundled Contracts with which the Purchaser elects to attempt to negotiate alternative arrangements (effective as of and conditioned upon the Closing) (“Alternative Arrangements”) directly with such counterparty to such Bundled Contract, including without limitation, such counterparty’s purchase or sale of items under an existing Contract between such counterparty and the Purchaser or the entry into a new contract covering the Products and Services. Promptly following the later of (x) the entry of the U.S. Sale Order and (y) the receipt of HSR Approval and Competition Act Approval, the Sellers and their Affiliates shall (i) provide such competitive sensitive information as was redacted pursuant to the first sentence of this subsection (b) in such a manner, and subject to, Section 5.6(c) so as not to violate any applicable Law and (ii) cooperate with the Purchaser with respect to the negotiation of any such Alternative Arrangements, including without limitation, by making introductions to customers with whom the Purchaser does not have an existing customer relationship, by, subject to applicable Law, participating in telephone calls and meetings with such customers and by providing such forecast and other information as is necessary to assist the Purchaser negotiate such Alternative Arrangements. The Purchaser agrees that any Alternative Arrangements it reaches with counterparties shall, effective as of the occurrence of the Closing, expressly release each Seller that is a party to the affected Bundled Contract from any obligations and Liabilities under such Bundled Contract from and after the Closing Date as they relate to the Products and Services sold or provided after the Closing Date.
               (c) With respect to those Bundled Contracts other than those which the Purchaser has elected to negotiate Alternative Arrangements, promptly following the later of (i) the entry of the U.S. Sale Order and (ii) the receipt of HSR Approval and Competition Act Approval, the Purchaser and the Sellers shall cooperate to jointly contact each party thereto including without limitation, by making such contacts (by phone or in person) as may be reasonably requested by Purchaser and by sending a joint letter, in form and substance satisfactory to each of Sellers and Purchaser notifying the counterparty to each such Bundled Contract of the transactions and requesting the counterparty to agree to amend such Bundled Contract from and after the Closing Date so as to delete all obligations and Liabilities therefrom as they relate to the Products and the Services and enter into a new Contract (effective as of, and conditioned upon the occurrence of, the Closing) with the applicable customer and which only relates to Products and Services, in which event such new Contract shall be deemed to be a Seller Contract, provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liabilities in obtaining such arrangements, and the failure to enter into such arrangements shall not entitle the Purchaser to terminate this Agreement, fail to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder (except as otherwise provided in Section 2.2.1); provided, further, that without the express written consent of Purchaser, Sellers shall not agree to amend the material terms of any Bundled Contract as a condition of such counterparty agreeing to amend the Bundled Contract in the manner set forth in this subsection (c) and if so requested, Sellers shall notify Purchaser and, unless Purchaser consents to such amendment, Sellers shall not enter into a new Contract with such customer as set forth in this subsection (c) but shall instead enter into a Subcontract Agreement with respect to such Bundled Contract as provided in subsection (d) below. Each of the Sellers and the Purchaser shall notify the other Party if any customer has contacted such Party with regard to the matters set forth in this Section 5.15 and shall keep such other Party reasonably informed regarding the content of any discussions with the customer.
               (d) For those Bundled Contracts for which the arrangements mentioned in Section 5.15 (a) - (c) have not been entered into by January 25, 2010 or such later date as the Parties may mutually agree, the Sellers and the Purchaser shall use commercially reasonable efforts to enter into one or more Subcontract Agreements between the Sellers and the Purchaser or the applicable Designated Purchaser with respect to such Bundled Contracts on such terms as are reasonably satisfactory to each of them; provided that (x) nothing in this Section 5.15 shall require the Sellers to renew any Bundled Contract once it has expired, (y) the Sellers shall have the right, any time after the date that is one (1) year after the Closing Date, to exercise any right to terminate any Bundled Contract, and (z) the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liabilities in order to comply with its obligations under this sentence.
          SECTION 5.16. Post-Closing Assistance for Litigation.
               (a) After the Closing, the Purchaser shall, upon the request of the Sellers and at the Sellers’ cost (including reimbursement of reasonable out of pocket expenses of the Purchaser and the Designated Purchasers and payment of a reasonable per diem to the Purchaser or a Designated Purchaser which per diem shall be based on the total compensation of the affected Transferred Employees at the time), require the Transferred Employees to make themselves reasonably available at reasonable times and cooperate in all reasonable respects with the Sellers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Sellers Disclosure Schedule) filed or claimed against the Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of the Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, however, that the obligations of the Purchaser hereunder shall only extend to the Transferred Employees who remain employed by the Purchaser or a Designated Purchaser as of the date of the Sellers’ request and shall not apply to former employees no longer employed by the Purchaser or a Designated Purchaser as of such date and shall not require the Purchaser or a Designated Purchaser to continue the employment of any such employee.
               (b) After the Closing, the Sellers shall, upon the request of the Purchaser, and at the Purchaser’s cost (including reimbursement of reasonable out of pocket expenses of the Sellers and payment of a reasonable per diem to the Sellers which per diem shall be based on the total compensation of the affected employees at the time), require their employees that were not Transferred Employees to make themselves reasonably available and cooperate in all reasonable respects with the Purchaser and the Designated Purchasers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action filed or claimed against the Purchaser, any of the Designated Purchasers, any of their Affiliates or any of the respective agents, directors, officers and employees of any of the foregoing, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Closing Date; provided, that the obligations of the Sellers or their Affiliates under this Section 5.16(b) shall only extend to the employees of such Sellers or Sellers’ Affiliates as of the date of the Purchaser’s request and shall not apply to former employees no longer employed by such Sellers or Sellers’ Affiliates as of such date and shall not require such Sellers or Sellers’ Affiliates to continue the employment of any such employee.
          SECTION 5.17. Tangible Asset Removal. Except as otherwise set forth in the Real Estate Terms and Conditions and the Real Estate Agreements, the Purchaser shall, and shall cause the relevant Designated Purchasers to remove all tangible Assets from all premises owned or leased by the Sellers or their Affiliates that are not being leased, subleased or licensed to the Purchaser or any Designated Purchaser in accordance with the Real Estate Terms and Conditions within sixty (60) days after the Closing Date; provided, however, that in the event that the Sellers notify the Purchaser in writing that the Sellers desire, or are required, to vacate earlier, (i) the Sellers shall have the right by written notice to the Purchaser to require the Purchaser to remove all tangible Assets from all premises owned or leased by the Sellers or their Affiliates prior to the date that is thirty (30) days after the Closing Date or (ii) the Sellers may remove and store all tangible Assets at the Sellers’ sole cost and expense until the date that is sixty (60) days after the Closing Date. The Sellers shall cooperate with such efforts, including by providing access to such facilities during normal business hours or where necessary to minimize disruption to the Business and to the other businesses of the Sellers, to provide reasonable access during non-working hours for the purpose of facilitating such removal.
          SECTION 5.18. Termination of Overhead and Shared Services and Intercompany Licensing Arrangements.
               (a) The Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business (excluding the EMEA Business and except the Transferred Overhead and Shared Services) shall cease and (ii) the Sellers or their Affiliates shall have no further obligation to provide any Overhead and Shared Services to the Business (excluding the EMEA Business).
               (b) The Sellers shall, on or before Closing, provide the Purchaser with reasonable evidence confirming that Nortel Networks S.A. has agreed:
     (i) not to assert its Intellectual Property and exclusive license rights, if any, in a manner that could restrict or conflict with the ability of the Purchaser or its successors, assigns, licensees, sub-licensees or customers to operate in the field of the Business and its natural evolutions; and
     (ii) to the fullest extent permitted under French Law, to relinquish, waive and terminate all its Intellectual Property and license rights (including any enforcement rights) to the extent (but only to the extent) that they relate to the Intellectual Property that is sold or licensed to the Purchaser in connection with the sale of the Business.

               (c) The Sellers (other than NNL) shall, on or before Closing, provide the Purchaser with Appropriate License Termination agreements (as defined in the IFSA) executed by each of them and shall use commercially reasonable efforts to obtain and provide the Purchaser with Appropriate License Termination agreements from each of their Affiliates who are not Sellers.
          SECTION 5.19. Financing. Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges and agrees that (i) its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon receipt of any financing and the failure to consummate the transactions contemplated herein as a result of the failure to obtain financing shall constitute a breach of this Agreement by the Purchaser (including its obligations pursuant to Section 2.3).
          SECTION 5.20. Insurance Matters.
               (a) The Purchaser acknowledges and agrees that coverage of the assets, tangible or intangible property, Liabilities, ownership, activities, businesses, operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business (excluding the EMEA Business) (collectively, the “Covered Assets and Persons”) under all current or previous insurance policies of the Sellers and their Affiliates, including, without limitation, all environmental, directors’ and officers’ Liability, fiduciary Liability, employed lawyers, property and casualty flood, ocean marine, contaminated products and all other insurance policies or programs arranged or otherwise provided or made available by the Sellers or their Affiliates that cover (or covered) any of the Covered Assets and Persons at any time prior to the Closing (the “Seller Insurance Policies”) shall cease as of the Closing Date and the Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all Seller Insurance Policies. Except as expressly provided herein, the Sellers shall retain any rights to, including any right to any proceeds received in respect of, any claim pending as of the date hereof or made after the date hereof under any Seller Insurance Policy, even if such claims relates to the capital assets or properties of the Business (excluding the EMEA Business).
               (b) If after the Closing Date the Purchaser or the Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then the Sellers or the Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by the Sellers or the Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefore. If the Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), the Purchaser shall be exclusively responsible for acquiring from such insurance company or Third Party, at the

Purchaser’s sole cost and expense, the rights necessary to permit them to obtain access to and utilization of such claims data or information. If any Third Party requires the consent of the Sellers or any of their Affiliates to the disclosure of such information, such consent shall not be unreasonably withheld.
               (c) Prior to Closing, the Sellers shall maintain the Seller Insurance Policies, or in the event any such policies are cancelled or otherwise terminated, shall obtain other substantially comparable insurance policies that have the same coverage limits and deductibles or self-retention amounts. In respect of insurance claims relating to the Owned Equipment (excluding for the purposes of this Section 5.20(c), any fixtures and improvements forming part of the Carling Property) or the premises subject to a Real Estate Agreement (except for the Carling Property) occurring prior to Closing, the following provisions shall apply:
     (i) The Sellers shall make and diligently pursue any applicable insurance claims related to damage or destruction to any Owned Equipment wherever located.
     (ii) If and to the extent that any Owned Equipment, wherever located, is destroyed or damaged prior to Closing, and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received (or which would have been received had the Sellers maintained the Seller Insurance Policies) in respect of such Owned Equipment that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted. In the event that insurance proceeds would have been available but for the Sellers’ failure to maintain the Seller Insurance Policies, or due to the rights of any superior lender, then in such event, the Purchase Price shall be reduced by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the cost of replacing the Owned Equipment so damaged or destroyed with equipment of comparable age and condition.
     (iii) Except in respect of the Carling Property, if and to the extent that any leasehold improvements at any premises subject to a Real Estate Agreement are destroyed or damaged prior to Closing, then to the extent of the receipt of insurance proceeds relating to such damage or destruction by the Sellers or which would have been received had the Sellers complied with the Seller Insurance Policies, or tenant’s insurance requirements under the applicable Lease, as applicable (but excluding any proceeds related to business interruption insurance or related to any part of any premises in the applicable building not forming part of the premises subject to a Real Estate Agreement) the Sellers shall be responsible to the extent required under the terms of the applicable Lease, to utilize such insurance proceeds received to restore the applicable improvements and leasehold improvements in accordance with the provisions of the applicable Lease. To the extent that any Real Property which is the subject of a Real Estate Agreement is destroyed or damaged after Closing, the applicable terms of the applicable Real Estate Agreement shall apply; and to the extent that the subject Real Estate Agreement provides that it is the responsibility of the landlord to repair or restore any destruction or damage to real or personal property, the Sellers shall make and diligently pursue any applicable claims against the landlord related to such damage or destruction.
               (d) If and to the extent that the Carling Property is destroyed or damaged prior to Closing and the Purchaser does not elect to terminate this Agreement pursuant to Section 10.1(f), hereof, then to the extent of the Sellers’ receipt of insurance proceeds relating to such damage or destruction or which would have been received had the Seller maintained the Seller Insurance Policies, (but excluding any proceeds related to business interruption insurance), and subject to the rights of any superior landlord or mortgagee in respect of the Carling Property, the Sellers shall be responsible to the extent required under the terms of the Carling Property Lease Agreements (as if such Lease Agreements were in effect prior to Closing and as if the landlord were required to restore tenant improvements in the same manner as other improvements) to restore the applicable improvements and fixtures to a condition substantially comparable to the condition prior to such damage or destruction. In the event that (i) insurance proceeds are not immediately available to the Sellers on Closing for purposes of the repair and restoration of the Carling Property (including any fixtures and tenant improvements forming a part thereof); or (ii) insurance proceeds would have been available but for the Sellers’ failure to maintain the Seller Insurance Policies, or due to the rights of any superior landlord or mortgagee, the Purchaser may withhold from the Purchase Price due on Closing and pay into the Escrow Account an amount equivalent to the aggregate cost of repairing such damage and restoring the Carling Property (including any fixtures and improvements forming a part thereof) to a condition substantially comparable to the condition prior to such damage or destruction (such cost to be determined by an independent and qualified architect or engineer mutually acceptable to the Sellers and Purchaser, each acting reasonably). The provisions of Article II.C of the Real Estate Terms and Conditions shall apply mutatis mutandis in respect of these escrow amounts and the completion of the repair and restoration works. To the extent that the Carling Property is destroyed or damaged after Closing, the terms of the Carling Property Lease Agreements shall apply.
          SECTION 5.21. Sellers Deposits, Guarantees and Other Credit Support of the Business.
               (a) Following the Closing, the Purchaser shall, or shall cause the applicable Designated Purchaser to, cooperate with the Sellers to procure the return and/or release by the applicable counterparty, as soon as reasonably practicable, of any lease security deposits given by the Sellers under any Leases that are Assigned Contracts or any deposits, bonds or other security posted in connection with Assigned Contracts and that are set forth in Section 5.21(a) of the Sellers Disclosure Schedule (which such Section of the Sellers Disclosure Schedule may be updated by the Sellers upon notice to the Purchaser up until three (3) Business Days prior to the Closing Date) (the “Security Deposits”), including where required by the applicable counterparty, offering to post such Security Deposits on terms and conditions no less favorable than offered to such Seller by such counterparty. Except as required by the immediately preceding sentence, the Purchaser shall in no event be required to provide any replacement financial security or any financial security or other deposits with respect to any premises leased pursuant to any lease or sublease arrangement with any Seller, all of which shall be the sole responsibility of the Seller.
               (b) The Purchaser shall, or shall cause the applicable Designated Purchaser to, hold the Sellers and their Affiliates harmless from and against any and all Losses suffered by the Sellers and their Affiliates resulting from, or relating to, the failure of the Purchaser or the applicable Designated Purchaser, as the case may be, to procure the return and/or release of the Security Deposits to the relevant Seller in accordance with Section 5.21(a); provided, however, that (i) the Purchaser shall have no liability to the Sellers and their Affiliates pursuant to this Section 5.21(b) unless the Sellers and their Affiliates assign to the Purchaser all of the Sellers’ and their Affiliates’ right, title and interest in the unreturned Security Deposits and (ii) the Purchaser’s liability to the Sellers and their Affiliates shall be limited, in each case, to the amount of such Security Deposits.
          SECTION 5.22. Use of Sellers’ Trademarks. Except as expressly provided in the Trademark License Agreement, as of the Closing Date, the Purchaser shall not have the right to use the name “Nortel” or any Trademarks owned by the Sellers or any of their Affiliates or any other mark employing the word “Nortel” or any part or variation of any of the foregoing or any confusingly similar Trademarks to any of the foregoing (collectively, the “Sellers’ Trademarks”).
          SECTION 5.23. Accessible Information. After the Closing, the Purchaser shall have the right to reasonably request from the Main Sellers copies of all books, records, files, documentation and sales literature (other than Tax records and Employee Records, except as provided in Sections 5.6(d) and 7.4(d)) in the possession or under control of the Sellers and held or used in the Business (other than records to the extent prohibited by applicable Law), to which the Purchaser in good faith determines it needs access for bona fide business or legal purposes. The Sellers shall use commercially reasonable efforts to, or cause their Respective Affiliates to use commercially reasonable efforts to, provide such copies to the Purchaser (at the Purchaser’s expense) as soon as reasonably practicable; provided, that the Sellers shall be allowed to redact any such requested document in order to delete any information and data relating to business segments of any such Seller and its Respective Affiliates not included in the Business; provided, further, that nothing herein shall require the Sellers to (i) disclose any information to the Purchaser if such information disclosure would jeopardize any attorney-client or legal privilege or (ii) contravene any applicable Law, fiduciary duty or agreement (including any confidentiality agreement to which the Sellers or any of their Affiliates is a party); it being understood, that the Sellers shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement).
          SECTION 5.24. Maintenance of Books and Records. After the Closing, each Primary Party shall, and shall cause its Affiliates to, preserve, until at least the third (3rd) anniversary of the Closing Date (or, in the case of Tax records (including VAT records), such later date as may be required by Law), all pre-Closing Date records to the extent relating to the Business possessed or to be possessed by such Person. After the Closing Date and up until at least the third (3rd) anniversary of the Closing Date, upon any reasonable request from any Primary Party or its representatives, the other Primary Party shall, and/or shall cause the Person holding such records to, (a) provide to the requesting Primary Party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting Primary Party or its representatives to make copies of such records, in each case at no cost to the requesting Primary Party or its representatives (other than for reasonable out-of-pocket expenses). In addition, in the event that the financial statements of the Business are audited for any period prior to the Closing Date, upon execution of a customary access letter if required, the requesting Primary Party and its representatives (including their outside accountants) shall be granted access to all relevant documents and information in connection with the requesting Primary Party completing the audit of its accounts for the 2009 fiscal year; provided, however, that nothing herein shall require the non-requesting Primary Party to disclose any information to the requesting Primary Party if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the non-requesting Primary Party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the requesting Primary Party to occur without so jeopardizing privilege or contravening such Law, duty or agreement). Such records may be sought under this Section 5.24 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure or other similar needs of the requesting Primary Party (other than claims between the Primary Parties or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by the non-requesting Primary Party if the non-requesting Primary Party sends to the requesting Primary Party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; (i) such records may then be destroyed after the 60th day following such notice unless the requesting Primary Party notify the destroying party that the requesting Primary Party desire to obtain possession of such records, in which event the non-requesting Primary Party shall transfer or cause to be transferred the records to the requesting Primary Party and the requesting Primary Party shall pay all reasonable expenses of the non-requesting Primary Party in connection therewith, and (ii) neither Primary Party shall be required to provide the other Party access to, or copies of any of its Tax records.
          SECTION 5.25. Certain Ancillary Agreements. The Primary Parties shall use their commercially reasonable efforts to:
               (a) promptly negotiate in good faith with the relevant contract manufacturers and finalize the terms of the Contract Manufacturing Inventory Agreements based on the term sheet attached hereto as Exhibit 1.1;
               (b) promptly negotiate in good faith with the LGN Joint Venture with respect to the LGN/Korea Distribution Agreement;
               (c) promptly negotiate in good faith with NETAS with respect to the NETAS Distribution Agreement;
               (d) negotiate in good faith with the relevant counterparties with respect to the NGS Distribution Agreement and the EFA Development Agreement;
               (e) negotiate in good faith with respect to any Subcontract Agreement;

               (f) on or before the Closing and subject to the completion prior to Closing of the negotiation of each such agreement to the mutual satisfaction of each party thereto, enter into the Contract Manufacturing Inventory Agreements, the LGN/Korea Distribution Agreement and the NETAS Distribution Agreement, the Mutual Development Agreement, the Seller Supply Agreement, the NGS Distribution Agreement and the EFA Development Agreement, each as negotiated and finalized pursuant to this Section 5.25; and
               (g) negotiate, or to cause to be negotiated, in good faith on commercially reasonable terms and taking into account options available to the Primary Parties, appropriate commercial arrangements, including a potential Seller Supply Agreement and Mutual Development Agreement, in order to address interdependencies to the extent any bilateral relationships with other businesses, business segments or divisions (or former businesses, business segments or divisions) of certain Sellers for the supply of products are required to be in place in order to fulfill customer commitments existing as of the Closing Date and which will continue thereafter.
        Notwithstanding the foregoing, the Primary Parties shall have no obligation to enter into any of the agreements described in this Section 5.25 unless each of them are satisfied, in their sole and absolute discretion with the terms thereof and it shall not be a breach of this Agreement to fail to enter into such agreements before, on or after the Closing Date; provided however, that the Parties acknowledge that the failure to enter into any such Agreement shall not be deemed a failure of any condition precedent to any Party’s obligations hereunder. In the event that the Purchaser is unable prior to the Closing to negotiate terms and conditions for the Seller Supply Agreement that are satisfactory to it in its sole discretion, the Purchaser may by written notice to the Sellers given by January 18, 2010 elect to require that the Sellers purchase such amount of the components and other products intended to be supplied under the Seller Supply Agreement and such components and other products shall be transferred to the Purchaser as part of the Owned Inventory hereunder.
          SECTION 5.26. Additional Financial Statements. The Sellers shall use commercially reasonable efforts to cause KPMG (as their independent accountants) to complete the audit of the combined carve-out (A) balance sheets for the Business at December 31, 2007 and 2008, (B) related statements of earnings and cash flows of the Business for the fiscal years ended December 31, 2007 and 2008, and (C) balance sheet for the Business at September 30, 2009, and (D) the related statements of earnings and cash flows of the Business for the nine (9) month period ending on September 30, 2009 and (E) only if the Closing Date is February 12, 2010 or later, a balance sheet for the Business at December 31, 2009 and related statements of earnings and cash flows of the Business for the fiscal year ended December 31, 2009 (any such balance sheets and statements of earnings and cash flows, collectively, the “Audited Financial Statements”) and to deliver to the Purchaser as promptly as practicable, and in any event within three (3) Business Days of receipt thereof the Audited Financial Statements. The Sellers shall use commercially reasonable efforts to prepare and furnish the Purchaser with any other financial and other pertinent information regarding the Business as may be reasonably requested by the Purchaser, including all financial statements (including, to the extent required, unaudited combined carve-out financial statements of the Business as of the end of and for the nine (9) month period ended September 30, 2008, the "Unaudited September 30, 2008 Financial Statements”) and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for the Purchaser to comply with its financial reporting obligations as established by the SEC under the Exchange Act. The Sellers shall provide the Purchaser and its representatives with such cooperation and information as they shall reasonably request in connection with the Purchaser’s compliance with its obligations under Section 8.1(a) hereof, or in order for the Purchaser to comply with its obligations as established by the SEC under the Securities Act and the Exchange Act.
          SECTION 5.27. Securities Compliance. The Purchaser shall notify NASDAQ of the listing of the Shares as required by the NASDAQ listing rules prior to the Closing Date.
          SECTION 5.28. Transition Services. Section 5.28 of the Sellers Disclosure Schedule addresses certain matters related to the Transition Services Agreement and the services to be performed by certain Affiliates of the Sellers for the Purchaser. The Parties agree that the terms and conditions set forth in Section 5.28 of the Sellers Disclosure Schedule are incorporated by reference herein and form a part of this Agreement.
          SECTION 5.29. Standstill Period.
               (a) From the date of this Agreement until the entry of the U.S. Bidding Procedures Order, and from the date of the conclusion of the Auction until the Closing Date or termination of this Agreement, neither any Seller nor any Affiliate of any Seller shall, directly or indirectly through any of its authorized representatives, (i) solicit, initiate or encourage or engage in discussions or negotiations with respect to any proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to in each case any acquisition, divestiture, recapitalization, business combination or reorganization of or involving all or a substantial part of the business and operations of the Business (a “Competing Transaction”), (ii) furnish any information with respect to, or participate in, or assist, any effort or attempt by any Person to do or seek a Competing Transaction, (iii) execute any letter of intent or agreement providing for a Competing Transaction, or (iv) seek or support Bankruptcy Court approval of a motion or Order inconsistent with the transactions contemplated herein, provided, however, that nothing contained herein shall prohibit the Sellers from providing any Person with the bidding procedures for the sale of the Business and related documents, answering questions about the bidding procedures for the sale of the Business, announcing the execution of this Agreement or the Auction or selecting an Alternate Bid (as such term is defined in the U.S. Bidding Procedures Order) at Auction and obtaining approval of such Alternate Bid as an alternate bid; and provided that nothing herein shall limit the Sellers’ ability to negotiate, file, seek approval of or consummate a Sponsored Reorganization Plan prior to the completion of the Auction.
               (b) Notwithstanding the foregoing, the Sellers may provide continued access to written due diligence materials about the Business in an electronic data room (including written responses to requests for information made after the date hereof), to only such Person or Persons that (i) have access to such electronic data room as of the date hereof, and (ii) have satisfied the requirements of paragraph (a) of the “Participation Requirements” of the U.S. Bidding Procedures Order within ten (10) Business Days from the date hereof, it being understood that, during such ten (10) Business Day period, the Sellers will be allowed to (x) request such Persons to enter into amendments to their existing confidentiality agreements in order to render them compliant with the requirements of the bidding procedures for the sale of the Business, (y) discuss and negotiate such amendments with those Persons, and (z) execute such amendments, and each such action shall not constitute a breach of this Section 5.29, provided, however, that the Sellers must provide the Purchaser at least equivalent access to all such written due diligence materials.
               (c) Without prejudice to any other methods or actions that may result in the cure of any breach of this Section 5.29, the Parties acknowledge and agree that in the event that any officer or other employee of any Seller acting alone (without the assistance of outside advisors) in violation of a corporate policy approved by the board of directors of NNC takes an action that constitutes a breach of Section 5.29(a)(i) but does not constitute a breach of any other clause of this Section 5.29, such breach shall be deemed cured in the event such action ceases and one or more of the Sellers notifies the counterparty or counterparties to the potential Competing Transaction in writing that the Sellers will not undertake such Competing Transaction, in each case no later than the fifth (5th) day after the Sellers become aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach), provided that such action that constituted the breach did not involve substantive negotiations regarding the terms of such Competing Transaction.
          SECTION 5.30. Hazardous Materials at the Carling Property.
               (a) The Sellers acknowledge that the Purchaser and any Designated Purchaser did not cause or contribute to, and shall not be liable or responsible for, any currently or formerly existing Hazardous Materials contamination in, under, at, near or migrating from, to or through the Carling Property prior to or at the Closing Date.
               (b) The Sellers that own and lease the Carling Property and the Purchaser agree that the relevant Sellers and the Purchaser or a Designated Purchaser shall include in the Carling Property Lease Agreements: (i) an acknowledgement that the Purchaser or a Designated Purchaser did not cause or contribute to, and shall not be liable or responsible for, the currently or formerly existing Hazardous Materials contamination in, under, at, near or migrating from, to or through the Carling Property prior to or at the commencement of the Carling Property Lease Agreements; (ii) an indemnity by the relevant Sellers in favor of the Purchaser and any Designated Purchaser for (A) any Liabilities, including any Order, arising (directly or indirectly) out of or relating to any currently or formerly existing Hazardous Materials contamination in, under, at, near or migrating from, to or through the Carling Property prior to or at the commencement of the Carling Property Lease Agreements and (B) if and to the extent caused by Sellers, any Liabilities, including any Order, arising (directly or indirectly) out of or relating to any Hazardous Materials contamination in, under, at, near or migrating from, to or through the Carling Property; and (iii) an indemnity by the Purchaser or Designated Purchaser, as the case may be, in favor of the Sellers for, if and to the extent caused by the Purchaser or Designated Purchaser, as the case may be, any Liabilities, if and to the extent caused by the Purchaser or Designated Purchaser, as the case may be, including any Order, arising (directly or indirectly) out of or relating to any Hazardous Materials contamination in, under, at, near or migrating from, to or through the Carling Property after the commencement of the Carling Property Lease Agreements.

          SECTION 5.31. Montreal Premises and Other Real Estate. Before, on and after the Closing Date, the Parties shall take such actions as are contemplated by, and comply with, the Real Estate Terms and Conditions which shall be incorporated herein by reference. Without limiting the foregoing, at the Closing, the Purchaser and/or a Designated Purchaser and each applicable Seller shall enter into an Occupancy Agreement with respect to each Critical Location (identified in the Real Estate Terms and Conditions) and shall enter into a license agreement with respect to each Short-Term Licensed Property location which the Purchaser shall be licensed to occupy following the Closing Date, in each case on the terms and conditions specified in the Real Estate Terms and Conditions.
          SECTION 5.32. Right to Exclude.
               (a) At any time prior to the date of the Auction, the Purchaser may elect, by written notice to the Main Sellers, but without any effect on the Purchase Price or the Purchaser’s obligation to offer employment to at least the numbers of Employees set out in Section 7.1.1, to designate as Excluded Assets all of the assets, interests and rights of any Other Seller other than any Other Seller with respect to which it has previously made an election under Section 2.2.3 if it is the case that, absent such election, by consummating the transactions contemplated hereby, the Purchaser or a Designated Purchaser would be reasonably likely to succeed to Liabilities of such Other Seller that are not Assumed Liabilities hereunder, or Liabilities of such Other Seller would be reasonably likely to be transferred to, or assumed by, the Purchaser or a Designated Purchaser, whether by operation of Law or otherwise (including, without limitation, any Liability for Taxes) (any such Other Seller so designated by the Purchaser, an “Excluded Other Seller”. For the avoidance of doubt, if the Purchaser makes an election under this Section 5.32 with respect to any Excluded Other Seller, the provisions of Section 2.2.3 shall not apply to such Excluded Other Seller. Upon designation of any Excluded Other Seller, the assets, interests and rights of such Excluded Other Seller shall be Excluded Assets and any Liabilities of such Excluded Other Seller or otherwise relating to such Excluded Assets shall be Excluded Liabilities, and such Excluded Other Seller shall not be a Party to this Agreement, shall not be an Other Seller, and shall have no rights or obligations hereunder, provided that each Excluded Other Seller shall remain bound by the provisions of Article XI. In addition to the foregoing, following the designation of an Excluded Other Seller by the Purchaser, no sublease and no license or other arrangement pursuant to the Real Estate Terms and Conditions shall be required to be entered into with respect to any premises related to such Excluded Other Seller’s operations prior to the date of the Purchaser’s election. For the avoidance of doubt, the designation of assets, interests or rights in any country as Excluded Assets shall not in any way prevent the Purchaser or any of its Affiliates from engaging in the Business (defined as if such assets, interests or rights were not Excluded Assets) in such country either before or after the Closing. If a TSA Seller becomes an Excluded Other Seller pursuant to this Section 5.32, such entity shall not be required to be a party to the Transition Services Agreement. For the avoidance of doubt, the failure of any TSA Seller to become party to the Transition Services Agreement shall not in any way diminish the obligations of the remaining TSA Sellers to provide, or to cause one or more of the Providers to provide, all Services (as defined in the Transition Services Agreement). Notwithstanding anything herein to the contrary, the Parties agree that neither the Included Services nor the Extra Services shall include any service currently provided by an Excluded

Seller unless such service can reasonably be provided by the TSA Sellers without materially changing or burdening the operations of the TSA Sellers.
               (b) The Main Sellers agree that, as of the Closing, (i) neither any Seller nor any Seller’s Affiliate will be a party to any Contract with any Excluded Seller that will restrict the Purchaser or a Designated Purchaser, in any material respect, from engaging after the Closing in any business activity relating to the Business in the country where such Excluded Seller is located or organized; and (ii) the Sellers and their Affiliates will cease to supply Products or Services or provide other assistance to an Excluded Seller with respect to the Business (except to the extent required in order to allow such Excluded Seller to continue to perform any obligations under (x) a contract with one of its customers existing as of the date hereof, or (y) a contract with one of its customers entered into after the date hereof but before Closing that was entered into in the Ordinary Course, in each case which such Excluded Seller is required by such contract to perform until the earliest of (A) the expiration of such contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (B) the earliest date on which such Excluded Seller has the right to terminate such contract without penalty or (C) the date on which such contract is terminated by the counterparty thereto; provided that the Purchaser and its Affiliates shall be under no obligation to make Products or Services (or any other products or services) available to the Sellers or their Affiliates or provide other assistance in connection therewith) and the Purchaser and its Affiliates will have no obligation to supply Products or Services (or any other products or services) or provide other assistance to the Excluded Sellers; provided that, notwithstanding clauses (i) and (ii) above, the Purchaser or a Designated Purchaser will, if requested to do so, perform any Subcontract Agreement that it enters into pursuant to Section 5.15(c) at the request of an Excluded Seller and the Sellers may be a conduit through which the Purchaser supplies Products or Services to an Excluded Seller.
          SECTION 5.33. Authorization of Shares. The Purchaser will, at all times, duly authorize and reserve for issuance the Shares.
          SECTION 5.34. Patent Assignments. Prior to the Closing Date, the Purchaser shall notify the Sellers in writing of any defects in title affecting any of the transferred Patents and the Sellers shall take, as soon as reasonably practicable thereafter, all reasonable steps necessary to ensure that NNL is the assignee on record in the relevant government registry or patent office, as applicable, for all transferred Patents and to correct all material defects in title affecting any of the transferred Patents that are still in force in the relevant jurisdiction.
          SECTION 5.35. India. Section 5.35 of the Sellers Disclosure Schedule addresses certain matters related to the transfer of assets that are used by Nortel Networks Singapore Pte. Limited, Nortel Networks India International Inc. and Nortel Networks (India) Private Limited in the Business in India. The Parties agree that the terms and conditions set forth in Section 5.35 of the Sellers Disclosure Schedule are incorporated by reference herein and form a part of this Agreement.
          SECTION 5.36. No Vote. The Purchaser will not take any action that would result in a requirement for the approval of shareholders or any securityholders of the Purchaser pursuant to NASDAQ Listing Rule 5635 or require any other action or consent pursuant to any applicable exchange rules, regulations, interpretations or Laws in connection with the issuance of the Convertible Notes or the Shares upon the conversion thereof.
          SECTION 5.37. Deposit. On or before November 25, 2009, the Purchaser shall deposit Thirty-Eight Million Four Hundred Fifty Thousand dollars ($38,450,000) (the “Deposit Amount”) with Citibank, N.A. (the “Deposit Escrow Agent”) pursuant to the terms and conditions of the Deposit Escrow Agreement substantially in the form attached as Exhibit AA hereto (the “Deposit Escrow Agreement”). Notwithstanding anything to the contrary set forth herein or the Deposit Escrow Agreement, the Deposit Amount shall not become a part of the Sellers’ or the EMEA Sellers’ estate until such time as the Deposit Escrow Agent receives joint written instructions from the Parties and Nortel Networks UK Limited instructing the Deposit Escrow Agent to disburse the Deposit Amount to the Distribution Agent or the Main Sellers. At the Closing, the Purchaser shall be entitled to a credit for the amount of the Deposit Amount against the Base Cash Purchase Price and the Parties and Nortel Networks UK Limited shall jointly instruct the Deposit Escrow Agent to disburse the Deposit Amount to the Distribution Agent. The Deposit Amount shall be returned and/or disbursed in accordance with the U.S. Bidding Procedures Order, this Agreement and the Deposit Escrow Agreement. In the event that all of the conditions to the Purchaser’s obligations to Closing are satisfied and Purchaser fails to consummate the transactions contemplated hereby and by the Deposit Escrow Agreement and the Main Sellers terminate this Agreement pursuant to, and in accordance with Section 10.1(b)(ii), the Main Sellers and the EMEA Sellers shall be entitled to the Deposit Amount (less any interest earned thereon which shall be disbursed to the Purchaser) and within two (2) Business Days of such termination, the Parties shall jointly instruct the Deposit Escrow Agent to disburse the Deposit Amount to the Distribution Agent.
ARTICLE VI
TAX MATTERS
          SECTION 6.1. Transfer Taxes.
               (a) The Parties agree that the Purchase Price is exclusive of any Transfer Taxes. The Purchaser shall (on behalf of itself and the Designated Purchasers) promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that are properly imposed upon or payable or collectible or incurred in connection with the purchase by the Purchaser (or a Designated Purchaser) of the Assets under this Agreement and in connection with the other Transaction Documents including, for greater certainty, any stamp, documentary, recording, filing and similar Taxes that may be imposed upon or payable or collectible or incurred in connection with the execution of this Agreement and any other Transaction Documents; provided that if any such Taxes are required to be collected, remitted, or paid by the Sellers or any Subsidiary of the Sellers or any agent thereof (as requested by the Sellers or any Subsidiary of the Sellers), they shall be paid by the Purchaser to the Sellers or any Subsidiary of the Sellers or any such agent, as applicable, at the Closing, as applicable, or thereafter as requested of or by the Sellers. For greater certainty, the Purchaser shall remain liable in respect of any Transfer Taxes for which it is liable under the terms hereof regardless of the date that the Assets purchased under this Agreement are removed by the Purchaser or its agents from the premises of the Sellers or any of the Sellers’ suppliers. Upon request from a Seller, the Purchaser shall provide to such Seller an original receipt (or other such evidence as shall be reasonably satisfactory to such Seller) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Section 6.1(a).
               (b) If the Purchaser or any Designated Purchaser wishes to claim or elect any exemption relating to, or a reduced rate of, Transfer Taxes, in connection with this Agreement or the other Transaction Documents (other than the EMEA Asset Sale Agreement, with respect to which Transfer Taxes are separately addressed therein), the Purchaser or any Designated Purchaser, as the case may be, acting reasonably and in good faith, shall be solely responsible for determining that such exemption, reduction or election (a “Transfer Tax Reduction Determination”) applies. In such case, the Purchaser or the Designated Purchaser, as the case may be, shall provide the Sellers prior to Closing with its permit number, GST or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption by the Purchaser or such Designated Purchaser, as the case may be, it being understood that Purchaser shall remain responsible for any Transfer Taxes whether or not shown due on such Tax Return and shall indemnify and hold harmless the Sellers and their respective officers and directors from any Losses arising out of or resulting from the Transfer Tax Reduction Determination, including without limitation, any Tax, interest, penalty or sanction. The Sellers shall, if applicable, agree to make a joint election under Section 167 of the Excise Tax Act (Canada) and other similar Canadian provincial sales tax elections. If the Purchaser or any Designated Purchaser pays any Transfer Taxes pursuant to this Section 6.1 and a Seller thereafter becomes entitled to a refund for, or a reduction in Liability for, Transfer Taxes payable by such Seller in respect of such Transfer Taxes paid by the Purchaser or a Designated Purchaser, then such Seller shall promptly reimburse the Purchaser or Designated Purchaser for an amount equal to such refund or reduction (including any interest paid in connection with such refund or reduction and net of reasonable out of pocket expenses incurred in obtaining such refund or reduction).
               (c) Each of the Sellers shall cooperate with the Purchaser and its Affiliates in complying with the reporting requirements relating to any Transfer Taxes under applicable Law with respect to this Agreement and the Transaction Documents, and shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption from, or any reduction in amount or rate of, Transfer Taxes sought by Purchaser or any Designated Purchaser. For the avoidance of doubt, such cooperation shall include any applicable Seller using reasonable efforts to obtain and/or furnish to the Purchaser or any Designated Purchaser any applicable information that is reasonably requested by Purchaser or any Designated Purchaser in connection with its efforts to obtain any exemption or reduction in amount or rate of Transfer Taxes, including through the provision of invoices, receipts or other documentation requested by Purchaser or any Designated Purchaser to document the payment of or establish the entitlement to a recovery or refund of, such Transfer Taxes or the eligibility of the transactions to qualify as a “transfer of a going concern” under applicable Law. Each Seller that is required by Law to collect VAT in connection with this Agreement and the Transaction Documents shall, prior to and on the Closing Date, be registered for VAT purposes in any jurisdiction applicable to such Seller.
               (d) Each Tax Return with respect to Transfer Taxes (a “Transfer Tax Return”) imposed upon or payable or collectible or incurred in connection with the purchase by the Purchaser (or a Designated Purchaser) of the Assets under this Agreement shall be prepared by the Party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to applicable Law. Any Transfer Tax Returns prepared by the Sellers pursuant to this Section 6.1(d) shall be made available to the Purchaser at least five (5) Business Days before such Tax Returns are due to be filed. The Purchaser shall be entitled to review and comment on any Transfer Tax Return prepared by the Sellers prior to making any payment in respect thereof, and the Sellers shall incorporate any reasonable comments received from Purchaser at least three (3) Business Days before such Tax Returns are due to be filed, it being understood that the Purchaser shall remain responsible for any Transfer Taxes whether or not shown due on such Tax Return. Subject to Section 6.1(a), the Purchaser shall pay to the Sellers the amount of any Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the Sellers pursuant to this Section 6.1(d) at least one (1) Business Day before such Transfer Tax becomes due and payable.
               (e) With respect to any provision of this Article VI that by its terms applies to another Transaction Document, such provision shall not apply to the other Transaction Document to the extent that such other Transaction Document contains a contrary provision or contains a provision that is inconsistent with the relevant provision of this Article VI. A reference to a Transaction Document in this Article VI shall not include the EMEA Asset Sale Agreement or the schedules thereto.
          SECTION 6.2. Withholding Taxes. Subject to Section 2.4, the Purchasers and Designated Purchasers shall be entitled to deduct and withhold from the Purchase Price and other payments made under this Agreement and the Transaction Documents (other than the Transition Services Agreement, with respect to which withholding Taxes are separately addressed therein) such amounts as the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold under the Code or under any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent such amounts are so withheld by the Purchaser or a Designated Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement and the Transaction Documents as having been paid to the relevant Seller in respect of whom such deduction and withholding was made by such Purchaser or Designated Purchaser. If any of the Parties learns of any obligation to deduct and withhold from the Purchase Price and other payments made under this Agreement or the Transaction Documents (other than the Transition Services Agreement, with respect to which withholding Taxes are separately addressed therein) on or prior to the Closing Date, then (i) in the case of a Seller, such Seller shall promptly provide reasonable notice of such obligation to the Purchaser, and (ii) in the case of the Purchaser, the Purchaser shall promptly provide reasonable notice of such obligation to the Sellers. The Parties shall cooperate in good faith to minimize the amounts that the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold. In connection therewith, the Parties shall cooperate to obtain any applicable forms, certificates, or other documentation or information that is reasonably requested by a Party to obtain any exemption from, or reduced rate of, withholding on any payments made pursuant to this Agreement and the other Transaction Documents.
          SECTION 6.3. Tax Characterization of Payments Under This Agreement. The Sellers and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than any interest payments) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

      SECTION 6.4. Apportionment of Taxes.
               (a) Except as otherwise provided in this Article VI, (i) the Main Sellers shall and shall cause the Other Sellers, as the case may be, to bear all Taxes of any kind relating to the Assets or the conduct or operation of the Business (excluding the EMEA Business), in each case, for all Tax periods or portions thereof ending on or before the Closing Date and (ii) the Purchaser shall and shall cause the Designated Purchasers to bear all Taxes of any kind relating to the Assets or the conduct or operation of the Business (excluding the EMEA Business) for all Tax periods or portions thereof beginning after the Closing Date. The Sellers shall pay, when due, all Taxes apportioned to the Sellers under this Section 6.4(a) that could result in a liability of a Purchaser or Designated Purchaser as a successor or transferee or a Lien on any of the Assets in the hands of the Purchaser or Designated Purchaser. For purposes of the preceding sentence, a Tax shall be considered due when required to be paid after assessment (it being understood that Sellers shall have the right to pursue any action for reconsideration or appeal that under applicable law tolls the time for the payment of the disputed Tax and prevents the Tax Authority from availing itself of its collection remedies); provided that no Tax shall be considered due for purposes of this subsection to the extent payment thereof is excused under applicable Bankruptcy Law.
               (b)
     (i) For purposes of this Agreement, any Taxes for a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. The amount of any Taxes based on or measured by income or receipts of the Business (excluding the EMEA Business) shall be allocated between the Pre-Closing Taxable Period and the Post-Closing Taxable Period on a closing-of-the-books basis. The amount of other Taxes shall be allocated between portions of a Straddle Period in the following manner: (a) in the case of a Tax imposed in respect of property (excluding, for the avoidance of doubt, any income Tax) and that applies rateably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (b) in the case of sales, value-added and similar transaction-based Taxes (other than Transfer Taxes allocated under Section 6.1), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.
     (ii) In the case where the parties do not file their own separate Tax Return for any Straddle Period under applicable Law, the party legally obligated to file any Tax Return for a Straddle Period (the “Filing Party”) shall timely and accurately prepare and file such Tax Return and timely pay all Taxes due and payable on such Tax Return. Promptly upon the filing of any Tax Return for a Straddle Period, the party filing such Tax Return shall provide a copy of such Tax

Return to the Purchaser or Sellers, as the case may be, of the Assets to which such Tax Return relates, (the “Non-Filing Party”) along with a calculation of the allocation of the Taxes shown to be due on such Tax Return between the Filing Party and the Non-Filing Party pursuant to this Section 6.4(b). Within ten (10) Business Days of the receipt of such Tax Return, the Non-Filing party shall, unless it timely objects to the calculation of the apportioned Tax based upon the principles set forth in this Section 6.4(b), pay to the Filing Party the amount shown in the calculation to be due by the Non-Filing Party. If the Non-Filing Party objects to the calculation of the apportioned Tax as prepared by the Filing Party in writing within ten (10) Business Days of the receipt of such Tax Return, the Filing Party and the Non-Filing Party shall negotiate in good faith a resolution of the calculation and the Non-Filing Party shall promptly pay to the Filing Party the amount of the apportioned Tax as finally resolved. If after five (5) Business Days of negotiation, the Parties cannot agree upon the apportioned Tax amount, they shall promptly submit the matter to the Accounting Arbitrator for final resolution as promptly as practical and the Accounting Arbitrator’s decision shall be final and binding upon the Parties as to the amount of any disputed apportioned Tax, and the Non-Filing Party shall promptly pay to the Filing Party the amount of the disputed apportioned Tax as determined by the Accounting Arbitrator. The costs of the Accounting Arbitrator shall be borne by the Party whose position is less correct in the judgment of the Accounting Arbitrator.
               (c) Prior to, on and after the Closing Date, each of the Sellers shall reasonably cooperate with the Purchaser and its Affiliates (i) to obtain any applicable forms, certificates, or other information and (ii) to comply with clearance procedures established under applicable Law in the jurisdictions in which the Assets are being transferred hereunder to establish, quantify, reduce or eliminate the extent to which the Purchaser or any Designated Purchaser could be liable for any Taxes of the Sellers that are Excluded Liabilities, including by reason of a Lien being filed on the Assets or as a result of such Purchaser or Designated Purchaser having liability as a transferee or successor under applicable Law; provided that such cooperation shall not include a liquidation or restructuring of a Seller or any business of a Seller, and provided further that such cooperation would not: (i) in the Sellers’ opinion, acting reasonably and in good faith, result in the imposition on the Sellers of any director’s or officer’s liability or Tax liability (other than any amount necessary to pay any Taxes of the Sellers that are Excluded Liabilities that Sellers are required to pay (as being due) under Section 6.4(a) at the time such cooperation is provided and any interest, penalties and additions to Tax thereon) that is not fully and promptly reimbursed by the Purchaser and its Affiliates; or (ii) cause any of the Sellers to bear any other out-of-pocket cost or expense that is not fully and promptly reimbursed by the Purchaser and its Affiliates; and provided further that such cooperation would not violate applicable Law, including Bankruptcy Laws as applied to the relevant Seller(s) and any order or other legal obligation of a Seller arising out of the Bankruptcy Proceedings. For the avoidance of doubt, such cooperation shall include taking actions necessary to comply with Tax clearance procedures established under applicable Law in Argentina and Hong Kong.

          SECTION 6.5. Tax Records.
               (a) Notwithstanding the provisions of Section 5.6(a), Section 5.23 and Section 5.24, but subject to the provisions of Section 5.6(e) (i) after the date of the Auction, the Purchaser and the Designated Purchasers, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all information, records or documents relating to Taxes with respect to the Assets, Assumed Liabilities or the Business (excluding the EMEA Business) for all periods prior to and including the Closing Date (including Straddle Periods), and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one party reasonably needs access to the records in the possession of a second party relating to the Assets, Assumed Liabilities or the Business (excluding the EMEA Business) for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or any other investigative demand by any Tax Authority or for any other legitimate Tax-related purpose not injurious to the second party, the second party will allow Representatives of the other party access to such records during regular business hours and the second party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient. The obligation to cooperate pursuant to this Section 6.5(a) shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).
               (b) On or prior to Closing, the Sellers shall cause copies of Restricted Technical Records to be placed into escrow with the Records Custodian, who shall hold such Restricted Technical Records for ten (10) years in accordance with an escrow agreement between the Purchaser, the Sellers and the Records Custodian, in form satisfactory to the Purchaser and the Main Sellers. The escrow agreement will provide for access to the copies of the Restricted Technical Records only by the relevant Canadian Tax Authority or by Tax advisors of any purchaser (“Tax Credit Purchaser”) of the scientific research and experimental development tax credits of the Sellers under the Income Tax Act (Canada), and only if such advisors have executed an appropriate confidentiality agreement in form satisfactory to the Purchaser. The access permitted by the escrow agreement shall be only for the limited purpose of defending any audit, claim or action by any Canadian Tax Authority in respect of the characterization of expenditures by NNL or Nortel Networks Technology Corporation (“NNTC”) as qualified expenditures on scientific research and experimental development for purposes of the applicable provisions of the Income Tax Act (Canada) (“Qualified Expenditures”).
               (c) The Purchaser shall use reasonable efforts to make available to the relevant Taxing Authority or Tax advisors of the Tax Credit Purchaser, those former employees of NNL or NNTC, as the case may be, with direct knowledge of the Qualified Expenditures who are then employed by the Purchaser and whose cooperation is necessary for the purpose of defending any audit, claim or action by any Taxing Authority of the characterization of expenditures by NNL or NNTC, as the case may be, as Qualified Expenditures, and provided such advisors have executed an appropriate confidentiality agreement satisfactory to the Purchaser.

               (d) The Purchaser shall have no obligation to provide any access under this provision unless the Seller (if there is no Tax Credit Purchaser in respect of the request for access) or the Tax Credit Purchaser pays all the Purchaser’s reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided).
          SECTION 6.6. Cooperation.
               (a) The Sellers and the Purchaser shall reasonably cooperate with each other in connection with the conduct of any Tax audit, investigation, dispute, or appeal relating to any Pre-Closing Taxable Period.
               (b) Notwithstanding the provisions of Section 5.6, but subject to the provisions of Section 5.6(e) and, solely with respect to the subject matter addressed therein, subject to Section 6.5(a), from and after the date hereof through the Closing Date, (i) the Sellers shall reasonably cooperate with the Purchaser and its Affiliates to develop and provide such information as is reasonably requested and reasonably necessary to permit the Purchaser and its Affiliates to identify and timely comply with their respective obligations under applicable Tax Laws arising out of this Agreement and the other Transaction Documents and (ii) the Sellers shall reasonably cooperate with the Purchaser and its Affiliates to structure and carry out the transactions between the Sellers, on the one hand, and the Purchaser and its Affiliates, on the other hand, contemplated by this Agreement and the other Transaction Documents in a tax-efficient manner (including, without limitation, to limit withholding Taxes and irrecoverable VAT with respect to the transactions contemplated by this Agreement and the Transaction Documents); provided that any such cooperation to be provided in (i) and (ii) above would not include a liquidation or restructuring of a Seller or any business of a Seller, would not result in the imposition on any Seller of any additional Tax Liability or cause any Seller to bear any additional out-of-pocket cost or expense, in each case which is not fully and promptly reimbursed by the Purchaser and its Affiliates and such cooperation would not violate applicable law, including Bankruptcy Laws as applicable to the relevant Seller(s) and any order or other legal obligation of a Seller arising out of the Bankruptcy Proceedings
          SECTION 6.7. North American Tax Escrow.
               (a) In the event that any Tax Authority shall (A) make any claim against any Purchaser, Designated Purchaser, or any of their Affiliates (a “Purchaser Party”) for any Taxes that are Excluded Liabilities of any Seller or (B) have in its favor a Lien on any of the Assets arising out of the non-payment of any Taxes that are Excluded Liabilities of a Seller (any Taxes described in (A) and (B) above hereby are referred to collectively as “Excluded Taxes”), such Purchaser Party shall be entitled to recover all Losses arising out of or in connection with such Excluded Taxes promptly (in accordance with the following provisions) by obtaining cash from the Tax Escrow Amount in an amount equal to the aggregate amount of such Losses, provided that (i) the aggregate amount to be recovered under this Section 6.7 in respect of such Losses shall not exceed the Tax Escrow Amount (plus any accrued interest on the Tax Escrow Amount); and (ii) the only Losses recoverable under this Section 6.7 shall be Losses incurred by a Purchaser Party after the earlier of the date on which a Tax Authority has made a claim described in (A) above or registered or imposed a Lien described in (B) above, as applicable.
               (b) If a claim for Losses under Section 6.7(a) (a “Tax Claim”) is to be made by a Purchaser Party, the Purchaser shall give written notice (a “Claim Notice”) on behalf of such Purchaser Party to the Main Sellers promptly after such Purchaser Party becomes aware that a Tax Authority has made a claim against it for any Excluded Taxes or that such Taxes have given rise to a Lien described in clause (B) of subsection (a) above, as applicable, stating, with reasonable specificity, the basis for the Tax Claim, and including a copy of all relevant documents received from the relevant Tax Authority. In the event that any Purchaser Party is entitled to recover the amount of any such Losses from the Tax Escrow Amount, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Losses to such Purchaser Party and such Purchaser Party shall be responsible for paying over to the relevant Tax Authority the amount of Excluded Taxes distributed to it from the Tax Escrow Amount to the extent it has not already done so at the time of the distribution of such amount from such fund and shall provide Sellers with such written evidence as is reasonably requested in writing to confirm that payment to the relevant Tax Authority has been duly made.
               (c) Upon delivery by the Sellers to the Purchaser prior to Closing of a certificate or other documentation issued by the Hong Kong Inland Revenue Department reasonably satisfactory in form and content to the Purchaser confirming that Nortel Networks (Asia) Limited has no outstanding Tax Liabilities, the Tax Escrow Amount payable on Closing to the Escrow Agent shall be reduced by $5,000,000.
               (d) Upon delivery by the Sellers to the Purchaser after Closing of a certificate or other documentation issued by the Hong Kong Inland Revenue Department reasonably satisfactory in form and content to the Purchaser confirming that Nortel Networks (Asia) Limited has no outstanding tax liabilities, and provided that a Purchaser Party has not served a valid Claim Notice to the Main Sellers before that time in respect of a Tax Claim relating to Excluded Taxes of Nortel Networks (Asia) Limited, the Purchaser and the Main Sellers shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, $5,000,000 out of the Tax Escrow Amount (or such lesser amount remaining therein at that time).
               (e) On the date that is the first Business Day after the third anniversary of the Closing Date, the Purchaser and the Main Sellers shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all Tax Claims which have been asserted prior to such date evidenced by one or more Claim Notices and which remain pending and unresolved on such date. Thereafter, as soon as reasonably practicable after the final resolution of any such Tax Claims, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Tax Escrow Amount (including any accrued interest thereon).

               (f) In the event that a Claim Notice is served, the Purchaser shall take such steps as are commercially reasonable to mitigate or otherwise defend the assessment(s) made by the relevant Tax Authority. In the event that a payment is made to a Purchaser Party pursuant to this Section 6.7, and subsequently a Purchaser Party becomes entitled to and receives a refund of Excluded Taxes (in whole or in part), then the Purchaser shall, or shall cause the relevant Purchaser Party to, promptly pay to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, an amount equal to such refund (including any interest paid in connection with such refund), net of reasonable out-of-pocket expenses incurred by the Purchaser Party in obtaining such refund, unless (i) such refund is received prior to the third anniversary of the Closing Date or (ii) at the time the refund is received, the Tax Escrow Amount is less than the sum of the Tax Claims that are evidenced by one or more Claim Notices and which remain pending and unresolved on such date, then, in each case, the Purchaser Party shall pay the net amount of such refund to the Escrow Agent to be added to the Tax Escrow Amount.
               (g) Notwithstanding anything to the contrary in this Agreement (including, without limitation, the provisions of Section 11.1 of this Agreement as applied to provisions other than those contained in this Article VI), recourse to the Tax Escrow Amount under this Section 6.7 shall be the sole and exclusive remedy available to the Purchaser and any Designated Purchaser following the Closing in respect of any liability for Taxes that are Excluded Liabilities of a Seller or any liability for Taxes that give rise to any Lien on any Assets.
          SECTION 6.8. EMEA Tax Escrow.
               (a) In the event that any Tax Authority shall make any claim against Purchaser or any EMEA Designated Purchaser or any of their Affiliates (an “EMEA Purchaser Party”) for (A) any Taxes that are EMEA Excluded Liabilities of any EMEA Seller or (B) any Succession Tax Liabilities or (C) any Succession Tax Lien (any Taxes described in (A) and (B) and (C) above hereby are referred to collectively as “EMEA Excluded Taxes”), such EMEA Purchaser Party shall be entitled to recover all Losses arising out of or in connection with such EMEA Excluded Taxes promptly (in accordance with the following provisions) by obtaining cash from the EMEA Tax Escrow Amount in an amount equal to the aggregate amount of such Losses, provided that: (i) the aggregate amount to be recovered under this Section 6.8 in respect of such Losses shall not exceed the EMEA Tax Escrow Amount (plus any accrued interest on the EMEA Tax Escrow Amount); (ii) the only Losses recoverable under this Section 6.8 shall be Losses incurred by an EMEA Purchaser Party after a Tax Authority has made a claim described in (A), (B) or (C) above, as applicable; and (iii) no claim shall be allowed by any EMEA Purchaser Party in respect of Italian Excluded Taxes other than pursuant to Section 6.9 below.
               (b) If a claim for Losses under subsection (a) (an “EMEA Tax Claim”) is to be made by an EMEA Purchaser Party, the Purchaser shall give written notice (an “EMEA Tax Claim Notice”) on behalf of such EMEA Purchaser Party to the Joint Administrators promptly after such EMEA Purchaser Party becomes aware that a Tax Authority has made a claim against it for any EMEA Excluded Taxes or that such Taxes have given rise to any Succession Tax Lien for which recovery is sought under this Section 6.8, stating, with reasonable specificity, the basis for the EMEA Tax Claim and the amount of EMEA Excluded Taxes claimed, and including a copy of all relevant documents received from the relevant Tax Authority. In the event that any EMEA Purchaser Party is entitled to recover the amount of any such Losses from the EMEA Tax Escrow Amount, the Purchaser and the Joint Administrators shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Loss to such EMEA Purchaser Party and such EMEA Purchaser Party shall be responsible for paying over to the relevant Tax Authority the amount of such EMEA Excluded Taxes distributed to it from the EMEA Tax Escrow Amount to the extent it has not already done so at the time of the distribution of such amount from such fund, and shall provide the Joint Administrators with such written evidence as is reasonably requested in writing to confirm that payment to the relevant Tax Authority has been duly made.
          (c) On the date that is the first Business Day after the third anniversary of the Closing Date, the Purchaser and the Joint Administrators shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and EMEA Sellers, any remaining portion of the EMEA Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all EMEA Tax Claims which have been asserted prior to such date evidenced by one or more EMEA Tax Claim Notices and which remain pending and unresolved on such date. Thereafter, as soon as reasonably practicable after the final resolution of all such EMEA Tax Claim(s), the Purchaser and the Joint Administrators shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and EMEA Sellers, the remaining portion of the EMEA Tax Escrow Amount (including any accrued interest thereon).
          (d) In the event that an EMEA Claim Notice is served, the Purchaser shall take such steps as are commercially reasonable to mitigate or otherwise defend the assessment(s) made by the relevant Tax Authority. In the event that a payment is made to an EMEA Purchaser Party pursuant to this Section 6.8, and subsequently an EMEA Purchaser Party or any Affiliate becomes entitled to and receives a refund of amounts in respect of EMEA Excluded Taxes, then the Purchaser shall or shall procure that the relevant EMEA Purchaser Party shall promptly pay to Distribution Agent, on behalf of the Sellers and EMEA Sellers, an amount equal to such refund (including any interest paid in connection with such refund), net of reasonable out-of-pocket expenses incurred by the EMEA Purchaser Party in obtaining such refund, unless (i) such refund is received prior to the third anniversary of the Closing Date or (ii) at the time the refund is received, the EMEA Tax Escrow Amount is less than the sum of the EMEA Tax Claims that are evidenced by one or more EMEA Tax Claim Notices and which remain pending and unresolved on such date, then, in each case, the Purchaser Party shall pay the net amount of such refund to the Escrow Agent to be added to the EMEA Tax Escrow Amount.
          SECTION 6.9. Italian Tax Escrow.
          (a) In the event that any Tax Authority in Italy shall make any claim against the Purchaser or any EMEA Designated Purchaser or any of their Affiliates (an “Italian Purchaser Party”) for (A) any Taxes that are EMEA Excluded Liabilities of any EMEA Seller or (B) any Succession Tax Liabilities or (C) any Succession Tax Lien (any such Taxes are hereby are referred as “Italian Excluded Taxes”), such Italian Purchaser

Party shall be entitled to recover all Losses arising out of or in connection with such Italian Excluded Taxes promptly (in accordance with the following provisions) by obtaining cash from the Italian Tax Escrow Amount in an amount equal to the aggregate amount of such Losses, provided that: (i) the aggregate amount to be recovered under this Section 6.9 in respect of such Losses shall not exceed the Italian Tax Escrow Amount (plus any accrued interest on the Italian Tax Escrow Amount); and (ii) the only Losses recoverable under this Section 6.9 shall be Losses incurred by an Italian Purchaser Party after a Tax Authority in Italy has made a claim.
          (b) If a claim for Losses under subsection (a) (an “Italian Tax Claim”) is to be made by an Italian Purchaser Party, the Purchaser shall give written notice (an “Italian Tax Claim Notice”) on behalf of such Italian Purchaser Party to the Joint Administrators promptly after such Italian Purchaser Party becomes aware that a Tax Authority in Italy has made a claim against it for Italian Excluded Taxes or that such Taxes have given rise to any Succession Tax Lien for which recovery is sought under this Section 6.9, stating, with reasonable specificity, the basis for the Italian Tax Claim and the amount of Italian Excluded Taxes claimed, and including a copy of all relevant documents received from the relevant Tax Authority. In the event that any Italian Purchaser Party is entitled to recover the amount of any such Losses from the Italian Tax Escrow Amount, the Purchaser and the Joint Administrators shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Loss to such Italian Purchaser Party and such Italian Purchaser Party shall be responsible for paying over to the relevant Tax Authority the amount of such Italian Excluded Taxes distributed to it from the Italian Tax Escrow Amount to the extent it has not already done so at the time of the distribution of such amount from such fund, and shall provide the Joint Administrators with such written evidence as is reasonably requested in writing to confirm that payment to the relevant Tax Authority has been duly made.
          (c) On the date that is the first Business Day after the third anniversary of the Closing Date, the Purchaser and the Joint Administrators shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and EMEA Sellers, any remaining portion of the Italian Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all Italian Tax Claims which have been asserted prior to such date evidenced by one or more Italian Tax Claim Notices and which remain pending and unresolved on such date. Thereafter, as soon as reasonably practicable after the final resolution of all such Italian Tax Claim(s), the Purchaser and the Joint Administrators shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and EMEA Sellers, the remaining portion of the Italian Tax Escrow Amount (including any accrued interest thereon).
          (d) In the event that an Italian Claim Notice is served, the Purchaser shall take such steps as are commercially reasonable to mitigate or otherwise defend the assessment(s) made by the relevant Tax Authority. In the event that a payment is made to an Italian Purchaser Party pursuant to this Section 6.9, and subsequently an Italian Purchaser Party or any Affiliate becomes entitled to and receives a refund of amounts in respect of Italian Excluded Taxes, then the Purchaser shall or shall procure that the relevant Italian Purchaser Party shall promptly pay to Distribution Agent, on behalf of the Sellers and

EMEA Sellers, an amount equal to such refund (including any interest paid in connection with such refund), net of reasonable out-of-pocket expenses incurred by the Italian Purchaser Party in obtaining such refund, unless (i) such refund is received prior to the third anniversary of the Closing Date (other than where, prior to such refund being received, the provisions at Section 6.9(f) have applied) or (ii) at the time the refund is received, the Italian Tax Escrow Amount is less than the sum of the Italian Tax Claims that are evidenced by one or more Italian Tax Claim Notices and which remain pending and unresolved on such date, then, in each case, the Purchaser Party shall pay the net amount of such refund to the Escrow Agent to be added to the Italian Tax Escrow Amount.
          (e) Upon delivery by Nortel Italy to the Purchaser prior to Closing of a certificate, ruling or other documentation issued by the Tax Authorities in Italy (including but not limited to a response to the Interpellation addressed to the regional department of the Revenue Office of Lombardy as submitted by Nortel Italy on 4 August 2009) reasonably satisfactory in form and content to the Purchaser (acting in good faith), and, if such certificate, ruling or other documentation does not address Succession Tax Liens, such other written evidence as is reasonably satisfactory in form and content to the Purchaser (acting in good faith) addressing Succession Tax Liens, together confirming either:
     (i) that Nortel Italy does not have any liabilities for Tax that could become Succession Tax Liabilities or Succession Tax Liens; or
     (ii) that it is not possible (whether as a result of Bankruptcy Proceedings or otherwise) for liabilities for Tax of Nortel Italy to become Succession Tax Liabilities or Succession Tax Liens, then the Italian Escrow Amount payable on Closing to the Escrow Agent shall be reduced to nil.
          (f) Upon delivery by Nortel Italy to the Purchaser after Closing of a certificate, ruling or other documentation issued by the Tax Authorities in Italy (including but not limited to a response to the Interpellation addressed to the regional department of the Revenue Office of Lombardy as submitted by Nortel Italy on 4 August 2009) reasonably satisfactory in form and content to the Purchaser (acting in good faith) and, if such certificate, ruling or other documentation does not address Succession Tax Liens, such other written evidence as is reasonably satisfactory in form and content to the Purchaser (acting in good faith) addressing Succession Tax Liens, together confirming either:
     (i) that Nortel Italy does not have any liabilities for Tax that could become Succession Tax Liabilities or Succession Tax Liens; or
     (ii) that it is not possible (whether as a result of Bankruptcy Proceedings or otherwise) for liabilities for Tax of Nortel Italy to become Succession Tax Liabilities or Succession Tax Liens, then the Purchaser and Joint Administrators shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Italian Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all Italian Tax Claims which have been asserted prior to such date evidenced by one or more Italian Tax Claim Notices and which remain pending and unresolved on such date, provided that as soon as reasonably practicable after the final resolution of each such Italian Tax Claim, the Purchaser and the Joint Administrators shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and EMEA Sellers, the remaining portion of the Italian Tax Escrow Amount referable to that Italian Tax Claim (including any accrued interest thereon).
ARTICLE VII
EMPLOYMENT MATTERS
          SECTION 7.1. Employment Obligations with Respect to Non-Union Employees.
            Except for the provisions of Section 7.1.1(a) and the first three (3) sentences of Section 7.1.2(b)(ii)(B), the provisions of this Section 7.1 shall apply only with respect to Non-Union Employees. Subject to the clarificatory wording in 7.1.1(a) and the provisions relating to the Closing Accrued Vacation and Service Award Amount, the Excess ARD Employees Amount and the Closing Retirement Obligation Amount, the provisions of this Agreement shall not apply to EMEA Employees.
7.1.1. Employment Terms.
                 (a) Within thirty (30) days following the completion of the Auction, the Purchaser shall notify the Sellers of the identity of the Employees on Section 4.10(b) of the Sellers Disclosure Schedule by unique identifier (the “Identified Employees”) to whom the Purchaser or a Designated Purchaser intends to provide a written offer of employment or notice of continued employment in accordance with applicable Law (each an “Offer” and collectively, the “Offers”); provided that, promptly after the date hereof, the relevant Sellers have permitted the Purchaser with access to such information as the Purchaser reasonably requires in accordance with Section 5.6(d) and Section 7.4(c) in order to make such identifications (except as prohibited by Law). As soon as reasonably practicable following the latest of the granting of the U.S. Sale Order and the Canadian Approval and Vesting Order, but in any event no later than the time required to provide the Offer Consideration Period described below, the Purchaser shall, or shall cause a Designated Purchaser to, extend a minimum of Two Thousand (2,000) Offers, which number shall include all EMEA Transferring Employees, whose employment shall be governed by the EMEA Asset Sale Agreement (for the avoidance of doubt, no Offers will be required to be made to ARD Transferring Employees whose contracts of employment will transfer to the Purchaser by operation of Law, but the number of EMEA Transferring Employees will be included within the minimum number set forth above, and the terms of Offers made to Non-ARD Transferring Employees will be governed by the EMEA Asset Sale Agreement), plus a sufficient number of Employees equal to, in total, such minimum number, with employment of such Employee who is not an EMEA Employee to take effect as of the Effective Hire Date, as defined below. Such Offers to Employees (who are not EMEA Employees) shall be contingent (i) in the discretion of the Purchaser, on each such Employee passing a background check and, if such Employee is located in the United States, drug screening, in all cases, to the extent permitted and consistent with applicable Law and except with respect to Union Employees, and (ii) in the case of Inactive Employees, upon their return to active status (other than Employees set forth on Section 7.1.1(a) of the Sellers Disclosure Schedule whose employment transfers automatically by operation of Law to the Purchaser or a Designated Purchaser) with the Purchaser or one of its Affiliates within two (2) years following the date of the commencement of the leave or such longer period as provided under applicable Law. The Offers shall be made prior to the Closing in compliance with Section 7.1.1 and shall provide each such Employee with a consideration period prior to the Closing that is no less than two (2) weeks with respect to Employees located in Japan and with respect to Employees located in other countries, one week, or such longer period as required by applicable Law (the “Offer Consideration Period”). The Sellers shall have the right to review any form Offer with respect to a particular jurisdiction (and any Offer that deviates in any material respect from the form Offer with respect to the relevant country) made pursuant to Section 7.1.1 prior to it being sent to any Employee. As soon as reasonably practicable following the Sellers’ receipt from the Purchaser of the notice containing the Identified Employees (as required pursuant to the first sentence of this Section 7.1.1(a)) but in all events prior to Closing, the Sellers shall take any and all action permitted under applicable Law legally necessary to cause the termination of employment, effective prior to the Closing, of each Employee set forth on Section 4.10(b) who is not an Identified Employee but only to the extent such employment would otherwise transfer to the Purchaser or a Designated Purchaser by operation of Law.
          (b) For Employees employed in Canada and the United States, the Offers shall be in accordance with applicable Law and provide terms and conditions of employment as of such Employee’s Effective Hire Date that will consist of (i) either the same annual base salary (whether on a salary, wage or hourly rate basis) and annual incentive plan target amount for such Employee as set out in the Employee Information or a substantially comparable overall compensation package (taking into account any equity-based compensation that may be offered by Purchaser or its Affiliates to such Employee) to such annual base salary and annual incentive plan target amount set out in the Employee Information, (ii) a location of employment reasonably close to such Employee’s current location as set out in the Employee Information, and (iii) employee benefits that are substantially comparable in the aggregate to (A) employee benefits received by such Employee from the Sellers as of the date hereof or (B) employee benefits provided by the Purchaser (or any of its Affiliates) to its similarly situated employees.
          (c) For all Employees set forth in Section 4.10(b) of the Sellers Disclosure Schedule (other than Employees in Canada and the United States) in any country set forth on Section 7.1.1(c) of the Seller Disclosure Schedule where the number of Employees in such country is ten (10) or more, the Purchaser’s Offer to Employees in such country shall be in accordance with applicable Law and on terms and conditions not less favorable in the aggregate than those terms and conditions received by the Employees as of the date hereof as disclosed in Section 4.10(a) and Section 4.10(b) of the Sellers Disclosure Schedule, subject to certain adjustments to conform to the Purchaser’s (or its Affiliates’) standard employment policies where legally possible; provided, that, following the Employee Transfer Date, nothing shall prohibit the Purchaser or any Designated Purchaser from making changes to such terms and conditions of employment that are generally applicable and broadly based across the Purchaser’s or Designated Purchaser’s employee population in the particular country; provided, further that in no event other than as required by applicable Law, shall the Purchaser or a Designated Purchaser be required to (i) provide defined benefit pension plans, or (ii) take into account defined benefit pension benefits, post retirement health and welfare benefits, severance or retention, the KEIP or KERP, equity compensation, non-qualified deferred compensation plans, non-qualified retirement plans or retirement allowance plans of the Sellers or any of their Affiliates when determining whether terms and conditions of employment are no less favorable in the aggregate.
          (d) For Employees other than Employees referred to in Section 7.1.1(b) or Section 7.1.1(c), the Purchaser’s Offer to such Employee shall be in accordance with applicable Law and on such terms and conditions of employment reasonably competitive with those received by similarly situated employees in the local market.
          (e) Employees whose employment transfers automatically by operation of Law to the Purchaser or a Designated Purchaser will have their terms and conditions of employment governed by such applicable Laws, but at a minimum shall receive terms and conditions of employment that are no less favorable than those employees in Section 7.1.1(c) or Section 7.1.1(d), as applicable, based on the number of the Sellers’ Employees in the country where such Employees are employed, except with respect to Employees located in the Province of Quebec, Canada, as indicated in the Employee Information, who shall be treated in accordance with 7.1.1(b).
          (f) Any Employee who accepts an Offer and commences employment with the Purchaser or a Designated Purchaser pursuant to this Agreement, and any Employees whose employment transfers by operation of Law, shall each be deemed to be a Transferred Employee for all purposes of this Agreement. Inactive Employees shall remain employed by the relevant Seller until their release in the Ordinary Course to return to active status with the Purchaser or one of its Affiliates within two (2) years following the date of the commencement of the leave or such longer period as provided under applicable Law. Visa Employees and Seconded Employees shall remain employed by the relevant Seller under the terms and conditions of the Loaned Employee Agreement. The Purchaser or a Designated Purchaser shall use commercially reasonable efforts beginning immediately after the date of the Auction to obtain, prior to the Closing Date, and beyond if necessary, at Purchaser’s cost, such visas or permits as are required for Purchaser or a Designated Purchaser to employ any Visa Employee who accepts an Offer effective as of the Effective Hire Date. The Purchaser or Designated Purchaser shall use commercially reasonable efforts beginning promptly following the notification to Sellers of the Identified Employees (as provided for in Section 7.1.1(a)) to resolve, as soon as reasonably practicable following such notification, at the Purchaser’s cost, any impediments to Purchaser’s or Designated Purchaser’s employment of Employees in countries set forth in Section 1.1(m) of the Sellers Disclosure Schedule.
          (g) The Effective Hire Date for Employees is (i) the Employee Transfer Date for those Employees other than Inactive Employees, Seconded Employees and Visa Employees, (ii) 12:01 a.m. on the first Business Day following the release to return to active employment from leave for all Inactive Employees and (iii) the date specified in the Loaned Employee Agreement with respect to Visa Employees and Seconded Employees, as applicable. As of the Effective Hire Date and, except as otherwise provided herein, for a period of not less than twelve (12) months after the Closing Date, the employment of Non-Union Employees shall be, at a minimum, on the terms and conditions set forth in Section 7.1.
          (h) With respect to all Employees (other than EMEA Employees and Union Employees) to whom the Purchaser extends an Offer pursuant to Section 7.1.1 but who do not accept or who reject such an Offer (each, a “Rejecting Employee”), the Purchaser shall reimburse the Sellers for payments made by Sellers in an aggregate amount up to $2,000,000 in respect of pay in lieu of notice (including WARN Act notice) and/or severance liability relating to such Rejecting Employees (the “Rejecting Employees Liability Limit”); provided that any such payments shall have been made by the Sellers as required by applicable Law or the Seller Employee Plans listed in Section 4.10(a)(i) of the Sellers Disclosure Schedule or pursuant to a Contract in effect as of the date hereof, and a copy of which will be delivered to the Purchaser at the time such liability is incurred. Notwithstanding anything to the contrary in this Agreement, the Sellers shall retain, and neither the Purchaser nor any of its Affiliates shall assume any Liability whatsoever related to or arising from the Rejecting Employees in respect of pay in lieu of notice (including WARN Act notice) and/or severance liability, including without limitations, any Liability relating to or arising from Claims with respect to a change in the terms of employment made with respect to any Rejecting Employee in the Province of Quebec) to the extent such Liabilities exceed the Rejecting Employees Liability Limit.
7.1.2. Employee Benefits.
          (a) The Purchaser or a Designated Purchaser shall, and shall cause its relevant Affiliates to, recognize the service date of each Transferred Employee as set out in the Employee Information for all purposes other than benefit accrual under any defined benefit pension plan, and except as would result in a duplication of benefits.
          (b) Without limiting the generality of the foregoing, the Purchaser shall, or shall cause its relevant Affiliates to, provide the following benefits to Transferred Employees:
     (i) For the period beginning on the Closing Date and ending on the date that is twelve (12) months from the Closing Date, the Purchaser shall, or shall cause its relevant Affiliates to, provide Transferred Employees with severance payments and severance benefits that are substantially similar to the severance payments and severance benefits provided to similarly situated employees of the Purchaser or the Designated Purchaser.
     (ii)
     (A) The Sellers shall pay the amount of compensation with respect to the accrued and unused vacation hours that is due and owing to the Transferred Employees (other than Transferred Employees whose accrued and unused vacation is specified in Section 7.1.2(b)(ii)(B) of the Sellers Disclosure Schedule (the “Specified Transferred Employees”)), up to their Effective Hire Date, to such Transferred Employees by the date required under applicable Law. The

Purchaser will, and will cause the relevant Designated Purchasers to, make commercially reasonable efforts to accommodate time off requests of such Transferred Employees until such time as they accrue sufficient paid time off under the Purchaser Employee Plans to address their vacation plans.
     (B) Section 7.1.2(b)(ii)(B) of the Sellers Disclosure Schedule sets forth the amount of accrued and unused vacation hours that are due and owing to the Specified Transferred Employees as of the date hereof and updated by the Sellers as of the Closing Date. The Purchaser shall, or shall cause its relevant Affiliates to, grant each Specified Transferred Employee paid time off in an amount equal to such accrued unused vacation hours for such Specified Transferred Employee as set forth in Section 7.1.2(b)(ii)(B) of the Sellers Disclosure Schedule. If such Specified Transferred Employee terminates employment with the Purchaser or an Affiliate of the Purchaser prior to receiving such paid time off, as described above, the Purchaser shall pay such Specified Transferred Employee an amount equal to any such unused paid time off upon such employment termination. Under the vacation policy of the Purchaser or an Affiliate of the Purchaser, the vacation accrual rate of each Transferred Employee on and after the Effective Hire Date shall be equal to either, in the sole discretion of the Purchaser or its Affiliate, the Transferred Employee’s vacation accrual rate (i) as reflected in the Employee Information or (ii) under the vacation policy of the Purchaser or its relevant Affiliate applicable to similarly situated employees after taking into account such Transferred Employee’s service, if applicable, as provided in Section 7.1.2(a). For the avoidance of doubt, such vacation accrual rate applicable to Specified Transferred Employees shall not be decreased by the Purchaser or its Affiliates as a result of the obligation in this Section 7.1.2(b)(ii)(B) that the Purchaser or its Affiliates grant such Employees accrued and unused vacation hours due and owing as of the Closing Date.
     (iii)
     (A) With respect to each Transferred Employee (and his or her eligible dependents, as applicable) in Canada and the United States, the Purchaser or the relevant Purchaser’s Affiliates shall (x) waive any eligibility periods, evidence of insurability or pre-existing condition limitations and (y) honor any deductibles, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such employee, including with respect to his or her dependents, under comparable Seller Employee Plans during the Purchaser Employee Plan year in which the relevant Effective Hire Date occurs, provided that such employee provides documentation of such expenses paid or incurred to the Purchaser or its Affiliates, and in each case to the extent waived or honored under the Seller Employee Plans in which such Transferred Employee participated immediately prior to the Closing and to the extent doing so will not result in the duplication of benefits.
     (B) With respect to each Transferred Employee (and his or her eligible dependents, as applicable) in all countries other than those described in Section 7.1.2(b)(iii)(A), the Purchaser or the relevant Purchaser’s Affiliates shall use commercially reasonable efforts to cause the Purchaser Employee Plans to (x)

waive any eligibility periods, evidence of insurability or pre-existing condition limitations and (y) honor any deductibles, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such employee, including with respect to his or her dependents, under comparable Seller Employee Plans during the Purchaser Employee Plan year in which the relevant Effective Hire Date occurs, provided that such employee provides documentation of such expenses paid or incurred to the Purchaser or its Affiliates, and in each case to the extent waived or honored under the Seller Employee Plans in which such Transferred Employee participated immediately prior to the Closing and to the extent doing so will not result in the duplication of benefits.
     (iv) The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in Australia, with the benefit of the amount set forth in Section 7.1.2(b)(iv) of the Sellers Disclosure Schedule of long service leave and sick leave, at such time, if any, as payment of such amount is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such total payment due, the service of such Transferred Employee as set forth in the Employee Information together with such Transferred Employee’s service with the Purchaser on and after the Closing Date. Section 7.1.2(b)(iv) of the Sellers Disclosure Schedule shall be updated no later than ten (10) Business Days prior to the Closing Date to reflect additions or deletions of Identified Employees or other status changes that are not prohibited under Section 5.9.
     SECTION 7.2. Employment Obligations with Respect to Union Employees. The provisions of this Section 7.2 shall apply to Union Employees. As of the Closing Date the Purchaser or its relevant Affiliate will be bound by the terms and obligations of the Collective Labor Agreements specified in the Employee Information with respect to the employment of the relevant Union Employees who are Transferred Employees as a successor, assign or purchaser of the relevant Seller. With respect to all Union Employees who are not Identified Employees, the Purchaser shall reimburse the Sellers for payments made by Sellers in respect of severance liability pursuant to the Collective Labor Agreement or as required by applicable Law relating to such Union Employees; provided, that, the Sellers agree to use commercially reasonable efforts to mitigate the Liabilities associated with the termination of such Union Employees by providing, upon notice from the Purchaser identifying any Union Employee who will not be an Identified Employee, working notice to such Union Employees and, in the case of Union Employees located in the province of Quebec, written notice, and the Minister of Employment and Social Solidarity in the case of a mass or group termination in all material respects in accordance with applicable Law.
     SECTION 7.3. Excluded Employee Liabilities. For purposes of clarity, the Sellers shall retain, and neither the Purchaser nor any of the Designated Purchasers or Purchaser Employee Plans shall assume, any of the following Liabilities of the Sellers or Seller Employee Plans (the “Excluded Employee Liabilities”):
       (a) Liabilities related to the Seller Employee Plans or any employee plans or arrangements related to former employees of the Business (excluding the EMEA Business), including the Sellers’ or any of their Affiliates’ (excluding the EMEA Sellers) or

Seller Employee Plans’ obligations to make payments or provide benefit accrued under any Seller Employee Plan, except with respect to the Specified Employee Liabilities or as specified in the Loaned Employee Agreement;
            (b) Any obligation to provide continuation coverage pursuant to COBRA under any Seller Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to the Employees and/or their qualified beneficiaries with respect to a COBRA qualifying event that occurs prior to such Employees’ Effective Hire Date including, for avoidance of doubt, an Employee’s termination of employment from the Sellers or their Affiliates;
            (c) Liabilities related to the stock or other equity interests in the Seller or any of its Affiliates;
            (d) Except with respect to the Assumed Liabilities and as provided for in Article VII, Liabilities relating to (i) any Employee’s or a former employee’s employment or termination of employment with any of the Sellers or their Affiliates, including any severance or similar obligations that may arise as a result of the transfer of an Employee’s employment to the Purchaser or one of its Affiliates or as a result of the Employee’s refusal of the Purchaser’s Offer and any Liabilities that relate to the Inactive Employees’, Visa Employees’ and Seconded Employees’ employment or termination of employment with any of the Sellers or their Affiliates, except as otherwise provided in the Loaned Employee Agreement, (ii) an applicant with respect to potential employment with any of the Sellers or their Affiliates, (iii) the purported class action filed in Ontario Superior Court of Justice under Court file number 08-CV41878CP, (iv) any Action arising on or prior to the Closing filed by any Person in connection with any Employee’s employment or the termination thereof with the Sellers, or (v) any Action arising prior to, on or after the Closing relating to or filed by any of the Employees set forth in Section 4.10(b) who are not Identified Employees in connection with any such Employee’s employment or termination of employment with the Sellers; and
            (e) Any Liabilities with respect to Canadian Union Retirees.
          SECTION 7.4. Other Employee Covenants.
            (a) After the date hereof, and subject to each Party’s disclosure obligations imposed by Law or by Government Entities and each Party’s obligations hereunder, the Purchaser shall not, and shall procure that the Designated Purchasers and any of the Purchaser’s Affiliates shall not, issue any announcement or communication to their respective employees or the Employees, prior to consultation with, and the approval of, the Main Sellers (not to be unreasonably withheld or delayed) with respect to this Agreement or any of the transactions contemplated hereby. If requested, the non-requesting Party shall cooperate with the requesting Party in respect of the development and distribution of any announcement and communication to the employees of the Sellers, including Employees, with respect to this Agreement or any of the transactions contemplated hereby.
            (b) The Purchaser undertakes to keep the Employee Data and any additional information provided to the Purchaser by the Sellers with respect to individually identifiable Employees (collectively, “Employee Data”) in confidence and agrees that, until the relevant Employee Transfer Date with respect to those Employees who become Transferred Employees, and at all times with respect to those Employees who do not become Transferred Employees:
     (i) the Purchaser shall, and shall cause the Designated Purchasers to, restrict the disclosure of the Employee Data only to such of its employees, agents and advisors as is reasonably necessary for the purposes of complying with its obligations pursuant to this Agreement;
     (ii) the Employee Data shall not be used except for the purposes of complying with the obligations of the Purchaser and the Designated Purchasers pursuant to this Agreement and shall be returned to the Sellers or destroyed, at the Sellers’ election, if this Agreement is terminated; and
     (iii) the Purchaser shall, and shall cause the Designated Purchasers to, comply with such additional obligations as may be reasonably required in any particular jurisdiction to comply with any applicable data privacy Laws.
          (c) The Purchaser and the Sellers shall cooperate with each other to provide for an orderly transition of the Transferred Employees from the Sellers to the Purchaser or the Designated Purchasers, as applicable (including the providing of any information by the Sellers to the Purchaser as may be reasonably requested by Purchaser for purposes of complying with its obligations pursuant to Article VII), subject to Section 5.6(d), and to minimize the disruption to the respective businesses of the Parties resulting from the transactions contemplated hereby.
          (d) Within sixty (60) days following the relevant Effective Hire Date, except to the extent prohibited by applicable data privacy Laws and subject to consent by such employee to be obtained by the Purchaser or Designated Purchaser in his or her Offer (including any consent, if required, to transfer Employee Records across geographical boundaries), or as otherwise required by Law, the Sellers shall provide the Purchaser or the Designated Purchaser with the Employee Records (or a copy thereof) of Transferred Employees other than those Employee Records that constitute Assets pursuant to Section 2.1.1(h) hereof. Further, after the Effective Hire Date, the Purchaser may request in writing an individual Employee Record in relation to a reasonably contemplated employment termination by the Purchaser and, except to the extent prohibited by applicable data privacy Laws and subject to consent by such employee to be obtained by the Purchaser or Designated Purchaser in his or her Offer (including any consent, if required, to transfer Employee Records across geographical boundaries), the Seller shall provide such individual Employee Record within two (2) Business Days. With respect to such Employee Records provided by the Sellers to the Purchaser or Designated Purchasers, in the event that the Sellers reasonably need access to such records for purposes of complying with a subpoena or in connection with any pending or threatened Action, the Purchaser or Designated Purchaser will allow the Sellers reasonable access to such records for the sole purpose of obtaining information for use as aforesaid and will permit the Sellers to make copies thereof as may be necessary or convenient.

          (e) During the Non-Solicitation Period the Sellers shall not, without the advance written consent of the Purchaser, either directly or indirectly solicit for employment or hire any Transferred Employee unless the employment of such employee is involuntarily terminated by the Purchaser or Designated Purchaser prior to such action by the Sellers; provided, however, that nothing in this Section 7.4(e) shall prevent the Sellers from (i) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such Transferred Employees, or (ii) hiring such Transferred Employees identified through such generalized employment searches.
          (f) During the Non-Solicitation Period, the Purchaser and the Designated Purchasers shall not, without the Sellers’ advance written consent, either directly or indirectly solicit for employment (i) any of the employees of the Sellers who are not Employees, unless the employment of such employee is involuntarily terminated by the Sellers prior to such action by the Purchaser or the Designated Purchasers, (ii) any Employees who have rejected their Offer or objected to their transfer of employment to the Purchaser or Designated Purchasers pursuant to this Agreement, or (iii) any Employees to whom the Purchaser or any Designated Purchaser have not made an Offer; provided, however, that nothing in this Section 7.4(f) shall prevent the Purchaser or the Designated Purchasers from (A) conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such employees or former employees of the Sellers, or (B) hiring such employees or former employees identified through such generalized employment searches; provided, further, that, with respect to any Employee described in clauses (ii) and (iii) above who becomes employed with the Purchaser or a Designated Purchaser (other than by operation of Law) during the ninety-day period following the Closing Date, the Purchaser and the Designated Purchasers shall be required to reimburse the Sellers, if applicable, for any pay in lieu of notice (including WARN Act notice) and/or severance payments to the extent paid by the Sellers to such Employee.
          (g) Neither the Sellers nor any of their Affiliates shall enforce against any Transferred Employee any, non-compete, non-solicit or similar contractual obligations, or otherwise assert, with respect to any such Transferred Employee or the Purchaser or any of its Affiliates, claims that would otherwise prohibit or restrict such Transferred Employee’s employment with the Purchaser or any of its Affiliates in the Business.
     SECTION 7.5. Canadian Pension Plans.
         7.5.1. Non-Union Defined Benefit. As of the relevant Effective Hire Date, each Non-Union Employee who has any entitlement to defined benefits under the Nortel Networks Limited Managerial and Non-Negotiated Pension Plan (the “Nortel Plan”), whether such Non-Union Employee was accruing such benefits as of such Effective Hire Date or whether accrual had ceased prior to such date, shall cease to participate actively in such Seller Employee Plan. The Purchaser shall cause all such Non-Union Employees who become Transferred Employees to participate in a defined contribution registered pension plan (the “Canadian Non-Union DC Replacement Plan”) to be established by the relevant Designated Purchaser effective as of the day after the Closing Date. The Purchaser shall cause the Canadian Non-Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits. The Canadian Non-Union DC Replacement Plan shall contain an employer contribution formula of at least 1% of the salary of such Transferred Employees, subject to any applicable Tax Law. The Designated Purchaser shall maintain the Canadian Non-Union DC Replacement Plan in respect of such Transferred Employees (A) for at least five (5) years after the Closing Date or their respective employment termination dates with the Designated Purchaser or (B) until the wind-up of the Nortel Plan, whichever is earlier, without any adverse amendment. For greater certainty, there shall be no transfer of assets or liabilities from the Nortel Plan to the Canadian Non-Union DC Replacement Plan or any other Purchaser Employee Plan in respect of defined benefit accruals.
            7.5.2. Non-Union Defined Contribution. As of the relevant Effective Hire Date, each Non-Union Employee who participates only in the defined contribution component of the Nortel Plan shall cease to participate actively in, and accrue benefits under, such Seller Employee Plan. The Purchaser shall cause all such Non-Union Employees to participate in the Canadian Non-Union DC Replacement Plan beginning as of the relevant Effective Hire Date. The Purchaser shall cause the Canadian Non-Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits. The Canadian Non-Union DC Replacement Plan shall contain an employer contribution formula of at least 1% of the salary of such Transferred Employees, subject to any applicable Tax Law.
            7.5.3. Union Defined Benefit. As of the relevant Effective Hire Date, each Union Employee who was accruing defined benefits under the Nortel Networks Negotiated Pension Plan shall cease to participate actively in, and accrue benefits under, such Seller Employee Plan. The Purchaser shall cause all such Union Employees who become Transferred Employees to participate in a defined benefit registered pension plan (the “Canadian DB Replacement Plan”) to be established by the relevant Designated Purchaser effective as of the day after the Closing Date and which shall contain a benefit formula which is no less favorable than the formula in the Nortel Networks Negotiated Pension Plan and which shall otherwise comply with the applicable Collective Labor Agreement. The Purchaser shall cause the Canadian DB Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits, but not for the purpose of benefit accrual. For greater certainty, there shall be no transfer of assets or liabilities from the Nortel Networks Negotiated Pension Plan to the Canadian DB Replacement Plan or any other Purchaser Employee Plan.
            7.5.4. Union Defined Contribution. As of the relevant Effective Hire Date, each Union Employee who participates in the defined contribution component of the Nortel Networks Negotiated Pension Plan shall cease to participate actively in, and accrue benefits under, such plan. The Purchaser shall cause all such Union Employees who become Transferred Employees to participate in a defined contribution registered pension plan (the “Canadian Union DC Replacement Plan”) to be established by the Purchaser effective as of the day after the Closing Date and which shall comply with the applicable Collective Labor Agreement. The Purchaser shall cause the Canadian Union DC Replacement Plan to recognize the prior service of such Transferred Employees with the Seller for the purposes of eligibility to participate, vesting and entitlement to benefits.

            SECTION 7.6. Sole Benefit of Sellers and Purchaser. The terms and provisions of this Article VII are for the sole benefit of the Parties. Nothing contained herein, express or implied (i) shall be construed to establish, amend, or modify any Seller Employee Plan, any Purchaser Employee Plan, or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Purchaser, the Sellers, or any of their respective Affiliates to amend, modify or terminate any Seller Employee Plan, any Purchaser Employee Plan (other than as provided in Section 7.5), or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any Transferred Employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.
ARTICLE VIII
REGISTRATION AND SALE OF CONVERTIBLE NOTES
          SECTION 8.1. Shelf Registration.
          (a) In the event that, at issuance, the Convertible Notes and all Shares issuable upon conversion thereof (the “Registrable Securities”) are not freely transferable by the Distribution Agent without restrictions under the Securities Act, provided that the Sellers have complied with their obligations to deliver the information, including the Audited Financial Statements and Unaudited September 30, 2008 Financial Statements, as may be required by and within the time periods specified in Section 5.26, on or prior to the later of (x) the 30th calendar day following the Closing and (y) sixty (60) days following the receipt of such information and financial statements from the Sellers as are required by the rules and regulations promulgated under the Securities Act in connection with the filing and effectiveness of the Shelf Registration Statement referred to below, the Purchaser shall prepare and file an automatic shelf registration statement on Form S-3 (or other applicable form) (together with any amendments or supplements thereto, the “Initial Shelf Registration Statement”), to permit the immediate resale of the Registrable Securities under the Securities Act by the Sellers and shall use its commercially reasonable efforts to cause the Initial Shelf Registration Statement or any shelf registration statement filed to replace the Initial Registration Statement to permit the resale of the Registrable Securities should the Initial Shelf Registration Statement no longer be effective (together with any amendments or supplements thereto, and collectively with the Initial Shelf Registration Statement, the “Shelf Registration Statement”) to remain continuously effective until the later of (i) one year after the Closing and (ii) when the sale by the Sellers of the Registrable Securities are no longer subject to the volume limitations set forth in Rule 144(e) under the Securities Act (such period, the “Effective Period”); provided that the Purchaser may by written notice to the Distribution Agent immediately suspend the use of the Shelf Registration Statement for:
     (i) any period starting on the date on which additional financial statements for the Business with respect to any interim period that begins after the date of the latest period covered by the Audited Financial Statements but ends prior to the Closing Date and that are not then included in the Shelf Registration Statement and any financial statements for the corresponding period of the preceding fiscal year that, in each case, are required by the rules and regulations promulgated under the Securities Act to be included or incorporated by reference in the Shelf Registration Statement (the “Additional Statements”) and ending three (3) Business Days after the date on which the Sellers have provided such Additional Statements to the Purchaser. The Purchaser shall provide the Main Sellers and their representatives reasonable access to the records and employees of the Business to the extent relevant for the preparation and delivery of any Additional Statements and shall cause the employees of the Business to provide the Main Sellers with such cooperation as they shall reasonably request in connection with their preparation and delivery of any Additional Statements;
     (ii) any period starting on the date that the Purchaser’s board of directors (or a committee thereof) concludes that any previously issued financial statements included in, or incorporated by reference into, such Shelf Registration Statement should no longer be relied upon because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20, as may be modified, supplemented or succeeded, and ending on the date on which the Purchaser takes corrective action necessary to permit sales under the Shelf Registration Statement to resume; and
     (iii) a period not to exceed twenty (20) consecutive days in any one instance and for a period not to exceed forty-five (45) days in any six (6) month period, without regard to any period of suspension pursuant to the immediately preceding clauses, at any time that the Purchaser becomes engaged in a material business activity or negotiation or any other event has occurred or is anticipated, which activity, negotiation or event is not disclosed in that prospectus and that the Purchaser’s board of directors (or a committee thereof) reasonably believes after consultation with counsel should be disclosed therein under applicable Law and determines in good faith that such disclosure would be premature or would adversely affect the Purchaser or its business or prospects; provided, however, that the Purchaser may not suspend the use of the Shelf Registration Statement pursuant to this clause (iii) during the sixty (60) consecutive Trading Day period commencing on the effective date of the Shelf Registration Statement.
     The Purchaser will use its reasonable best efforts to ensure that the use of the Shelf Registration Statement may be resumed immediately following any such period of suspension (including by taking such corrective actions as referred to in clause (ii) above).
          (b) At its expense, the Purchaser will use reasonable best efforts during the Effective Period to:
     (i) prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by the Shelf Registration Statement;

     (ii) furnish such number of prospectuses and any amendments or supplements thereto, as the Distribution Agent, the Sellers or the EMEA Sellers from time to time may reasonably request;
     (iii) promptly amend the Shelf Registration Statement onto a form the Purchaser is then eligible to use or file a new registration statement on such form and to keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement if the Purchaser ceases to be a WKSI;
     (iv) make and keep adequate current public information with respect to the Purchaser available in accordance with Rule 144 under the Securities Act; and
     (v) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act.
          SECTION 8.2. Offerings.
          (a) At any time that a Shelf Registration Statement covering Registrable Securities pursuant to Section 8.1 is effective, if the Sellers and the EMEA Sellers deliver a notice to the Purchaser (a “Shelf Take-Down Notice”) stating that the Sellers and the EMEA Sellers intend to effect an offering of all or part of the Registrable Securities included by the Sellers and the EMEA Sellers on the Shelf Registration Statement (a “Shelf Offering”) and stating the number or dollar amount of the Registrable Securities to be included in such Shelf Offering, then the Purchaser shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering as contemplated by the Shelf Take-Down Notice.
          (b) The Sellers and the EMEA Sellers may withdraw their Registrable Securities from a Shelf Offering at any time by providing the Purchaser with written notice. Upon receipt of such written notice, the Purchaser shall cease all efforts to secure registration.
          (c) In connection with an underwritten public Shelf Offering, the Sellers and the EMEA Sellers shall have the right to select an internationally recognized investment banking firm reasonably acceptable to the Purchaser as the lead or managing underwriter.
          (d) In connection with any underwritten public offering made pursuant to a Registration Statement, the Purchaser will not effect any public sale or distribution of any shares of its Common Stock (or securities convertible into or exchangeable or exercisable for its Common Stock (“Convertible Securities”)) for its own account (other than (x) a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan or (y) pursuant to such underwritten offering), during the period commencing on, and continuing for not more than 60 days (or such shorter period as the managing underwriter(s) may permit) after the effective date of such Registration Statement pursuant to which such underwritten offering shall be made or, in the case of a Shelf Registration Statement, the period commencing on, and continuing for not more than 60 days (or such shorter period as the managing underwriter(s) may permit) after the Purchaser’s notice of a distribution in connection with such offering, or, in either case, on such earlier date as the Sellers and the EMEA Sellers give notice to the Purchaser that they decline to proceed with any such offering, except (i) for the issuance of shares of Common Stock upon the conversion, exercise or exchange, by the holders thereof, of Convertible Securities pursuant to the terms of such Convertible Securities, (ii) pursuant to the terms of any other agreement to issue shares of Common Stock or any Convertible Securities in effect on the date of the notice of a proposed Transfer, including any such agreement in connection with any previously disclosed acquisition, merger, consolidation or other business combination, and (iii) in connection with Transfers to dividend reinvestment plans or to employee benefit plans in order to enable any such employee benefit plan to fulfill its funding obligations in the ordinary course, unless the managing underwriter(s) agree otherwise. Notwithstanding the foregoing, the provisions of this Section 8.2(d) shall be subject to the provisions of Section 8.1(a), and if the Purchaser exercises its rights of postponement pursuant to Section 8.1(a) with respect to any proposed underwritten public offering, the provisions of this Section 8.2(d) shall not apply unless and until such time as the Purchaser notifies the Sellers and the EMEA Sellers of the termination of such postponement and the Sellers and the EMEA Sellers notify the Purchaser of their intention to continue with such proposed offering.
          SECTION 8.3. Piggyback Registration.
          (a) If at any time after the issuance of Convertible Notes, the Purchaser proposes or is required to file a registration statement under the Securities Act with respect to an offering of shares of Common Stock or Convertible Securities for its own account (other than (i) a registration statement filed pursuant to Section 8.1(a), (ii) a registration statement on Form S-4 or S-8 or any successors thereto, or (iii) a registration statement solely relating to an offering and sale to employees or directors of the Purchaser pursuant to any employee stock plan or other employee benefit plan arrangement), then the Purchaser shall give prompt written notice of such proposed filing at least ten (10) days before the anticipated filing date (the “Piggyback Notice”) to the Distribution Agent. The Piggyback Notice shall offer the Sellers and the EMEA Sellers the opportunity to include in such registration statement the number of Shares (with respect to an offering of shares of Common Stock) or the aggregate principal amount of Convertible Notes (with respect to an offering of Convertible Securities) as they may request (a “Piggyback Registration”). Subject to Section 8.3(b), the Purchaser shall include in each such Piggyback Registration all Shares or Convertible Notes (as applicable) with respect to which the Purchaser has received a written request for inclusion therein within five (5) days after notice has been given to the Distribution Agent. The Sellers and the EMEA Sellers shall be permitted to withdraw all or part of any Registrable Securities from a Piggyback Registration at any time up to the pricing date.
          (b) If any of the shares of Common Stock or Convertible Securities to be registered pursuant to the registration giving rise to the Sellers’ and the EMEA Sellers’ rights under this Section 8.3 are to be sold in an underwritten public offering, the Sellers and the EMEA Sellers shall be permitted to include all Registrable Securities requested to be included in such registration in such offering on the same terms and conditions as any other shares of Common Stock or Convertible Securities of the Purchaser included therein; provided, that if such offering is subject to an Offering Limitation, then there shall be included in such offering: (i) first, the number of shares of Common Stock or Convertible Securities the Purchaser proposes to sell, and (ii) second, the number of Registrable Securities requested to be included in such registration by the Sellers and the EMEA Sellers that in the opinion of the underwriter selected by the Purchaser can be sold without adversely affecting the price, timing, distribution or marketability of such offering.
          (c) The Purchaser may select the lead underwriter and co-manager or co-managers to administer any offering of Registrable Securities pursuant to a Piggyback Registration; provided, however, that if the Sellers and the EMEA Sellers’ Registrable Securities that are expected to be included in any such offering constitute, in the Purchaser’s reasonable judgment, at least 25% of the shares of Common Stock or aggregate principal amount of Convertible Securities expected to be transferred in such offering, the Sellers and the EMEA Sellers shall have the right to appoint one co-manager (reasonably acceptable to the Purchaser) for such offering, who shall participate in such offering on the same terms as the co-managers appointed by the Purchaser.
          (d) In the event that the Purchaser gives the Distribution Agent notice of its intention to effect an offering pursuant to a Piggyback Registration and subsequently declines to proceed with such offering, the Sellers and the EMEA Sellers shall have no rights in connection with such offering. The Sellers and the EMEA Sellers shall participate in any offering of Registrable Securities pursuant to a Piggyback Registration in accordance with the same plan of distribution for such Piggyback Registration as the Purchaser.
          (e) No registration of Shares effected pursuant to a request under this Section 8.3 shall relieve the Purchaser of its obligations under Section 8.1 or 8.2.
          SECTION 8.4. No Inconsistent Agreements. Nothing herein shall restrict the authority of the Purchaser to grant to any Person the rights to obtain registration under the Securities Act of any equity securities of the Purchaser, or any securities convertible into or exchangeable or exercisable for such securities; provided, however, that the Purchaser shall not grant any such rights with respect to the Common Stock or Convertible Securities that conflicts with the rights of the Sellers or the EMEA Sellers under this Agreement; provided that in the event that Purchaser issues any Common Stock or Convertible Securities in connection with any acquisition of any other Person, the Purchaser may grant such other Person registration rights (including the rights in Section 8.3(b) which shall be deemed modified hereby) that are pari passu with the Sellers.

          SECTION 8.5. Registration Procedures.
          (a) The Purchaser is required to effect the registration of any Registrable Securities under the Securities Act as provided in Article VIII in a manner to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Purchaser shall cooperate in the sale of the securities and shall, as expeditiously as possible:
     (i) Before filing a Registration Statement or any prospectus (including any issuer free writing prospectus related thereto) or any amendments or supplements thereto, furnish or otherwise make available to the Sellers, the EMEA Sellers, their counsel and the managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel (provided that any comments made on behalf of the Sellers, the EMEA Sellers or the managing underwriter(s), if any, are provided to the Purchaser promptly upon receipt of the documents but in no event later than three (3) Business Days after receipt of such documents by the Sellers and the EMEA Sellers), and the managing underwriters, if any, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus included therein (including any issuer free writing prospectus related thereto) and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Purchaser’s books and records, officers, accountants and other advisors. The Purchaser shall not file any such Registration Statement or prospectus (including any issuer free writing prospectus related thereto) or any amendments or supplements thereto with respect to any registration pursuant to which the Sellers, the EMEA Sellers, their counsel, or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Purchaser, such filing is necessary to comply with applicable Law.
     (ii) Notify the Sellers, the EMEA Sellers and the managing underwriter(s), if any, promptly (A) when a prospectus or any prospectus supplement, issuer free writing prospectus or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any other Government Entity for amendments or supplements to the Registration Statement or related prospectus or issuer free writing prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement of the Purchaser or the initiation of any proceedings for that purpose, (D) if at any time the representations and warranties of the Purchaser contained in any agreement related to the Registrable Securities (including this Agreement and any underwriting agreement contemplated hereunder) cease to be true and correct, (E) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable

Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (F) of the happening of any event that makes any statement made in such Registration Statement or related prospectus or issuer free writing prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus, documents or issuer free writing prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of any prospectus or issuer free writing prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (iii) Use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the reasonably earliest practical date.
     (iv) If requested by the managing underwriter(s), if any, or the Sellers and the EMEA Sellers, promptly include in a prospectus supplement, post-effective amendment or issuer free writing prospectus such information as the managing underwriter(s), if any, or the Sellers and the EMEA Sellers may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement, such post- effective amendment or issuer free writing prospectus as soon as practicable after the Purchaser has received such request.
     (v) Furnish or make available to the Sellers, the EMEA Sellers and each managing underwriter, if any, without charge, such number of conformed copies of the Registration Statement and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by the Sellers, the EMEA Sellers, counsel or managing underwriter(s)), and such other documents, as the Sellers, the EMEA Sellers or such managing underwriter(s) may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from the SEC or any other Government Entity relating to such offering.
     (vi) Deliver to the Sellers, the EMEA Sellers and the managing underwriter(s), if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus and any issuer free writing prospectus related to any such prospectuses) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Purchaser, subject to Section 8.5(b), hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the Sellers, the EMEA Sellers and the managing underwriter(s), if any, in connection with the offering and sale of the Registrable

Securities covered by such prospectus and any such amendment or supplement thereto.
     (vii) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the Sellers, the EMEA Sellers, the managing underwriter(s), if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any Seller, EMEA Seller or managing underwriter(s) reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the Effective Period and to take any other action that may be necessary or advisable to enable the Sellers and the EMEA Sellers to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Purchaser will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.
     (viii) Cooperate with the Sellers, the EMEA Sellers and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving a written representation from the Sellers and the EMEA Sellers that the Registrable Securities represented by the certificates so delivered by the Sellers and the EMEA Sellers will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter(s), if any, or the Sellers and the EMEA Sellers may request at least two (2) Business Days prior to any sale of Registrable Securities.
     (ix) Upon the occurrence of any event contemplated by Section 8.5(a)(ii)(B) through Section 8.5(a)(ii)(F), at the request of the Sellers and the EMEA Sellers, prepare and file with the SEC a supplement or post-effective amendment to such Registration Statement, prospectus or issuer free writing prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     (x) Prior to the effective date of the Registration Statement, provide a CUSIP number for the Registrable Securities (if the Registrable Securities do not already have a CUSIP number) and make the Registrable Securities eligible for settlement and transfer through the facilities of The Depository Trust Company (“DTC”).
     (xi) So long as the Common Stock is listed on any United States securities exchange, quotation system or market, use its commercially reasonable efforts to cause all of the Shares to be listed on such exchange, quotation system or market.
     (xii) Provide and cause to be maintained a transfer agent or registrar, as applicable, for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.
     (xiii) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the Sellers, the EMEA Sellers or by the managing underwriter(s), if any, to expedite or facilitate the disposition of such Registrable Securities, and in connection therewith, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the Sellers, the EMEA Sellers and the managing underwriter(s), if any, with respect to the business of the Purchaser and its Subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the Purchaser in its underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its commercially reasonable efforts to furnish to the Sellers and the EMEA Sellers opinions of counsel to the Purchaser and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and counsel to the Sellers and the EMEA Sellers), addressed to the Sellers, the EMEA Sellers and each of the managing underwriter(s), if any, covering the matters customarily covered in opinions provided by the Purchaser in its underwritten offerings and such other matters as may be reasonably requested by such counsel and managing underwriter(s), (iii) use its commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent registered public accounting firm of the Purchaser (and, if necessary, any other independent registered public accounting firm of any Subsidiary of the Purchaser or of any business acquired by the Purchaser for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to the Sellers and the EMEA Sellers (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with the Purchaser’s underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions substantially to the effect set forth in Section 8.8 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the Sellers, the EMEA Sellers and the managing underwriter(s) and (v) deliver such documents and certificates as may be reasonably requested by the Sellers, the EMEA Sellers, their counsel and the managing underwriter(s), if any, to evidence the continued

validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Purchaser. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.
     (xiv) Not later than the effective date of the Shelf Registration Statement, cause the Indenture to be qualified under the Trust Indenture Act of 1939 (as amended, the “TIA”); and, in connection therewith, cooperate with the Trustee to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the TIA and execute, and use its reasonable best efforts to cause the Trustee to execute, all documents as may be required to effect such changes, and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner.
     (xv) If requested by the lead manager for any underwritten offering of any Convertible Notes, the Purchaser shall at its own expense, use its best efforts to (a) if the Convertible Notes have been rated prior to such underwritten offering, confirm such ratings will apply to the Convertible Notes to be offered in such underwritten offering, or (b) if the Convertible Notes were not previously rated, cause the Convertible Notes to be offered in such offering to be rated by such rating agencies, as requested by the managing underwriters of such underwritten offering.
          (b) Each of the Parties will treat all notices of proposed transfers and registrations, and all information relating to any periods of suspension of the Shelf Registration Statement under Section 8.1(a) received from the other party with the strictest confidence (and in accordance with the provisions of Section 5.11) and will not disseminate such information. Nothing herein shall be construed to require the Purchaser or any of its Affiliates to make any public disclosure of information at any time. In the event the Purchaser has notified the Sellers and the EMEA Sellers of any occurrence of any event contemplated by Section 8.5(a)(ii)(B) through Section 8.5(a)(ii)(F) then the Sellers and the EMEA Sellers shall not deliver such prospectus or issuer free writing prospectus to any purchaser and will forthwith discontinue disposition of any Registrable Securities covered by such Registration Statement, prospectus or issuer free writing prospectus unless and until a supplement or post-effective amendment to such prospectus or issuer free writing prospectus has been prepared and filed as set forth in Section 8.5(a)(ix) or until the Purchaser advises the Sellers and the EMEA Sellers in writing that the use of such prospectus or issuer free writing prospectus may be resumed.
          SECTION 8.6. Cooperation by Management. The Purchaser shall make available members of the management of the Purchaser and its Affiliates for reasonable assistance in the selling efforts relating to any offering of the Registrable Securities, to the extent customary for such offering (including, without limitation, to the extent customary, senior management attendance at due diligence meetings with prospective investors or underwriters and their counsel and if requested by the lead underwriter with respect to any underwritten offering “road shows” at a time that does not unreasonably interfere with the operation of the business either by conference call or, if in person, at a location acceptable to the Purchaser acting reasonably), and for such assistance as is reasonably requested by the Sellers, the EMEA Sellers and their counsel in the selling efforts relating to any such offering; provided, however, that management need only be made available for one offering in any 6-month period.
          SECTION 8.7. Registration Expenses and Legal Counsel. The Purchaser shall pay all reasonable fees and expenses incident to the performance of or compliance with its obligations under this Article VIII, including (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with all applicable securities exchanges and/or the Financial Industry Regulatory Authority, Inc., and (B) of compliance with securities or “blue sky” laws including any fees and disbursements of counsel for the underwriter(s) in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 8.5(a)(viii), (ii) printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with DTC and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter(s), if any, or by the Sellers and the EMEA Sellers), (iii) messenger, telephone and delivery expenses of the Purchaser, (iv) fees and disbursements of counsel for the Purchaser, (v) expenses of the Purchaser incurred in connection with any “road show” and (vi) fees and disbursements of all independent registered public accounting firms (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to this Agreement) and any other persons, including special experts, retained by the Purchaser other than the fees and expenses of KPMG or any other accounting firm in connection with the preparation or audit of the Audited Financial Statements or the Additional Statements or any comfort given thereon (“Nortel Accounting Expenses”). For the avoidance of doubt, the Purchaser shall not be required to pay underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities pursuant to any Registration Statement, the fees and expenses of counsel for the underwriter selected by the Sellers and the EMEA Sellers, the Nortel Accounting Expenses or any other expenses of the Sellers and the EMEA Sellers. In addition, the Purchaser shall bear all of its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Common Stock issuable upon conversion of Convertible Notes on any securities exchange or inter-dealer quotation system and the fees and expenses of any Person, including special experts, retained by the Purchaser.
          SECTION 8.8. Indemnification.
          (a) As a condition to any Seller’s or EMEA Seller’s inclusion in a Registration Statement as a selling shareholder, such Seller or EMEA Seller shall, severally and not jointly, indemnify the Purchaser, each person, if any, who controls the Purchaser within the meaning of the Securities Act or the Exchange Act, and each officer or director of the Purchaser, against all losses, claims, damages or liabilities (including any loss, damage, claim or liability under the Securities Act, the Exchange Act, state securities laws or otherwise) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and each agrees, severally and not jointly, to reimburse the Purchaser and each such officer, director and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, damage, liability or action, provided, however, that any Seller or EMEA Seller shall only be liable hereunder in any such case if and only to the extent that any such loss, claim, damage, liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information pertaining to such Seller or EMEA Seller, as such, as furnished in writing to the Purchaser by or on behalf of the Sellers or the EMEA Sellers, respectively, specifically for use in the preparation thereof, provided, further, however, that the liability of each of the Sellers and the EMEA Sellers hereunder shall not in any event exceed the net proceeds received by such Seller or EMEA Seller from the sale of Registrable Securities covered by such Registration Statement. The Purchaser will indemnify and hold harmless each of the Sellers and the EMEA Sellers selling Registrable Securities registered on such Registration Statement and each other person, if any, who controls any of them within the meaning of the Securities Act or Exchange Act, and each officer, director or agent of any of them, against any losses, claims, damages or liabilities (including any loss, damage, claim or liability under the Securities Act, the Exchange Act or state securities Laws) or otherwise to the extent such losses, claims, damages or liabilities arise out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and the Purchaser will reimburse each such Seller and EMEA Seller and each such officer, director, agent and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Purchaser will not be liable hereunder in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus or final prospectus or any such amendment or supplement, in reliance upon and in conformity with information pertaining to any of the Sellers or the EMEA Sellers, as such, as furnished in writing to the Purchaser by or on behalf of any of them specifically for use in the preparation thereof. The Purchaser shall bear all costs and expenses associated with the registration of the Registrable Securities as specified in Article VIII and the preparation and filing of such Registration Statement, the Purchaser’s outside counsel, NASDAQ and “blue sky” registration and filing fees and transfer agents’ and registrars’ fees and legal fees and disbursements of counsel to the Sellers or the EMEA Sellers.
          (b) If the indemnification provided for in Section 8.8(a) is unavailable to a Person intended to be indemnified under Section 8.8(a) (an “Indemnitee”) in respect of any losses, damages, claims or liabilities referred to herein, then, as a condition to any Seller’s or EMEA Seller’s inclusion in such Registration Statement as a selling shareholder, the Person who was to provide the indemnity under Section 8.8(a) (an “Indemnitor”), in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, damages, claims or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee and the Persons acting on behalf of or controlling the Indemnitor or the Indemnitee in connection with the statements or omissions or violations which resulted in such losses, damages, claims or liabilities, as well as any other relevant equitable considerations. If the indemnification described in Section 8.8(a) is unavailable to an Indemnitee, the relative fault of the Indemnitor and the Indemnitee and Persons acting on behalf of or controlling the Indemnitor or the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnitor or the Indemnitee or the Persons acting on behalf of or controlling the Indemnitor or the Indemnitee and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Indemnitor shall not be required to contribute pursuant to this Section 8.8(b) if there has been a settlement of any proceeding affected without its written consent. No claim against the assets of the Sellers or the EMEA Sellers shall be created by this Section 8.8(b), except as and to the extent permitted by applicable Law. Notwithstanding the foregoing, no Seller or EMEA Seller shall be required to make a contribution in excess of the net amount received by such Seller or EMEA Seller from the sale of the Registrable Securities in the offering giving rise to such liability.
          SECTION 8.9. Trading Limitation. The Sellers and EMEA Sellers agree that (i) none of them will transfer any Convertible Notes or the right to receive the Convertible Notes other than (w) to the Sellers, the EMEA Sellers or their respective subsidiaries, (x) distributions to the Sellers’ or the EMEA Sellers’ creditors and other stakeholders, either directly or indirectly through a liquidating trust or other similar vehicle, whether pursuant to a plan of compromise and/or arrangement, plan of reorganization, plan of liquidation, scheme of arrangement, or otherwise, (y) through a “block trade” or a broadly marketed offering effected through an internationally recognized convertible bond dealer (“Recognized Dealer”) in accordance with Section 8.1 or (z) outside the context of clause (y), with the consent of the Purchaser, to a Recognized Dealer in accordance with applicable securities laws, which consent of the Purchaser shall not be unreasonably withheld or delayed (it being understood that such consent may be withheld unless such Recognized Dealer provides Purchaser with reasonable assurances that the Convertible Notes will not ultimately be placed in an unreasonably concentrated manner); and (ii) to the extent the Convertible Notes have been converted into Common Stock, the aggregate amount of Shares sold for the account of the Sellers and EMEA Sellers collectively, whether pursuant to a Registration Statement or otherwise, shall not exceed the Daily Trading Limit.
          SECTION 8.10. Agent of Sellers. The Sellers, the EMEA Sellers or any of them may act through the Distribution Agent in connection with the exercise of any rights or the performance of any actions or obligations under this Article VIII.
          SECTION 8.11. Liquidated Damages.
            In the event that (i) the Purchaser has not filed the Shelf Registration Statement on or before the date on which such registration statement is required to be filed pursuant to Section 8.1(a), or (ii) any Shelf Registration Statement required by Section 8.1(a) hereof is filed and declared effective but shall thereafter either be withdrawn by the Purchaser in violation of its obligations in Section 8.1 (a), or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) and (ii), a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, as liquidated damages for such Registration Default, subject to the provisions of Section 11.13, liquidated damages shall accrue on the Aggregate Principal Amount at a per annum rate of 0.25% for the first 90 days of the Registration Default Period, and at a per annum rate of 0.50% thereafter for the remaining portion of the Registration Default Period.
ARTICLE IX
CONDITIONS TO THE CLOSING
          SECTION 9.1. Conditions to Each Party’s Obligation. The Parties’ obligation to effect, and, as to the Purchaser, to cause the relevant Designated Purchasers to effect, the Closing is subject to the satisfaction or the express written waiver of the Primary Parties, at or prior to the Closing, of the following conditions:
          (a) Regulatory Approvals. All Regulatory Approvals shall have been obtained.
          (b) No Injunctions or Restraints. There shall not be in effect any Law or Order of any court or other Government Entity in the U.S., Canada or the United Kingdom (in respect of the transactions contemplated under the EMEA Asset Sale Agreement) prohibiting the consummation of the transactions contemplated hereby and there shall not be any proceeding pending by any Government Entity in the U.S., Canada or the United Kingdom seeking such prohibition.
          (c) Bidding Procedures Order and Canadian Sales Process Order. The U.S. Bidding Procedures Order and the Canadian Sales Process Order shall have been entered and shall not have been stayed as of the Closing Date and such orders shall have become Final Orders.
          (d) U.S. Sale Order and Canadian Approval and Vesting Order. The U.S. Sale Order and the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed and (x) such orders shall have become Final Orders, (y) following Closing any such appeal of either such Order shall become moot under applicable Law or (z) any ruling or order by the court in respect of the issue on appeal could not reasonably be expected to have a material adverse effect on the Purchaser or the Business taken as a whole.
          (e) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in clauses 15.1, 15.2 and 15.3 thereof (other than the condition regarding the satisfaction of the conditions hereunder) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.
          (f) Consummation of Closing under EMEA Asset Sale Agreement. The transaction contemplated by the EMEA Asset Sale Agreement shall be completed simultaneously with the Closing hereunder.

          SECTION 9.2. Conditions to Sellers’ Obligation. The Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Main Sellers), at or prior to the Closing, of each of the following conditions:
          (a) No breach of Representations and Warranties. Each of the representations and warranties set forth in Article III (other than the representations and warranties set forth in Section 3.7 if the Purchaser exercises the Cash Replacement Election in full), disregarding all materiality and material adverse effect qualifications contained therein, shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that has not had or would not reasonably be expected to have individually or in the aggregate (i) a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby or (ii) a material adverse effect on the assets, liabilities, results of operations or condition (financial or otherwise) of the Purchaser and its subsidiaries taken as a whole.
          (b) No breach of Covenants. The material covenants, obligations and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall not have been breached in any material respect.
          (c) Notification of NASDAQ for Listing. The Purchaser has submitted a notification of listing of the Shares to NASDAQ, such listing to be effective as of the Closing Date, subject to the filing of required documentation, notice of issuance and/or other usual requirements at least fifteen (15) days prior to the Closing Date and has not received any notification of objection from NASDAQ with respect to such listing.
          (d) Purchaser’s Deliveries. Each of the deliveries required to be made by the Purchaser pursuant to Sections 2.3.2(b), and 2.3.2(e) shall have been so delivered.
          SECTION 9.3. Conditions to Purchaser’s Obligation. The Purchaser’s obligation to effect, and to cause the relevant Designated Purchasers to effect, the Closing shall be subject to the fulfillment (or express written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:
          (a) No breach of Representations and Warranties. Each of the representations and warranties set forth in Article IV, disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except in each case for any failure to be true and correct that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) No breach of Covenants. The material covenants, obligations and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall not have been breached in any material respect, provided that a failure by the Sellers to achieve First Day Ready (as defined in Section 5.28 of the Sellers Disclosure Schedule) on or before April 30, 2010 shall not fall within the scope of this condition.

          (c) Sellers’ Deliveries. Each of the deliveries required to be made by the Sellers pursuant to Section 2.3.2(f) shall have been so delivered except if such deliverable is a Non-Assigned Contract in respect of which a Consent is outstanding.
          (d) Financial Statements. The Sellers shall have delivered to the Purchaser at least five (5) days prior to the Closing Date, the Audited Financial Statements and Unaudited September 30, 2008 Financial Statements as required by and pursuant to Section 5.26 hereof and the Audited Financial Statements and Unaudited September 30, 2008 Financial Statements shall be consistent in all material respects with the Financial Statements for such periods that are included in the Financial Statements (other than to the extent such differences arise from the differences between the carve-out accounting guidelines promulgated by the SEC and the principals used to allocate corporate overhead used by the Sellers in preparing the Financial Statements).
          (e) Carling Property. The premises in Lab 10 of the Carling Property to be leased to the Purchaser in accordance with the Carling Property Lease Agreements shall not have been destroyed or substantially damaged.
ARTICLE X
TERMINATION
          SECTION 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Primary Parties;
          (b) by either Primary Party, upon written notice to the other:
     (i) if the Closing does not take place on or before April 30, 2010.
     (ii) in the event of a material breach by such other Primary Party of such other Primary Party’s representations, warranties, agreements or covenants set forth in this Agreement, which breach (x) would result in a failure of the conditions to Closing set forth in Section 9.1(a), Section 9.2(a), Section 9.2(b), Section 9.3(a) or Section 9.3(b), as applicable, and (y) is not cured within 30 days from receipt of a written notice from the non-breaching Primary Party;
     (iii) if the U.S. Bidding Procedures Order and the Canadian Sales Process Order are not entered by the respective courts by October 19, 2009 in the case of any termination pursuant to this clause (iii) by the Purchaser or October 30, 2009 in the case of any termination pursuant to this clause (iii) by the Main Sellers, provided however, that the Main Sellers shall only have the right to terminate pursuant to this Section 10.1(b)(iii) if they are not otherwise in breach of Section 5.1 or Section 5.2;
     (iv) if the U.S. Sale Order and Canadian Approval and Vesting Order are not entered into by December 17, 2009;

     (v) upon the entry of an order by the Bankruptcy Court authorizing an Alternative Transaction;
     (vi) if the EMEA Asset Sale Agreement is terminated in accordance with its terms;
     (vii) if a Government Entity in the U.S., Canada or the United Kingdom issues a ruling or Final Order prohibiting the transactions contemplated hereby; or
     (viii) if the Auction is not completed by December 11, 2009;
          (c) by the Purchaser in the event that the Sellers fail to consummate the Closing in breach of Section 2.3, within ten (10) Business Days of a written demand by the Purchaser to consummate the Closing;
          (d) by the Purchaser if any of the Sellers withdraw or seek authority to withdraw the Canadian Approval and Vesting Order Motion or the U.S. Bidding Procedures and Sale Motion, or publicly announce any stand-alone plan of reorganization or plan of arrangement in respect of the Business or liquidation or winding up of all or substantially all of the Assets or the EMEA Assets or any of the Sellers or the EMEA Sellers (or support any such plan filed by any other Person);
          (e) by the Main Sellers upon the entry of an order by the Bankruptcy Court authorizing a Sponsored Reorganization Plan; or
          (f) by the Purchaser if premises in Lab 10 of the Carling Property to be leased to the Purchaser in accordance with the Carling Property Lease Agreements is destroyed or substantially damaged, provided, however, that the right to terminate this Agreement pursuant to Section 10.1(b)(i), Section 10.1(b)(ii), Section 10.1(b)(iii), Section 10.1(b)(iv), Section 10.1(b)(vi) and Section 10.1(b)(viii) shall not be available to any Party whose breach hereof has been the principal cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such clauses; and further provided however, that a Party shall not be permitted to terminate under Section 10.1(b)(ii) if such Party is then itself in material breach of this Agreement.
          SECTION 10.2. Termination Payments.
          (a) In the event that this Agreement is terminated by either Primary Party pursuant to Section 10.1(b)(v) or by the Purchaser pursuant to Section 10.1(b)(ii), Section 10.1(c) or Section 10.1(d) or by the Main Sellers pursuant to Section 10.1(b)(iii), Section 10.1(b)(iv), Section 10.1(b)(viii) or Section 10.1(e) or in the event that the EMEA Asset Sale Agreement is terminated by the Purchaser pursuant to clause 15.4.4 or clause 15.4.5 of the EMEA Asset Sale Agreement, then the Sellers shall pay to the Purchaser in immediately available funds, (i) within two (2) Business Days following such termination (other than with respect to any termination pursuant to Section 10.1(b)(v)) or (ii) within two (2) Business Days following the consummation of an Alternative Transaction that is consummated at any time on or prior to the date that is twelve (12) months following any termination pursuant to Section 10.1(b)(v), a cash fee equal to $10,696,000 (the “Break-Up Fee”). Additionally, if this Agreement is terminated by either Party pursuant to Section 10.1 (other than Section 10.1(a) or by Sellers pursuant to Section 10.1(b)(ii) or pursuant to Section 10.1(b)(vi) to the extent that no EMEA Expense Reimbursement (as defined in the EMEA Asset Sale Agreement) is payable under the EMEA Asset Sale Agreement), the Sellers shall pay to the Purchaser an amount in cash equal to the total amount of all reasonable and documented fees, costs and expenses incurred by the Purchaser in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all filing and notification fees, and all fees and expenses of the Purchaser and its Affiliates in an amount not to exceed $3,565,333 (the “Expense Reimbursement”). The Sellers acknowledge and agree that the Expense Reimbursement is a reasonable amount given the size and complexity of the transactions contemplated by this Agreement. The Expense Reimbursement shall be paid by wire transfer or other means acceptable to the Purchaser not later than two (2) Business Days following the receipt by the Main Sellers of a written notice from the Purchaser describing the fees and expenses which constitute the Expense Reimbursement in reasonable detail (the “Expense Reimbursement Notice”).
          (b) Notwithstanding anything to the contrary in this Agreement, the payment of any fees payable pursuant to Section 10.2(a) shall be the sole and exclusive remedy of the Purchaser, whether at Law or in equity, under this Agreement in the event this Agreement is terminated in accordance with Article X and the Purchaser is paid such fees.
          (c) The Sellers’ obligation to pay the Expense Reimbursement and the Break-Up Fee pursuant to this Section 10.2 shall survive termination of this Agreement and shall, to the extent owed by the U.S. Debtors, constitute an administrative expense of the U.S. Debtors under Section 503(b) of the U.S. Bankruptcy Code.
          (d) Notwithstanding anything to the contrary herein, the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement pursuant to this Section 10.2 is expressly subject to entry of the U.S. Bidding Procedures Order and the Canadian Sales Process Order.
          SECTION 10.3. Effects of Termination. If this Agreement is terminated pursuant to Section 10.1:
          (a) all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other except for the provisions of (i) Section 5.7 (Public Announcements), (ii) Section 5.10 (Transaction Expenses), (iii) Section 5.11 (Confidentiality), (iv) Section 7.4(b)(ii) (Other Employee Covenants), (v) Section 10.1 (Termination) (vi) Section 10.2 (Termination Payments), (vii) Section 10.3 (Effects of Termination) and (vii) Article XI (Miscellaneous); provided, that neither the termination or anything in this Section 10.3 shall relieve any Party hereto from liability for any breach of this Agreement occurring before the termination hereof and thereof;

          (b) except as required by applicable Law, the Purchaser shall return to the Sellers or destroy all documents, work papers and other material of any of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
          (c) the provisions of the Confidentiality Agreement will continue in full force and effect.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.1. Survival of Representations and Warranties or Covenants.
          (a) No representations or warranties, covenants or agreements of the Sellers or the Other Sellers in this Agreement shall survive beyond the Closing Date, except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which shall survive until satisfied in accordance with their terms. For the avoidance of doubt, the covenants of the Sellers in Section 5.26, Article VI and Article VIII shall survive until fully discharged.
          (b) No representations or warranties, covenants or agreements of the Purchaser in this Agreement shall survive beyond the Closing Date, except the representations and warranties, covenants and agreements of the Purchaser set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.7 (unless the Purchaser exercises the Cash Replacement Election in full), Section 5.27 and Section 5.36 shall survive beyond the Closing Date, as shall any covenants and agreements set forth in Article VI and Article VIII and covenants and agreements of the Purchaser that by their terms are to be satisfied after the Closing Date, which shall survive until satisfied in accordance with their terms.
          SECTION 11.2. Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement or the documents referred to in this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.
          SECTION 11.3. Third-Party Beneficiaries. The acknowledgements, rights, undertakings, representations or warranties contained in this Agreement and expressed to be for the benefit of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators (including the provisions of Section 2.2, Section 3.7, Section 5.4(c), Section 5.27, Section 5.37, Section 6.8, Section 6.9, Section 5.28 of the Sellers Disclosure Schedule (other than subsection (k)) and Article VIII) (collectively, the “Third Party Provisions”) shall inure to, are expressly intended to be for the benefit of, and shall be enforceable by, each of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators (and their applicable successors or representatives) (the “Third Party Beneficiaries”), as applicable, and shall be binding on the Purchaser and its successors and assigns. In the event that any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (b) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Party, assumes the obligations thereof contained in the Third Party Provisions or otherwise in this Agreement. Except as provided in this Section 11.3, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          SECTION 11.4. Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the Ancillary Documents shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be. Notwithstanding the foregoing provisions of this Section 11.4, (a) no Third Party Beneficiary shall be deemed to have waived any Third Party Provision unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver and (b) no Third Party Provision shall be amended, altered or qualified except by an instrument in writing signed by all the parties hereto and the Third Party Beneficiaries affected by such amendment, alteration or qualification.
          SECTION 11.5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether directly or indirectly) by any Party without the prior written consent of the other Party, which consent may be withheld in such party’s sole discretion, except for (i) direct assignment by any Seller to an Affiliate (provided that the applicable Seller remains liable jointly and severally with its assignee Affiliate for the assigned obligations), (ii) direct assignment by the Purchaser to a Designated Purchaser (provided that the Purchaser remains liable jointly and severally with its assignee Designated Purchaser for the assigned obligations), (iii) direct assignment by a U.S. Debtor to a succeeding entity following such U.S. Debtor’s emergence from Chapter 11, and (iv) direct assignment by any of the Canadian Debtors pursuant to any plan of arrangement approved by the Canadian Court, which will not require the consent of the Purchaser.
          SECTION 11.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
          (a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.
          (b) To the fullest extent permitted by applicable Law, each Party: (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement, or the transactions contemplated hereby shall be brought only in (a) either the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Cases or the Canadian Court, if brought prior to the termination of the CCAA Cases and (b) in the United States District Court for the Southern District of New York or, if that court lacks subject matter jurisdiction, the Supreme Court of the State of New York, County of New York (collectively, the “New York Courts”) or the Superior Court of Justice for the Province of Ontario (“Ontario Court”), if brought after entry of a final decree closing the Chapter 11 Cases and termination of the CCAA Cases, and shall not be brought in each case, in any other court in the United States of America, Canada or any court in any other country; (ii) agrees to submit to the jurisdiction of the U.S. Bankruptcy Court, the Canadian Court, the New York Courts and the Ontario Court, as applicable, pursuant to the preceding clauses (i)(a) and (b) for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such action brought in any such court or any claim that any such action brought in such court has been brought in an inconvenient forum; (iv) agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.7 or any other manner as may be permitted by Law should be valid and sufficient service thereof; and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment and in any other manner provided by applicable Law.
          (c) Section 11.6(b) shall not limit the jurisdiction of (i) the Accounting Arbitrator set forth in Section 2.2.4.1(b) with respect to all disputes hereunder which the Parties have agreed to be arbitrated by the Accounting Arbitrator, or (ii) the TSA Arbitrator set forth in Section 5.28(m)(i) of Section 5.28 of the Sellers Disclosure Schedule with respect to all disputes thereunder which the Parties have agreed to be arbitrated by the TSA Arbitrator, although claims described in the foregoing may be asserted in the courts referred to in Section 11.6(b) for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator and the TSA Arbitrator.
          (d) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
          SECTION 11.7. Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.7.
If to the Purchaser to:
Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Attention: David Rothenstein,
                    Senior Vice President and General Counsel
Facsimile: +1-410-865-8001
With copies (that shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004
Attention: David S. Dantzic
                    Joseph A. Simei
Facsimile: +1-202-637-2201
and
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9
Attention: Brian M. Pukier
Facsimile: +1-416-947-0866
If to the Main Sellers or the Sellers, to:
Nortel Networks Corporation
5945 Airport Road
Suite 360
Mississauga, ON L4V 1R9
Attention: Anna Ventresca
                    General Counsel — Corporate and Corporate Secretary
Facsimile: +1-905-863-7739
and
Nortel Networks Limited
5945 Airport Road

Suite 360
Mississauga, ON L4V 1R9
Attention: Anna Ventresca
                    General Counsel — Corporate and Corporate Secretary
Facsimile: +1-905-863-7739
and
Nortel Networks Inc.
Legal Department
220 Athens Way, Suite 300
Nashville, Tennessee 37228
Attention: Lynn C. Egan
                    Assistant Secretary
Facsimile: +1-615-432-4067
With copies (that shall not constitute notice) to:
Nortel Networks Inc.
Legal Department
220 Athens Way, Suite 300
Nashville, Tennessee 37228
Attention: Robert Fishman
                    Senior Counsel
Facsimile: +1-347-427-3815 & +1-615-432-4067
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Daniel S. Sternberg
Facsimile: +1-212-225-3999
and
Ogilvy Renault LLP
200 Bay Street
Suite 3800, P.O. Box 84
Royal Bank Plaza, South Tower
Toronto, Ontario M5J 2Z4
Attention: Michael J. Lang
Facsimile: +1-416-216-3930

and
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street
Nashville, Tennessee 37201
Attention: Robert J. Looney
Facsimile: +1-615-744-5647
     Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the calendar day after deposit with a reputable overnight courier service, as applicable.
          SECTION 11.8. Exhibits; Sellers Disclosure Schedule.
          (a) The Sellers Disclosure Schedule and the Exhibits attached hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.
          (b) For purposes of the representations and warranties of the Sellers contained in this Agreement, disclosure in any Section of the Sellers Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Sellers calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent from the Sellers Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any Section of the Sellers Disclosure Schedule or other document delivered by the Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
          SECTION 11.9. Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.10. No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.
          SECTION 11.11. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (i) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (ii) as for any other jurisdiction, any provision of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.
          SECTION 11.12. Entire Agreement.
          (a) This Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements and the Confidentiality Agreement set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral, are superseded by this Agreement, the Ancillary Agreements and the Confidentiality Agreement, and all such prior or contemporaneous understandings, agreements, representations and warranties are hereby terminated. In the event of any irreconcilable conflict between this Agreement and any of the Ancillary Agreements or the Confidentiality Agreement, the provisions of this Agreement shall prevail, regardless of the fact that certain Ancillary Agreements, such as the Local Sale Agreement, may be subject to different governing Laws (unless the Ancillary Agreement expressly provides otherwise).
          (b) For the sake of clarity, the provisions of the EMEA Asset Sale Agreement have been drafted separately from the provisions in the body of this Agreement to reflect differing market practices in the countries of jurisdiction of the EMEA Sellers. Unless the context specifically requires, the provisions contained in the body of this Agreement and the provisions of the EMEA Asset Sale Agreement shall be interpreted independently and without reference to each other.
          SECTION 11.13. Availability of Equitable Relief. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement that it is required to perform were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 11.13 and Section 10.2(a), each Party shall be entitled to equitable relief to prevent or remedy breaches of this Agreement prior to the Closing, and for any breach of Section 5.36, Section 8.1, Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Section 8.6 following the Closing, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement. For avoidance of doubt, under no circumstances shall the Sellers be liable for punitive damages or indirect, special, incidental, or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof, including damages alleged as a result of tortious conduct.

          SECTION 11.14. Bulk Sales Laws. Each Party waives compliance by the other Party with any applicable bulk sales Law.
          SECTION 11.15. Main Sellers as Representatives of Other Sellers.
          (a) For all purposes of this Agreement:
     (i) each Other Seller listed in Section 11.15(a)(i) of the Sellers Disclosure Schedule hereby irrevocably appoints NNC as its representative;
     (ii) each Other Seller listed in Section 11.15(a)(ii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNL as its representative; and
     (iii) each Other Seller listed in Section 11.15(a)(iii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNI as its representative.
          (b) Pursuant to Section 11.15(a), each of NNC, NNL and NNI shall expressly have the power to, in the name and on behalf of each of its Respective Affiliates (as defined below), (i) make all decisions and carry out any actions required or desirable in connection with this Agreement, (ii) send and receive all notices and other communications required or permitted hereby, and (iii) consent to any amendment, waivers and modifications hereof.
          (c) For the purposes of this Agreement, “Respective Affiliates” means: (i) with respect to NNC, each Other Seller listed in Section 11.15(a)(i) of the Sellers Disclosure Schedule; (ii) with respect to NNL, each Other Seller listed in Section 11.15(a)(ii) of the Sellers Disclosure Schedule, and (iii) with respect to NNI, all the other U.S. Debtors and each Other Seller listed in Section 11.15(a)(iii) of the Sellers Disclosure Schedule.
          (d) Each Respective Affiliate shall indemnify the Main Seller that acts as representative of such Respective Affiliate pursuant to this Section for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees, incurred by such Main Seller without gross negligence, bad faith or willful misconduct, for serving in the capacity of representative of such Respective Affiliate hereunder.
          SECTION 11.16. Obligations of Sellers. When references are made in this Agreement to certain Sellers causing Other Sellers or other Affiliate(s) to undertake (or to not undertake) certain actions, or agreements are being made on behalf of certain Other Sellers or other Affiliates, “Sellers” for purposes of such clause shall be deemed to mean, respectively, NNI (in the case of a U.S. Debtor) and NNL (in the case of a Canadian Debtor — other than NNC — and a Non-Debtor Seller).
          SECTION 11.17. Execution by Other Sellers. The Purchaser hereby acknowledges that the Other Sellers are not executing this Agreement as of the date hereof. This Agreement shall be binding on all parties that have executed this Agreement from the time of such execution, regardless of whether all Sellers have done so. Between the date hereof and the Closing Date, the Main Sellers hereby agree that they shall cause each Other Seller to execute a counterpart to this Agreement as promptly as practicable but in no event later than the day that is sixty (60) days after the date hereof, agreeing to be bound as a Seller under this Agreement and authorizing NNC, NNL or NNI, as applicable, to act as its representative under Section 11.15.
[Remainder of this page intentionally left blank. Signature page follows.]

          IN WITNESS WHEREOF, the Parties have duly executed this Asset Sale Agreement as of the date first written above.

CIENA CORPORATION

Per:	/s/ Gary B. Smith

Gary B. Smith
President and Chief Executive Officer
Signature Page — Asset Sale Agreement

NORTEL NETWORKS CORPORATION

Per:	/s/ Pavi Binning

Pavi Binning
Executive Vice-President, Chief Financial Officer and Chief Restructuring Officer

Per:	/s/ Anna Ventresca

Anna Ventresca
General Counsel — Corporate and Corporate Secretary

NORTEL NETWORKS LIMITED

Per:	/s/ Pavi Binning

Pavi Binning
Executive Vice-President, Chief Financial Officer and Chief Restructuring Officer

Per:	/s/ Anna Ventresca

Anna Ventresca
General Counsel — Corporate and Corporate Secretary

NORTEL NETWORKS INC.

Per:	/s/ Anna Ventresca

Anna Ventresca
Chief Legal Officer
Signature Page — Asset Sale Agreement